                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Section 240.14a-12

                   SUNRISE INTERNATIONAL LEASING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                                PRELIMINARY COPY

                   SUNRISE INTERNATIONAL LEASING CORPORATION
                       5500 WAYZATA BOULEVARD, SUITE 725
                         GOLDEN VALLEY, MINNESOTA 55416

                                                                    May 31, 2000

Dear Stockholder:


You are cordially invited to attend a special meeting of the stockholders of Sunrise International Leasing Corporation to be held on June 28, 2000, at 10:00 a.m., local time, at The DoubleTree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota 55416.


At this meeting, you will be asked to consider and vote on the merger of Sunrise with The King Management Corporation, a company controlled by Sunrise's Chairman of the Board and Chief Executive Officer, Peter J. King, and his affiliates. King Management will continue as the surviving company.

If the merger is completed, you will receive $5.25 in cash for each share of Sunrise common stock you own.

Because two of Sunrise's four directors have a conflict of interest in the transaction, Sunrise's board of directors formed a special committee of the two disinterested directors to mitigate any conflict of interest concerns in evaluating this merger transaction. This special committee negotiated the $5.25 per share merger consideration and other terms of the merger agreement with King Management. The members of the special committee, Thomas R. King and Donald R. Brattain, are not employees of Sunrise or otherwise affiliated with Peter J. King or King Management. The special committee unanimously approved the merger agreement and recommended that the entire board of directors of Sunrise approve it. The board of directors of Sunrise, acting solely on the recommendation of the special committee, unanimously approved the merger agreement and decided to submit it to Sunrise's stockholders for approval.

The special committee and the board of directors believe that the terms and conditions of the merger agreement and the proposed merger are advisable and are fair to and in the best interests of Sunrise's stockholders (other than King Management and its affiliates). THEREFORE, THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT.


The attached notice of meeting and proxy statement describe the proposed merger and the merger agreement. We urge you to read these materials carefully.


In considering the recommendations of the special committee and the entire board of directors, you should be aware that, as discussed above and in more detail in the proxy statement, two of the four members of Sunrise's board of directors have a conflict of interest in recommending approval of the merger agreement because they are affiliated with King Management.

The merger is an important decision for Sunrise and its stockholders. Whether or not you plan to attend the special meeting, I urge you to vote by completing, dating, signing and promptly returning the enclosed proxy card to ensure that your shares will be voted at the meeting.

Sincerely,

Thomas R. King
Chairman of the Special Committee

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This proxy statement and form of proxy are being mailed to Sunrise's stockholders beginning on or about May 31, 2000.

                   SUNRISE INTERNATIONAL LEASING CORPORATION
                       5500 WAYZATA BOULEVARD, SUITE 725
                         GOLDEN VALLEY, MINNESOTA 55416
--------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT
--------------------------------------------------------------------------------


DATE..........................   June 28, 2000



TIME..........................   10:00 a.m., local time



PLACE.........................   The DoubleTree Park Place Hotel, 1500 Park
                                 Place Boulevard, Minneapolis, Minnesota 55416



ITEMS OF BUSINESS.............   - To consider and vote on a proposal to approve
                                   and adopt an Agreement and Plan of Merger dated as of January 31, 2000 between Sunrise International Leasing Corporation and The King Management Corporation, a company controlled by Peter J. King and his affiliates, as amended.


                                 - To transact any other business as may
                                   properly come before the special meeting or any adjournment or postponement of the special meeting.


RECORD DATE...................   You can vote if you were a stockholder of
                                 record on May 25, 2000.


APPRAISAL RIGHTS..............   If you do not vote in favor of approving the
                                 merger agreement and the merger, and you otherwise comply with the applicable statutory procedures of Section 262 of the Delaware
                                 General Corporation Law, you will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger and, you will be entitled to receive, in lieu of the $5.25 merger consideration, payment in cash of the "fair value" of your shares of Sunrise common stock.


                                 A copy of these provisions is included as Appendix D to this proxy statement. We also refer you to the information under the heading "Appraisal Rights" beginning on page 50 of this proxy statement.


VOTING........................   Your vote is important. Please vote in one of
                                 the following two ways:

                                 - attend the special meeting and vote in
                                   person; or


                                 - mark, sign, date and promptly return the
                                   enclosed proxy card in the postage-paid
                                   envelope.


ADDITIONAL MATERIALS..........   In addition to the appendices to this proxy
                                 statement, we are also providing you with a copy of our most recent annual report on Form
                                 10-K for the fiscal year ended March 31, 1999 and our most recent quarterly report on Form
                                 10-Q for the quarter ended December 31, 1999.
                                 These materials are specifically incorporated by reference in this proxy statement and are included to aid you in your consideration of the merger.

                               TABLE OF CONTENTS
--------------------------------------------------------------------------------


SUMMARY TERM SHEET..................      1
  The Companies.....................      1
  The Merger........................      1
  Vote Required.....................      2
  Consequences of the Merger........      2
  Recommendations of the Special
     Committee and Sunrise's Board
     of Directors...................      2
  Interests of Certain Persons in
     the Merger.....................      3
  Conditions to the Merger..........      3
  Termination of the Merger
     Agreement......................      3
  No Solicitation...................      4
  Termination Fee...................      4
  Reasons for the Merger............      4
  Fairness Opinion of U.S. Bancorp
     Piper Jaffray..................      5
  Agreement to Facilitate the
     Merger; Security Ownership of
     Management.....................      5
  Appraisal Rights..................      5
  Financing; Source of Funds........      5
  Reorganization Prior to the
     Merger.........................      6
  Material Federal Income Tax
     Consequences...................      6
  Accounting Treatment..............      6
  Stockholder Lawsuits Challenging
     the Merger.....................      6
  Questions About the Merger........      7
QUESTIONS AND ANSWERS ABOUT THE
  SPECIAL MEETING...................      8
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING INFORMATION.......      9
INFORMATION CONCERNING THE SPECIAL
  MEETING...........................     10
  Date, Time, and Place.............     10
  Purpose...........................     10
  Record Date and Quorum
     Requirement....................     10
  Solicitation, Revocation and Use
     of Proxies.....................     10
  Voting Procedures.................     11
  Vote Required.....................     11
  Agreement to Facilitate the
     Merger.........................     11
  Voting on Other Matters...........     12
  Additional Voting Information.....     12
  Appraisal Rights..................     12
SPECIAL FACTORS.....................     13
  Background of the Merger..........     13
  Recommendations of the Special
     Committee and the Board of
     Directors; Reasons for the
     Merger.........................     17
  Opinion of the Financial Advisor
     for the Special Committee......     21
  King Management's Purpose; Reasons
     for and Structure of the
     Merger.........................     27
  Position of King Management as to
     Fairness of the Merger.........     28
  Analysis of Financial Advisor to
     King Management................     28
  Interests of Certain Persons in
     the Merger.....................     32
  Consequences of the Merger........     34
  Benefits and Detriments of the
     Merger to Sunrise and Sunrise's
     Stockholders...................     35
  Plans for Surviving Company After
     the Merger.....................     35
  U.S. Federal Income Tax
     Consequences...................     36
  Accounting Treatment..............     38
  Public Offerings and Repurchases
     of Common Stock................     38
  Financing; Source of Funds........     38
  Fees and Expenses.................     39
  Regulatory Requirements...........     39
  Stockholder Lawsuits Challenging
     the Merger.....................     40
THE MERGER AGREEMENT................     42
  The Merger........................     42
  Time of Closing...................     42

  Exchange and Payment Procedures...     42
  Transfers of Shares...............     42
  Treatment of Stock Options........     42
  Representations and Warranties....     43
  Sunrise's Covenants...............     43
  King Management's Covenants.......     44
  Additional Agreements.............     45
  Conditions........................     45
  Termination of the Merger
     Agreement......................     46
  Termination Fees..................     47
  Expenses..........................     47
  Amendments; Waivers...............     47
  Agreement to Facilitate the
     Merger.........................     48
APPRAISAL RIGHTS....................     50
  You Have a Right to Dissent.......     50
  We Must Provide You Notice........     50
  You Must Perfect Appraisal
     Rights.........................     50
  We Must Provide Each Stockholder
     that has Properly Asserted
     Appraisal Rights Notice........     51
  A Petition Must be Filed in the
     Delaware Chancery Court........     51
  Stockholders May Request
     Information....................     52
  A Court Will Determine
     Stockholders Entitled to
     Appraisal Rights, Fair Value
     and Allocation of Expenses.....     52
  No Right to Vote Appraisal Shares
     or Receive Dividends or
     Distribution on Appraisal
     Shares.........................     52
  Failure to Perfect Appraisal
     Rights.........................     52
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA....................     54
PRO FORMA FINANCIAL INFORMATION.....     55
FINANCIAL PROJECTIONS...............     56
COMMON STOCK MARKET PRICE AND
  DIVIDEND INFORMATION..............     61
COMMON STOCK PURCHASE INFORMATION...     62
  Purchases by Sunrise..............     62
  Purchases by Directors and
     Executive Officers of
     Sunrise........................     63
  Purchases by King Management......     64
  Purchases by Directors and
     Executive Officers of King
     Management.....................     65
  Recent Transactions...............     66
CURRENT MANAGEMENT OF SUNRISE.......     67
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND
  MANAGEMENT........................     69
KING MANAGEMENT.....................     72
RELATED PARTY TRANSACTIONS..........     74
STOCKHOLDER PROPOSALS...............     76
INDEPENDENT ACCOUNTANTS.............     76
WHERE YOU CAN FIND MORE
  INFORMATION.......................     76
DOCUMENTS INCORPORATED BY
  REFERENCE.........................     77


                                   APPENDICES


Appendix A -- Agreement and Plan of Merger, as amended......   A-1
Appendix B -- Agreement to Facilitate Merger................   B-1
Appendix C -- Fairness Opinion of U.S. Bancorp Piper Jaffray
  Inc.......................................................   C-1
Appendix D -- Appraisal Rights -- Section 262 of the
  Delaware General Corporation Law..........................   D-1

                               SUMMARY TERM SHEET
--------------------------------------------------------------------------------

This summary term sheet, together with the "Questions and Answers About the Special Meeting" on the page following this summary term sheet, highlight important selected information from this proxy statement relating to our proposed merger with King Management. This summary term sheet and this question and answer section may not contain all the information that is important to you. To more fully understand the proposed merger and for a more complete description of the legal terms of the proposed merger, you should read carefully this entire proxy statement and all of its appendices before voting on the proposed merger. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary term sheet.


THE COMPANIES (PAGES 54 TO 69)


- Sunrise International Leasing Corporation, a Delaware corporation, is principally engaged in developing market-oriented vendor programs emphasizing customized lease and rental programs for vendors of high technology, telecommunications and other capital equipment, and providing such vendors with lease financing. Sunrise is a publicly-held company. Its common stock trades on the Nasdaq National Market. Approximately 62.6% of its outstanding common stock is held by Peter J. King and his affiliates, including King Management. Sunrise's principal executive office is located at 5500 Wayzata Boulevard, Suite 725, Golden Valley, Minnesota 55416, and its telephone number is (612) 593-1904.

- The King Management Corporation, a Minnesota corporation, is principally engaged in the leasing of computer and other technology equipment, the sale of software and operating coin operated copiers. King Management is a privately-held company owned by Peter J. King and his affiliates. King Management's principal executive office is located at 5500 Wayzata Boulevard, Suite 750, Golden Valley, Minnesota 55416, and its telephone number is (612) 513-3230.


THE MERGER (PAGE 42)


Upon the effectiveness of the merger, Sunrise will be merged with King Management, and King Management will continue as the surviving corporation. The merger will occur according to the terms and conditions of the merger agreement. The merger agreement is described in this proxy statement and is attached to this proxy statement as Appendix A. You should read the description of the merger agreement in this proxy statement under the heading "The Merger Agreement" and the attached merger agreement carefully.

If the merger is completed:

- You will receive $5.25 in cash for each of your shares of Sunrise common stock outstanding at the time of the merger. This cash payment is referred to as the "merger consideration" in this proxy statement.

- Holders of vested options granted under Sunrise's 1991 Stock Option Plan, will receive for each outstanding vested option an amount determined by multiplying
  (1) the excess, if any, of $5.25 over the exercise price per share of the option by (2) the number of shares subject to the option that have vested as of the effective time of the merger, less any amounts needed to pay any applicable withholding of income or payroll taxes. This cash payment is referred to as the "option consideration" in this proxy statement.

- Holders of any unvested options granted under Sunrise's 1991 Stock Option Plan or any options, whether vested or unvested, not granted under Sunrise's 1991 Stock Option Plan, will not receive anything for these outstanding options.

- The executive officers and directors of King Management at the effective time of the merger will be the executive officers and directors of King Management, the surviving company.

VOTE REQUIRED (PAGE 11)



- Under Delaware law, the proposed merger must be approved by a majority of the outstanding shares of Sunrise common stock entitled to vote on the proposed merger at the special meeting (3,633,627 shares).



- In addition, the merger agreement requires the proposed merger to be approved by a majority of the outstanding shares of Sunrise common stock held by Sunrise's stockholders present and entitled to vote in person or by proxy at the special meeting, other than King Management and its stockholders, which stockholders include Peter J. King and Stephen D. Higgins, as trustee under six trust established for the benefit of Peter J. King's two sons, Russell S. and William B. King.



CONSEQUENCES OF THE MERGER (PAGE 34)


After the merger:

- Sunrise will no longer be a public company;

- Sunrise common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of Sunrise common stock under the Securities Exchange Act of 1934 will terminate;

- you will no longer have an interest in or be a stockholder of Sunrise and, therefore, you will not be able to participate in the surviving company's future earnings and growth, if any;

- King Management will be the surviving company and will be privately held; and

- King Management will be wholly owned by a newly-created parent company that will be owned by King Management's existing shareholders, Peter J. King and six separate trusts established for the benefit of William B. King and Russell
  S. King, sons of Peter J. King.


RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND SUNRISE'S BOARD OF DIRECTORS (PAGE
17)



- Sunrise's board of directors formed a special committee consisting of independent directors to act on behalf of Sunrise's stockholders (other than King Management and its affiliates) in considering the merger because Peter J. King and Jeffrey G. Jacobsen are board members and executive officers of both Sunrise and King Management and therefore have conflict of interests in the transaction. The two members of this committee, Thomas R. King and Donald R. Brattain, are not employees of Sunrise or otherwise affiliated with Peter J. King or King Management. In considering the recommendation of the special committee below, you should be aware of these conflicts of interest which present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. For a brief discussion of these interests, we refer you to the summary in the paragraph below and for a more detailed discussion of these interests, we refer you to "Special
  Factors -- Interests of Certain Persons in the Merger," beginning on page 32.



- Based on all the factors the special committee considered, including a written fairness opinion of U.S. Bancorp Piper Jaffray Inc. dated January 27, 2000, the special committee unanimously approved the merger agreement, and recommended that the entire board of directors of Sunrise approve it. Sunrise's board of directors, acting solely on the recommendation of the special committee, unanimously approved the merger agreement, and decided to submit it to Sunrise's stockholders for approval. On May 12, 2000, the special committee unanimously reaffirmed its approval of the merger agreement and its recommendation to Sunrise's board of directors.



- On May 25, 2000, the parties amended the merger agreement to require that the proposed merger be approved by a majority of the outstanding shares of Sunrise common stock held by Sunrise's stockholders present and entitled to vote in person or by proxy at the special meeting, other than King Management and its stockholders, which stockholders include Peter J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King. The members of the special committee believe the additional required vote will help in alleviating conflict of interests concerns.



INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 32)


In considering the recommendations of the special committee and the board of directors with respect to the merger and the merger agreement, you should be aware that some of Sunrise's officers and directors have interests in the merger or have certain relationships, including those referred to below, that may present actual or potential, or the appearance of actual or potential, conflicts of interests in connection with the merger:

- Peter J. King, Sunrise's Chief Executive Officer and Chairman of the Board, and his affiliates own approximately 62.6% of Sunrise's outstanding common stock;

- Peter J. King and his affiliates own all of the outstanding shares of common stock of King Management;

- Peter J. King and Jeffrey G. Jacobsen are officers and directors of both King Management and Sunrise;

- King Management and its affiliates entered into an agreement to facilitate the merger under which they agreed, among other things, to vote all of the outstanding shares of Sunrise common stock they currently own (approximately 62.6% of Sunrise's outstanding common stock) in favor of the merger agreement and against any proposal that would impede, prevent or nullify the merger agreement;

- excluding Peter J. King and his affiliates, Sunrise's board of directors and executive officers own 361,346 shares of Sunrise common stock entitling them to receive an aggregate of $1,897,067 in merger consideration; and


- all of Sunrise's directors and executive officers have outstanding vested options which were granted to them under Sunrise's 1991 Stock Option Plan entitling them to receive an aggregate of $766,748 in option consideration.



For a more detailed discussion of these interests, we refer you to "Special Factors -- Interests of Certain Persons in the Merger," beginning on page 32.



CONDITIONS TO THE MERGER (PAGE 45)


The obligations of Sunrise and King Management to complete the merger are subject to several conditions. For example,

- the merger agreement and merger must be approved by a majority of the voting power held by the stockholders of Sunrise;

- there must be no legal or judicial restraints or prohibitions preventing completion of the merger;


- Sunrise's and King Management's representations and warranties in the merger agreement must be accurate;


- holders of not more than five percent of Sunrise's outstanding common stock have exercised their appraisal rights; and

- King Management must have access to enough funds to complete the transaction, including paying the (1) merger consideration to Sunrise's stockholders, (2) option consideration to Sunrise's option holders to surrender their outstanding vested options under Sunrise's 1991 Stock Option Plan; and (3) fees and expenses arising in connection with the merger agreement and the merger.

If these conditions are satisfied, the merger should be completed within several days after the special meeting.


If these conditions are not satisfied, Sunrise and/or King Management may be able to terminate the merger agreement. For information on the status of King Management's ability to obtain sufficient financing to complete the merger, we refer you to the discussion under the heading "Special Factors -- Financing; Source of Funds," beginning on page 38.



TERMINATION OF THE MERGER AGREEMENT (PAGE 46)


- The merger agreement may be terminated before the merger is completed, whether before or after approval by Sunrise's stock holders, upon the occurrence of specified events.


NO SOLICITATION (PAGE 43)


In the merger agreement Sunrise agreed that neither it nor its affiliates will solicit or participate in any way in any discussions or negotiations with a third party concerning the sale of Sunrise, except that Sunrise may, among other things, approve a bona fide written acquisition proposal submitted on an unsolicited basis from a third party if and only if:

- Sunrise's board determines in good faith, based on, among other things, advice of its legal counsel that its fiduciary duties requires it to take action on the acquisition proposal;

- Sunrise's board determines, after consultation with its financial advisors, that the acquisition proposal would result in a transaction more favorable to Sunrise's stockholders (other than King Management and its affiliates) from a financial point of view than the transaction contemplated by the merger agreement. This type of acquisition proposal is referred to in this proxy statement as an "approved offer;"

- Sunrise's board promptly notifies King Management of its determination that the acquisition proposal constitutes an approved offer; and

- King Management does not make, within three business days of King Management's receiving this notice, an offer which Sunrise's board, after consultation with its financial advisors, determines is superior to the approved offer.


TERMINATION FEE (PAGE 47)


- In recognition of the time, effort and expenses expended and incurred by King Management with respect to Sunrise and the opportunity that the acquisition of Sunrise presents to King Management, Sunrise has agreed to pay King Management a termination fee of up to $1 million in the event the merger agreement is terminated under specific circumstances.


REASONS FOR THE MERGER (PAGE 17)


In reaching its conclusion to approve and recommend the merger agreement, the special committee considered, among other factors, the following:

- the special committee's knowledge of Sunrise's management and the history of its business, operations, properties, assets, liabilities, liquidity, financial condition and operating results;


- the presentations and written opinions of U.S. Bancorp Piper Jaffray regarding the fairness of the merger consideration from a financial point of view;


- King Management's offer of $5.25 per share represents approximately a 23.5% premium over the closing price per share of $4.25 on September 7, 1999, the last day of trading prior to Sunrise's public announcement of Peter J. King's interest in acquiring Sunrise;

- the merger consideration will consist entirely of cash;

- no investment analyst follows Sunrise's common stock which, given the substantial insider holdings, has resulted in a substantially illiquid market for Sunrise's common stock;


- Sunrise relies on two customers, Cisco Systems, Inc. and Sun Microsystems, Inc., for approximately 80% of its revenues, and the increasing risk that either or both could look elsewhere for their leasing alternatives or lease their own equipment, either of which would significantly harm the value of Sunrise;


- these two customer relationships are heavily dependent on Peter J. King and the possibility that Sunrise may not be able to keep its major customers if Peter J. King were not available to Sunrise for any reason;

- Sunrise has not been able to successfully broaden its customer base given the competition it faces;

- leasing companies in general are having difficulties obtaining adequate financing;

- Sunrise's need for additional financing to keep pace with the growth of equipment purchases from its two key customers and the failure to obtain this financing would result in an unfavorable impact on these two key customer relationships;

- Sunrise's margins are decreasing due to rising interest rates along with increases in its level of debt, depreciation costs associated with declining equipment values and provisions for losses;

- Sunrise discontinued its direct leasing business in September 1999 due to diminished portfolio size and volume during the last four years;

- Delaware law entitles Sunrise's stockholders, who follow certain statutory procedures, to a judicial appraisal to determine the fair value of their shares if the merger is completed and they believe the merger consideration is not fair; and

- no potential alternative offer has been presented to the special committee, and even if such an offer had been presented, it could not be approved without the consent of Peter J. King and his affiliates who control a majority of Sunrise's outstanding common stock; Peter J. King has advised Sunrise's board and the special committee that neither he nor his affiliates are currently interested in selling Sunrise to a third party.


FAIRNESS OPINION OF U.S. BANCORP PIPER JAFFRAY (PAGE 21)



- U.S. Bancorp Piper Jaffray Inc. delivered to the special committee its written opinion, dated January 27, 2000, that as of that date and based upon and subject to the assumptions, factors and limitations presented in the opinion, the merger consideration King Management is paying to Sunrise's stockholders (other than King Management and its affiliates) in the merger is fair from a financial point of view to those stockholders. U.S. Bancorp Piper Jaffray has confirmed that opinion in an updated opinion dated May 11, 2000.



- The full text of U.S. Bancorp Piper Jaffray's written opinions are included as Appendix C to this proxy statement. WE ENCOURAGE YOU TO READ THESE OPINIONS CAREFULLY IN THEIR ENTIRETY. The opinions of U.S. Bancorp Piper Jaffray are directed only to the matters described in the opinions and do not constitute a recommendation as to how you should vote at the special meeting.



AGREEMENT TO FACILITATE THE MERGER (PAGE 48); SECURITY OWNERSHIP OF MANAGEMENT (PAGE 69)


- King Management and its affiliates entered into an agreement to facilitate the merger. In this agreement they agreed, among other things, to vote all of their outstanding shares of Sunrise common stock in favor of the merger agreement and against any proposal that would impede, prevent or nullify the merger agreement.

- Sunrise's directors and executive officers have also indicated that they intend to vote their shares of Sunrise common stock in favor of the merger agreement.


- As a result of the agreement to facilitate the merger and these indications, approximately 68.1% of Sunrise's outstanding common stock (4,515,972 shares) will be voted in favor of the merger agreement.



APPRAISAL RIGHTS (PAGE 50)


- If you do not wish to accept the $5.25 merger consideration in the merger and you do not vote in favor of it, you have the right under Delaware law to seek a judicial appraisal of your shares to determine the "fair value" of your shares, in lieu of the $5.25 merger consideration if the merger is completed. We refer you to the information under the heading "Appraisal Rights" in this proxy statement and to the applicable Delaware statute attached as Appendix D to this proxy statement for information on how to exercise your appraisal rights. FAILURE TO FOLLOW ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.


FINANCING; SOURCE OF FUNDS (PAGE 38)


- Sunrise has estimated that the amount of funds required to fund the payment of the merger consideration and the option consideration and pay the fees and expenses in connection with the merger is approximately $15.0 million.

- King Management intends to obtain these funds from a capital contribution made by a company that will be formed immediately prior to the merger and will own 100% of the outstanding common stock of King Management. This parent company will obtain these funds by entering into a bank credit agreement. A commitment letter with respect to this financing was entered into on April 27, 2000.

- The obligations of Sunrise and King Management to complete the merger are subject to King Management obtaining the requisite financing, of which there can be no assurance.


REORGANIZATION PRIOR TO THE MERGER (PAGE 48)


Under the agreement to facilitate the merger, stockholders of Sunrise who also constitute stockholders of King Management have agreed to take all necessary actions between the date of the merger agreement and the date the merger becomes effective to:

- Form a new Minnesota corporation which after its formation will hold all of the outstanding common stock of King Management. This newly-formed corporation is referred to as King Management's "parent company" in this proxy statement.

- Eliminate their stock ownership of Sunrise so that they are not entitled to receive the $5.25 merger consideration. These stockholders intend to do this by (1) contributing all of their outstanding King Management common stock to the parent company in exchange for an equal number of shares of the parent company's common stock, and (2) contributing (other than King Management) all of their outstanding shares of Sunrise common stock to the parent company in exchange for shares of the parent company's common stock. The parent company will then contribute all the shares of Sunrise common stock it received from these stockholders to King Management.

- Receive as payment for any outstanding vested options to purchase shares of Sunrise common stock that were not granted under Sunrise's 1991 Stock Option Plan at the effective time of the merger options to purchase shares of the parent company's common stock under the same terms and conditions as the options that will be cancelled, except that the number of shares and the exercise price will be determined in good faith by the parent company's board of directors.

- Appoint Peter J. King as their proxy to perform these actions.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 36)


- You will be taxed on your receipt of the $5.25 in cash per share to the extent that the amount you receive exceeds your tax basis in your shares. Because determining the tax consequences of the merger can be complicated, you should consult your tax advisor in order to understand fully how the merger will affect you.


ACCOUNTING TREATMENT (PAGE 38)


- The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.


STOCKHOLDER LAWSUITS CHALLENGING THE MERGER (PAGE 40)


Two purported stockholder class action lawsuits have been filed in the Delaware Chancery Court on behalf of Sunrise's unaffiliated stockholders. These lawsuits both allege, among other things, that Sunrise's board of directors breached its fiduciary duties to Sunrise's unaffiliated stockholders.


On May 25, 2000, Sunrise, the defendant directors and the named plaintiffs, on behalf of themselves and the putative class of persons on behalf of whom the plaintiffs brought the lawsuits, reached an agreement in principle with respect to the settlement of this litigation. In consideration of the settlement, Sunrise agreed, among other things, to amend the merger agreement to require the merger to be approved by a majority of the outstanding shares of Sunrise common stock present and entitled to vote in person or by proxy at the special meeting, other than shares held by King

Management and its stockholders. On that date, counsel to each of the parties to the litigation entered into a memorandum of understanding, agreeing to execute and present to the court as soon as is practicable an appropriate stipulation of settlement and any other documentation required in order to obtain approval by the court of the settlement. Any proposed settlement would be subject to the approval of the court and would not be effective unless the merger is completed. Sunrise anticipates that any settlement of this litigation will not have a material adverse effect on its financial condition, operating results or liquidity. We refer you to the more detailed discussion of these lawsuits beginning on page 40 under the heading "Special Factors -- Stockholder Lawsuits Challenging the Merger."


QUESTIONS ABOUT THE MERGER

- If you have more questions about the merger or would like additional copies of this proxy statement, you should contact:

  Jeffrey G. Jacobsen
  Sunrise International Leasing Corporation
  5500 Wayzata Boulevard, Suite 725
  Golden Valley, Minnesota 55416
  (612) 513-3229

- The following page presents answers to some of the more commonly asked questions about the special meeting.

                QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
--------------------------------------------------------------------------------

Q: WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?


A: Stockholders as of the close of business on May 25, 2000, the record date.


Q: WHAT HAPPENS IF I SELL MY SUNRISE SHARES BEFORE THE SPECIAL MEETING?

A: The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of Sunrise common stock after the record date, but before the merger, you will retain your right to vote at the special meeting, but the right to receive the $5.25 per share will pass to the person to whom you transferred your shares.

Q: HOW MANY SHARES NEED TO BE REPRESENTED AT THE MEETING?


A: The holders of a majority of the outstanding shares entitled to vote at the special meeting (3,633,627 shares) must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Generally, your broker will not have the power to vote your shares. Your broker will vote your shares only if you provide him or her with instructions on how to vote. Any failure to instruct your broker on how to vote in favor of the merger will have the effect of a vote "against" the proposed merger. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may revoke your proxy any time before the special meeting by:

    - giving written notice of your revocation to Sunrise's Secretary;

    - filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary; or

    - attending the special meeting and voting in person.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. Soon after the merger is completed, we will send you written instructions explaining how to exchange your Sunrise certificates for cash.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION
--------------------------------------------------------------------------------

This proxy statement and the documents to which we refer you and incorporate into this proxy statement by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including statements regarding:

- the future growth of our vendor leasing business;

- our growth in revenue and earnings;

- our ability to finance our business;

- our ability to anticipate and adjust lease rate factors and terms to allow for reasonable margins after deducting accelerated depreciation charges which must match the accelerating rates of equipment obsolescence; and

- our ability to manage our growth while maintaining acceptable ranges of delinquency and default percentages.

You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including:

- the competitive environment of our business;

- general economic conditions;

- the impact of higher interest rates and our ability to continue to find adequate financing;

- the risks and uncertainties associated with our reliance on a few large vendors for our business; and

- our ability to sell equipment at the end of the lease term at prices that are equal to or better than book value.

These and other factors may cause our actual results to differ materially from any forward-looking statement.

Forward-looking statements are only predictions. The forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time from us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time from us or our representatives, might not occur.

                   INFORMATION CONCERNING THE SPECIAL MEETING
--------------------------------------------------------------------------------

DATE, TIME, AND PLACE


The special meeting will be held on June 28, 2000, 10:00 a.m., local time, at The DoubleTree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota 55416.


PURPOSE

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement.

THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND MERGER ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTERESTS OF SUNRISE AND ITS STOCKHOLDERS (OTHER THAN KING MANAGEMENT AND ITS AFFILIATES) AND EACH HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, THE SPECIAL COMMITTEE AND THE BOARD RECOMMEND THAT YOU VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT.


In considering the recommendations of the special committee and the entire board of directors above, you should be aware that, as discussed in more detail under the heading "Special Factors -- Interests of Certain Persons in the Merger," beginning on page 32, two of the four members of Sunrise's board of directors have a conflict of interest in recommending approval of the merger agreement because they are affiliated with King Management.



To review the background and reasons for the merger in greater detail, we refer you to the information on pages 13 through 21 of this proxy statement under the headings "Special Factors -- Background of the Merger" and "-- Recommendations of the Special Committee and the Board of Directors; Reasons for the Merger."


RECORD DATE AND QUORUM REQUIREMENT


We have fixed the close of business on May 25, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. At the close of business on May 25, 2000, there were 7,267,253 shares of our common stock issued and outstanding with 66 record holders.



Each record holder of our common stock at the close of business on May 25, 2000 is entitled to one vote for each share then held on each matter submitted to a vote of the stockholders at the special meeting.



The holders of a majority of the outstanding shares entitled to vote at the special meeting (3,633,627 shares) must be present in person or represented by a proxy to constitute a quorum for the transaction of business at the special meeting. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.


SOLICITATION, REVOCATION AND USE OF PROXIES

Our board of directors is requesting that, after you read this proxy statement and the appendices attached to this proxy statement, you complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope. Alternatively, you may vote in person at the special meeting. We refer you to the heading "Voting Procedures" below for additional information on how to vote at the special meeting.

We will pay the costs of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our common stock. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, telecopy and personal contact, without separate compensation for these activities. We may decide to retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the special meeting. If we retain a proxy solicitation firm, we anticipate that the costs we will incur will be approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

You may revoke your proxy at any time before the special meeting by:

- giving written notice of your revocation to our Secretary at 5500 Wayzata Boulevard, Suite 725, Golden Valley, Minnesota 55416; Attention: Jeffrey G. Jacobsen;

- filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary; or

- attending the special meeting and voting in person.

VOTING PROCEDURES

Vote by Mail. If you chose to vote by mail, simply mark your proxy card, date and sign it, and return it to Norwest Bank Minnesota, N.A. in the postage-paid envelope provided.

Vote at the Special Meeting. Voting by mail will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote the shares at the special meeting.

How Shares are Voted. Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Sunrise will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to approve the merger agreement and in the manner as the persons named on the proxy card in their discretion determine upon any other matter that may properly come before the special meeting or any postponements or adjournments thereof.

VOTE REQUIRED


Approval of the merger agreement by our stockholders will require the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at the special meeting (3,633,627 shares). In addition, the merger agreement requires the proposed merger to be approved by a majority of the outstanding shares of Sunrise common stock held by Sunrise's stockholders present and entitled to vote in person or by proxy at the special meeting, other than King Management and its stockholders, which stockholders include Peter J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King.


AGREEMENT TO FACILITATE THE MERGER


Peter J. King and Stephen D. Higgins, in his capacity as sole trustee for four trusts, and co-trustee for two trusts that hold Sunrise common stock and King Management common stock for the benefit of Peter J. King's sons, William B. and Russell S. King, have executed and delivered an agreement to facilitate the merger with King Management. Under this agreement these stockholders have agreed to vote their shares of Sunrise common stock in favor of the merger agreement, and against any proposal that would prevent, impede or nullify the merger. Together, these stockholders have agreed to vote 4,154,626 shares, or approximately 62.6% of our currently outstanding shares, in favor of the merger. The agreement to facilitate the merger is attached as Appendix B to this proxy statement and is described in more detail on page 48 of this proxy statement under the heading "Agreement to Facilitate the Merger."


In addition, all of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger agreement.

As a result of the agreement to facilitate the merger and these indications, approximately 68.1% of the outstanding Sunrise common stock will be voted in favor of the merger agreement.


VOTING ON OTHER MATTERS

You may also be asked to consider other matters that may properly come before the special meeting and any postponements or adjournments thereof. It is not anticipated that any other matters will be brought before the special meeting. If other matters should properly come before the special meeting, however, the holders of proxies solicited hereby will have the authority to vote on any new matters in their discretion, unless you withhold such authority.

ADDITIONAL VOTING INFORMATION

Proxies that are returned and reflect abstentions from voting are counted as present and entitled to vote for purposes of determining whether a quorum exists at the special meeting. Proxies that reflect abstentions and proxies that are not returned will have the same effect as a vote against approval of the merger agreement.

Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. These brokers, however, are precluded from exercising their voting discretion with respect to the approval of non-routine matters like approving the merger agreement. A broker "non-vote" occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger agreement.

If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting, except for any proxies which have been revoked or withdrawn, even though they may have been voted on the same or any other matter at a previous meeting.

APPRAISAL RIGHTS


Stockholders on the record date who do not vote in favor of approving the merger agreement, who file with Sunrise before the vote on the merger agreement a written notice of intent to demand the fair value of their shares and comply with the other statutory requirements of Section 262 of the Delaware General Corporation Law, will be entitled to appraisal rights. If you vote in favor of approving the merger, you will waive your appraisal rights. A copy of the Delaware appraisal statute is attached as Appendix D to this proxy statement and is described in more detail on page 50 of this proxy statement under the heading "Appraisal Rights."


--------------------------------------------------------------------------------


PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF SUNRISE COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURES FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARE OF SUNRISE COMMON STOCK WILL BE AS DESCRIBED IN THIS PROXY STATEMENT. WE REFER YOU TO THE INFORMATION ON PAGE 42 OF THIS PROXY STATEMENT UNDER THE HEADINGS "THE MERGER AGREEMENT -- EXCHANGE AND PAYMENT PROCEDURES."

                                SPECIAL FACTORS
--------------------------------------------------------------------------------

BACKGROUND OF THE MERGER

Prior to July 1999

The board of directors of Sunrise had at times prior to July 1999 discussed the fact that Sunrise suffered significant limitations as a public company, including limited trading volume and public float of its common stock, substantial insider holdings, small market capitalization and diminishing research attention from market analysts. As a result, the board in October 1998 implemented a stock repurchase program in an attempt to increase the value of Sunrise's outstanding shares of common stock. The board, however, did not at any time prior to July 1999 believe it was necessary to actively seek out strategic alternatives to Sunrise remaining an independent public company and, prior to July 1999, Sunrise had no plans or proposals relating to an extraordinary transaction.

July 1999

At a Sunrise board of directors meeting held on July 14, 1999, Peter J. King, Sunrise's Chief Executive Officer and Chairman of the Board, who currently owns or controls approximately 62.6% of Sunrise's outstanding common stock, advised other members of the board that he was concerned with the performance and illiquidity of Sunrise's common stock and the risks related to maintaining and growing the vendor leasing business of Sunrise's two principal customers. He advised the board that while a final decision had not been made, he and his affiliates, including King Management, were considering making an offer to take Sunrise private.

August 1999

On August 9, 1999, King Management retained Greene Holcomb & Fisher LLC as its independent financial advisor to assist King Management in performing an analysis of the feasibility of a transaction with Sunrise, structuring the transaction, negotiating the merger consideration and other terms of the merger agreement and identifying and contacting potential financing sources in connection with the transaction.

September 1999


On September 7, 1999, Greene Holcomb & Fisher recommended to King Management that it submit an initial bid of $5.25 for all of the outstanding shares of Sunrise common stock not owned or controlled by King Management or its affiliates. Greene Holcomb & Fisher provided to King Management a written analysis of this recommended bid. This analysis compared the ratios of company value/revenues, company value/operating income, price/earnings and price/book value suggested by the recommended bid with these ratios for a group of unidentified public companies. In addition, this analysis compared the value of Sunrise suggested by the recommended bid with (a) the premiums in certain going private transactions, (b) the value of Sunrise using a discounted cash flow analysis, (c) the ratios of company value/revenues, company value/operating income, price/earnings and price/book value of a group of public leasing companies, and (d) certain financial ratios of one acquisition transaction deemed particularly comparable. Finally, this analysis included a review of market prices of Sunrise stock and trading volumes over various periods and a summary of the number of shares traded at various prices.


At a Sunrise board of directors meeting held on the morning of September 8, 1999, Peter J. King advised the board that he was in the process of putting together a proposal to acquire all of the outstanding shares of Sunrise common stock not controlled by him, King Management and the trusts established for the benefit of his sons, William B. and Russell S. King.

Because Peter J. King and Jeffrey G. Jacobsen are directors and executive officers of both Sunrise and King Management, the board of directors of Sunrise unanimously decided to create a special committee of independent directors to evaluate any proposal received by

Peter J. King. Thomas R. King and Donald R. Brattain, who are not employees of Sunrise or otherwise affiliated with Peter J. King or King Management, were elected as members of the special committee, with Thomas R. King elected as its Chairman. The purpose of the special committee was to represent Sunrise's stockholders (other than King Management and its affiliates) in negotiations with Peter J. King, and to evaluate the terms of any proposal.

Sunrise's annual meeting of stockholders was held on September 8, 1999, immediately after the board of directors meeting. At this meeting, Peter J. King announced to Sunrise's stockholders his intention to make a proposal to Sunrise's board of directors to acquire all of the outstanding shares of Sunrise common stock, other than shares owned or controlled by Peter J. King and his affiliates.

On September 8, 1999, Sunrise issued a press release announcing Peter J. King's intention to acquire all of the outstanding shares of Sunrise's common stock, other than shares owned or controlled by him and his affiliates.

On September 15, 1999, the special committee engaged U.S. Bancorp Piper Jaffray Inc. to serve as its financial advisor and Leonard, Street and Deinard Professional Association to serve as its special legal counsel. On September 15, 1999, U.S. Bancorp Piper Jaffray submitted to Sunrise a request for documents to begin its due diligence review of Sunrise.

On September 20, 1999, the special committee held its first meeting to generally review U.S. Bancorp Piper Jaffray's engagement, King Management's proposal and issues related to Sunrise's business.

October 1999

On October 1, 1999, the special committee held its second meeting to review, among other things, the history of Sunrise's business, operations and financial condition, the potential merger with King Management, the decline and decision to discontinue Sunrise's direct leasing business, the growth of Sunrise's vendor leasing business, Sunrise's dependence on two key customers, and Sunrise's difficulty in obtaining financing. The special committee also discussed the process by which it would review any offer received from Peter J. King, and decided it would request Peter J. King to submit a formal offer to acquire Sunrise.

On October 18, 1999, Peter J. King submitted to the special committee a non-binding letter of intent in which he indicated his interest to have King Management acquire all of the outstanding shares of Sunrise common stock, other than shares owned or controlled by King Management and its affiliates, for a per share price of between $5.00 and $5.25.


Between October 18, 1999 and November 18, 1999, Greene Holcomb & Fisher and U.S. Bancorp Piper Jaffray had a number of conversations regarding King Management's October 18, 1999 offer. Throughout this period, the special committee also had numerous telephone conferences with its financial and legal advisors relating to King Management's October 18, 1999 offer. The consensus among the special committee and its financial and legal advisors was that the special committee should seek an offer in excess of $5.25.


November 1999


On or about November 8, 1999, Greene Holcomb & Fisher advised U.S. Bancorp Piper Jaffray that King Management's offer would not exceed $5.25 per share and that King Management's offer of $5.00 to $5.25 remained in effect.


On November 11, 1999, the special committee met again with its financial and legal advisors to discuss King Management's offer of $5.05 to $5.25 per share. At this meeting, U.S. Bancorp Piper Jaffray indicated that, based upon its preliminary work to date, but subject to completing its due diligence and analysis, it would be in a position to opine that the $5.25 offer would be fair, from a financial point of view, to Sunrise's stockholders (other than King Management and its affiliates). The special committee then discussed Sunrise's heavy reliance on its two key customers and the risks associated with the loss of either or both of them. The special committee also discussed the possibility of attracting an additional offer to acquire Sunrise, given the fact that no potential offer had appeared in the two months since Sunrise publicly disclosed Peter J. King's intentions to acquire Sunrise. In addition, Peter J. King, Sunrise's majority stockholder, had indicated to the special committee that he was not currently willing to approve the sale of Sunrise to a third party. Peter J. King's unwillingness to sell to a third party had not been made public. Nevertheless, no third party had indicated any desire or intention to make an offer to purchase Sunrise, and the special committee did not believe any indication of interest would be forthcoming. Consequently, the special committee decided at this meeting, given all the circumstances, to focus solely on obtaining an offer from King Management that was fair and reasonable to Sunrise's stockholders (other than King Management and its affiliates).


At a meeting between Greene Holcomb & Fisher and U.S. Bancorp Piper Jaffray on November 18, 1999, U.S. Bancorp Piper Jaffray discussed King Management's offer of $5.05 to $5.25 and U.S. Bancorp Piper Jaffray advised Greene Holcomb & Fisher that the special committee would not accept an offer of $5.00 per share and that King Management's offer should exceed $5.25 per share. Greene Holcomb & Fisher agreed to convey this information to King Management.


December 1999


On or about December 7, 1999, Greene Holcomb & Fisher advised U.S. Bancorp Piper Jaffray that King Management was willing to submit a firm offer of $5.25 per share and was unwilling to increase its offer to more than $5.25 per share.


On December 9, 1999, the special committee met at the offices of U.S. Bancorp Piper Jaffray. The special committee discussed with U.S. Bancorp Piper Jaffray Sunrise's current difficulties in obtaining financing, as well as the difficulties facing leasing companies in general. The special committee then discussed with U.S. Bancorp Piper Jaffray several other factors impacting Sunrise's business and prospects, and Sunrise's prospects if the special committee rejected King Management's offer. The special committee decided that Thomas R. King should try to obtain a higher price from King Management. If Thomas R. King was unable to obtain a higher price, however, the special committee decided it would accept the $5.25 offer from King Management, but only if the special committee was able to negotiate an acceptable definitive merger agreement and receive from U.S. Bancorp Piper Jaffray a written opinion with respect to the fairness, from a financial point of view, of the merger consideration to Sunrise's stockholders (other than King Management and its affiliates).


Later that day Thomas R. King had discussions with both Greene Holcomb & Fisher and King Management regarding increasing the $5.25 offer price. Peter J. King indicated to Thomas R. King his refusal to increase the offer. After telephone conversations with U.S. Bancorp Piper Jaffray and its legal counsel, the special committee agreed to accept the offer of $5.25 per share, subject to the conditions it had identified earlier that day.


On December 10, 1999, the special committee advised Peter J. King that King Management's offer of $5.25 had been accepted, subject to obtaining a written opinion from U.S. Bancorp Piper Jaffray that the $5.25 price per share was fair, from a financial point of view, to Sunrise's stockholders (other than King Management and its affiliates) and the execution of an acceptable definitive merger agreement.

On December 21, 1999, the special committee received the first draft of the definitive merger agreement from Oppenheimer Wolff & Donnelly LLP, King Management's legal counsel. Between December 21, 1999 and January 31, 2000, the special committee, King Management and their representatives continued to negotiate the terms and conditions of the definitive merger agreement. The special committee was primarily concerned with two issues. First, the special committee did not want the closing of the merger to be subject to representations and warranties to be made by officers of Sunrise, who were also controlled by or affiliated with Peter J. King or King Management or to be subject to conditions, the fulfillment of which was under the control of Peter J. King. After several discussions, Peter J. King and his legal advisors agreed to revise the merger agreement to significantly reduce the ability of Peter J. King and King Management to terminate the merger agreement and abandon the merger as a result of misrepresentations made by Sunrise or failures to meet conditions. The special committee was also concerned that the merger agreement provided that King Management's obligation to complete the merger was conditioned on its ability to secure necessary bank financing. After several discussions among the parties and their legal representatives, the special committee agreed to allow King Management to have a "financial out." This "financial out," however, was subject to King Management strengthening the representations as to its belief that the necessary financing would be available, and the special committee's ability to satisfy itself prior to signing the merger agreement that King Management could obtain the financing necessary to complete the merger.

January 2000

During the week of January 24, 2000, Jeffrey G. Jacobsen, Chief Financial Officer of Sunrise, and U.S. Bancorp Piper Jaffray had a telephone conversation in which they discussed the preparation and accuracy of financial projections provided by Sunrise to U.S. Bancorp Piper Jaffray. During this meeting, based on Sunrise's actual performance to date, Jeffrey G. Jacobsen revised the net income number for fiscal year 2000 from $2,583,000 to $2,850,000 because he believed that this revised number was more indicative of Sunrise's future performance than the projection previously provided to U.S. Bancorp Piper Jaffray.

On the morning of January 26, 2000, Thomas R. King met with Jeffrey G. Jacobsen and Peter J. King to discuss Peter J. King's efforts, on behalf of King Management, to obtain the bank financing necessary to complete the merger. Based on his conversations with Jeffrey G. Jacobsen and Peter J. King and their history of successful dealings with financial institutions, Thomas R. King advised Donald R. Brattain, the other member of the special committee, later on January 26, 2000, that he believed the special committee should approve the merger agreement and the merger notwithstanding the financing contingency. Donald R. Brattain agreed.

On January 27, 2000, the special committee met with its legal counsel and financial advisors at the offices of U.S. Bancorp Piper Jaffray. They discussed the terms of the merger agreement and its status. U.S. Bancorp Piper Jaffray then delivered to the special committee its opinion that, subject to the limitations and qualifications as stated in its opinion, the merger consideration to be received by Sunrise's stockholders (other than King Management and its affiliates) is fair to these stockholders from a financial point of view. The special committee then unanimously approved the merger agreement as being fair to Sunrise and its stockholders (other than King Management and its affiliates) and recommended that the entire board of directors of Sunrise approve it.

On January 28, 2000, Sunrise's board of directors by unanimous written action, based solely on the recommendation of the special committee, adopted the merger agreement and declared it advisable and fair to and in the best interests of Sunrise and its stockholders (other than King Management and its affiliates).

On January 31, 2000, Sunrise and King Management executed and delivered the definitive merger agreement. After the close of the market on January 31, 2000, Sunrise issued a press release announcing the execution of the merger agreement.


On May 25, 2000, the parties amended the merger agreement to require that the proposed merger be approved by a majority of the outstanding shares of Sunrise common stock held by Sunrise's stockholders present and entitled to vote in person or by proxy at the special meeting, other than King Management and its stockholders, which stockholders include Peter J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; REASONS FOR THE MERGER

Special Committee

In arriving at its recommendation and determination that the merger agreement and merger are fair to Sunrise's stockholders (other than King Management and its affiliates), the special committee carefully considered the terms of the merger agreement. As part of this process, the special committee considered the advice and assistance of its financial and legal advisors regarding the terms of the merger agreement and the fairness of the merger transaction to Sunrise's stockholders (other than King Management and its affiliates). In determining to approve and adopt the merger agreement, and in determining the fairness of the merger agreement and merger to Sunrise's stockholders (other than King Management and its affiliates), the special committee considered, among others, the following:

- The special committee's knowledge of Sunrise's management and the history of its business, operations, properties, assets, liabilities, liquidity, financial condition, and operating results, including Sunrise's recent and current financial performance and the implications of these factors on the potential market performance of Sunrise's common stock.

- U.S. Bancorp Piper Jaffray's presentation to the special committee, which contained its opinion and included the underlying assumptions and methodologies, that the $5.25 price per share of Sunrise common stock to be received by Sunrise's stockholders (other than King Management and its affiliates) is fair, from a financial point of view, to these stockholders. We refer you to the information on page 18 of this proxy statement under the heading "Opinion of the Financial Advisor for the Special Committee" for more information on U.S. Bancorp Piper Jaffray's fairness opinion. This opinion is included as Appendix C to this proxy statement.

- King Management's $5.25 per share offer represents approximately a 23.5% premium over the closing price per share of $4.25 on September 7, 1999, the last day of trading prior to Sunrise's public announcement of Peter J. King's interest in acquiring all of the outstanding shares of Sunrise common stock, other than shares owned or controlled by him and his affiliates.

- The history of the negotiations between the special committee and King Management with respect to the merger consideration which, among other things, led to the price of $5.25 per share of Sunrise common stock, and the special committee's inability to negotiate a higher price.

- The merger consideration will consist entirely of cash.

- Sunrise suffered significant investment limitations as a public company because it did not have any investment analysts following its common stock and had substantial insider holdings. This has resulted in a substantially illiquid market for Sunrise's common stock.


- Sunrise relies exclusively on its vendor leasing business and primarily on two customers, Cisco Systems, Inc. and Sun Microsystems, Inc., who together accounted for 78.2% of Sunrise's total revenues for the nine months ended December 31, 1999. While the relationships with these customers are good, one of the customers has entered into an alliance with a major leasing company and the other operates its own leasing company. As a result, there is an increasing risk that either or both of these customers could look elsewhere for their leasing alternatives or lease their own equipment, either of which would significantly harm the value of Sunrise. There is, therefore, no assurance that the revenues generated from leases with these customers will continue to increase as they have in the past or that Sunrise will be able to maintain these relationships.


- Sunrise's two key customer relationships are heavily dependent on Peter J. King, and Sunrise may not be able to keep these customers if Peter J. King were not available to Sunrise for any reason. Additionally, Sunrise has not been able to successfully broaden its customer base and reduce its reliance on these two customers, given the competition it faces.

- Obtaining increased levels of financing to keep pace with the growth of equipment purchases from Sunrise's two key customers has been extremely difficult in the current equipment leasing environment and the failure of Sunrise to obtain this financing would result in an unfavorable impact on these two key customer relationships.

- The debt used to fund the increases in vendor equipment purchases is primarily full recourse, variable rate debt which increases Sunrise's exposure to defaults and interest rate increases.

- The risks associated with the lack of predictability as to what will happen to Sunrise's equipment when a lease expires or terminates and the equipment is returned to Sunrise given the ongoing rapid technological advances in the computer industry.

- Although leasing revenues have increased significantly, net income has not increased at the same rate because Sunrise's margins are decreasing due to rising interest rates along with increases in its debt level, depreciation costs associated with declining equipment values, and provisions for losses.

- Sunrise discontinued its direct leasing business in September 1999 due to diminished portfolio size and volume during the last four years.

- Delaware law entitles Sunrise's stockholders, who follow certain statutory procedures, to seek a judicial appraisal of the fair value of their shares if the merger is completed and they believe the merger consideration is not fair.

- The merger cannot be completed until the parent company obtains the necessary financing to distribute to King Management to enable King Management to pay the merger and option consideration and the fees and expenses associated with the merger agreement and the merger.
- The likelihood of the parent company being able to obtain the necessary financing to distribute to King Management.

- The absence of any indications of interest or offers to acquire Sunrise after public announcement in September 1999 of Peter J. King's intention to acquire all of the outstanding shares of Sunrise's common stock, other than shares owned or controlled by him and his affiliates.

- The only other alternative available to Sunrise at the time was to remain as a public company, which would not allow stockholders to take advantage of the immediate cash premium offered by King Management and would not address the disadvantages inherent in Sunrise remaining a publicly-traded company.

The foregoing list of factors considered by the special committee is not intended to be exhaustive. The foregoing discussion, however, addressed the material information and factors considered by the special committee in its consideration of the merger.

In view of the variety of factors and the amount of information considered, the special committee did not find it practicable to, and did not specifically make assessments of, quantify or otherwise assign relative weights to all of the various factors and analyses considered in reaching its determination. The special committee did, however, give special consideration to the premium to be paid by King Management over Sunrise's closing price per share on September 7, 1999, the last day of trading prior to Sunrise's public announcement of Peter J. King's interest in acquiring Sunrise. The special committee focused on the period from March 31, 1997 through September 8, 1999, in which the low closing price of Sunrise's common stock was $2.50 and the high closing price of Sunrise's common stock was $4.75. After consultation with its legal and financial advisors, the special committee concluded that the $5.50 per share closing price of Sunrise's common stock was not a true indication of value on the day prior to the public announcement of the signing of the merger agreement, because it believed that the $5.50 per share price was solely attributable to speculation by the market, stimulated by Sunrise's public announcement on September 8, 1999 that Peter J. King intended to make an offer to acquire Sunrise, rather than Sunrise's financial performance or intrinsic value. During 1999, up to the day prior to the September 8 stockholder meeting, the per share price of the Sunrise common stock fluctuated between $4.75 and $3.00, and in the 30 days prior to the September 8 announcement, the average per share price was $4.197. After the date of the announcement, the per share stock price varied, but was generally greater than $5.00. Since there had been no significant change in Sunrise's business, the special committee concluded that the run up in the per share price was attributable to the announcement. The special committee concluded, therefore, that historically the trading prices of Sunrise common stock had fluctuated and that the $5.25 per share merger consideration was a significant premium over generally prevailing prior Sunrise common stock prices. We refer you to the information under the heading "Common Stock Market Price and Dividend Information" on page 61 of this proxy statement for more information on the history of the trading prices of Sunrise common stock.


The special committee also gave special consideration to the limited strategic alternatives available to Sunrise. Since Sunrise's public announcement of Peter
J. King's intention to acquire Sunrise in September 1999, no third party offer was presented to the special committee for consideration. Even if an alternative offer would have been presented to the special committee, it could not be approved without the consent of Peter J. King and his affiliates because they control a majority of Sunrise's outstanding common stock, and Peter J. King advised the board and the special committee that neither he nor his affiliates are currently interested in selling Sunrise to a third party. Peter J. King's unwillingness to sell to a third party had not been made public. Nevertheless, no third party had indicated any desire or intention to make an offer for Sunrise, and the special committee did not believe any indication of interest would be forthcoming. Consequently, Sunrise's only viable alternative to the proposed merger with King Management, therefore, is to continue in its present form. The special committee concluded, after a consideration of all of the factors as a whole, that King Management's offer was a better alternative.

The special committee took note of the fact that the $5.25 merger consideration was in excess of the book value of Sunrise's common stock, which was $4.46 per diluted share as of December 31, 1999, and that several public leasing companies are currently trading at less than book value. In considering the fairness, from a financial point of view, to Sunrise's stockholders (other than King Management and its affiliates) of the merger consideration, the special committee also noted that the range of portfolio liquidation values of Sunrise, as analyzed by U.S. Bancorp Piper Jaffray and described on page 21 under the heading "Special Factors -- Opinion of the Financial Advisor to the Special Committee" was between $3.77 and $5.35 per share, depending upon the assumed discount rates and residual realization as a percent of net book value rates, which, in all but one case, was significantly less than the $5.25 per share merger consideration.

The special committee did not consider the prices paid by Sunrise, King Management or any of their affiliates in connection with purchases of Sunrise common stock by any of these persons during the last two fiscal years, because it did not believe that the prices of these purchases would provide as useful a comparison for the merger consideration as the other factors listed above. The special committee believed that these purchases provide a useful comparison, since they were at then current market prices which are significantly below the merger consideration price and were for relatively small amounts of Sunrise's outstanding shares.


On May 12, 2000, the special committee met with representatives of U.S. Bancorp Piper Jaffray. After receiving the updated fairness opinion of U.S. Bancorp Piper Jaffray, the special committee unanimously voted to reaffirm its approval of the merger agreement and its recommendation to Sunrise's board of directors.



On May 25, 2000, the parties amended the merger agreement to require that the proposed merger be approved by a majority of the outstanding shares of Sunrise common stock held by Sunrise's stockholders present and entitled to vote in person or by proxy at the special meeting, other than King Management and its stockholders, which stockholders include Peter J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King. The members of the special committee believe the additional required vote will help in alleviating conflict of interests concerns.


Board of Directors

Because two of Sunrise's four directors have a conflict of interest in the transaction, Sunrise's board of directors unanimously formed the special committee to act solely on behalf of Sunrise's stockholders (other than King Management and its affiliates) for purposes of negotiating the merger agreement and considering the merger. The special committee, in turn, retained U.S. Bancorp Piper Jaffray to prepare and deliver an opinion that the merger consideration is fair, from a financial point of view, to Sunrise's stockholders (other than King Management and its affiliates). Because the only two directors not affiliated with King Management acted as the special committee, the full board of directors of Sunrise did not separately conduct deliberations concerning the merger and the merger agreement.

Sunrise's board of directors believes that sufficient procedural safeguards to ensure the fairness of the proposed merger and to permit the special committee to effectively represent the interests of Sunrise's stockholders (other than King Management and its affiliates) were present. The directors who served on the special committee were not employees of Sunrise or otherwise affiliated with Peter J. King or King Management. The special committee believed there was no need to retain any additional unaffiliated representatives to act on behalf of Sunrise's stockholders (other than King Management and its affiliates). Sunrise's board reached this conclusion in view of:

- the special committee's retention of independent legal counsel and financial advisors;

- the fact that the special committee consisted of two disinterested directors whose sole purpose was to represent the interests of Sunrise's stockholders (other than King Management and its affiliates);

- the fact that the use of a special committee, even though consisting of two directors of Sunrise and therefore not completely unaffiliated with Sunrise, is a mechanism well recognized to provide for fairness in transactions of this type; and

- the arms' length negotiations that had taken place between Peter J. King and his affiliates and the special committee.

Sunrise's board of directors believes the negotiations between the Peter J. King and his affiliates and the special committee were arms' length because:

- other than the fact that the members of the special committee were directors of Sunrise and Mr. Thomas King's law firm served as legal counsel to Sunrise, the members of the special committee otherwise had no relationship with Peter
  J. King or his affiliates prior to the receipt of Peter J. King's proposal to acquire Sunrise and will have no relationship with Peter J. King or his affiliates after the transaction is completed;

- neither member of the special committee is otherwise obligated to Peter J. King or his affiliates or under their control or influence;

- the personal interest of the members of the special committee as stockholders of Sunrise is to obtain the highest price possible for their Sunrise common stock which is identical to the interest of all of Sunrise's stockholders; and

- the special committee had retained independent legal counsel and financial advisors to assist it in the negotiations with Peter J. King and his affiliates.

SUNRISE'S BOARD OF DIRECTORS HAS ADOPTED THE ANALYSIS OF THE SPECIAL COMMITTEE AS TO THE FAIRNESS OF THE MERGER TRANSACTION AND, BASED SOLELY ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY APPROVED THE PROPOSED MERGER AND THE MERGER AGREEMENT AND DECLARED THAT THE MERGER AND MERGER AGREEMENT ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTERESTS OF SUNRISE'S STOCKHOLDERS (OTHER THAN KING MANAGEMENT AND ITS AFFILIATES). SUNRISE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED MERGER AND MERGER AGREEMENT.



In considering the recommendations of the special committee and the entire board of directors above, you should be aware that, as discussed above and in more detail under the heading "Special Factors -- Interests of Certain Persons in the Merger," beginning on page 32, two of the four members of Sunrise's board of directors have a conflict of interest in recommending approval of the merger agreement because they are affiliated with King Management. On May 25, 2000, however, the parties amended the merger agreement to require that the proposed merger be approved by a majority of the outstanding shares of Sunrise common stock held by Sunrise's stockholders present and entitled to vote in person or by proxy at the special meeting, other than King Management and its stockholders, which stockholders include Peter J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King. The members of the board of directors believe the additional required vote will help in alleviating conflict of interests concerns.


OPINION OF THE FINANCIAL ADVISOR FOR THE SPECIAL COMMITTEE

Pursuant to an engagement letter dated September 15, 1999, Sunrise retained U.S. Bancorp Piper Jaffray to act as the exclusive financial advisor to the special committee with respect to King Management's offer to acquire Sunrise and any other offers to purchase Sunrise or the assets and business of Sunrise, including by merger, and, if requested, to render to the special committee a written opinion as to the fairness from a financial point of view of the merger consideration to be received by Sunrise's stockholders (other than King Management and its affiliates).


At a meeting of the special committee held on January 27, 2000, U.S. Bancorp Piper Jaffray rendered to the special committee its opinion that, as of that date and based on and subject to the assumptions, factors and limitations presented in the opinion and described below, the $5.25 per share in cash to be paid to Sunrise's stockholders (other than King Management and its affiliates) in the merger was fair from a financial point of view to those stockholders. U.S. Bancorp Piper Jaffray has confirmed that opinion in an updated opinion dated May 11, 2000. Copies of U.S. Bancorp Piper Jaffray's opinions are included as Appendix C to this proxy statement and the opinions are incorporated into this proxy statement by reference. YOU ARE URGED TO READ THE OPINIONS CAREFULLY IN THEIR ENTIRETY.


While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain financial analyses to the special committee, the opinion of U.S. Bancorp Piper Jaffray to the special committee was among many factors taken into consideration by the special committee in making its determination to approve and recommend the merger agreement. When reading the discussion of the opinion of the special committee's financial advisor in this proxy statement we urge you to consider the following:


- U.S. Bancorp Piper Jaffray's written opinions, which were delivered to the special committee, are directed only to the fairness from a financial point of view of the proposed merger consideration to be received by Sunrise's stockholders (other than King Management and its affiliates);



- U.S. Bancorp Piper Jaffray's written opinions do not address Sunrise's underlying business decision to participate in the merger; and



- U.S. Bancorp Piper Jaffray's written opinions do not constitute a recommendation to any Sunrise stockholder as to how a stockholder should vote with respect to the merger or any related matter.

In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, among other things:


- a draft of the merger agreement dated January 24, 2000 and, with respect to its updated opinion, the merger agreement dated January 31, 2000;


- publicly available financial, operating and business information related to Sunrise;

- internal financial information of Sunrise prepared for financial planning purposes and furnished by Sunrise's management;

- to the extent publicly available, financial terms of a number of acquisition transactions involving companies operating in industries deemed similar to that in which Sunrise operates;

- valuation and other financial information on selected public companies deemed comparable to Sunrise; and

- publicly available financial and securities data for Sunrise's common stock.

In addition, U.S. Bancorp Piper Jaffray engaged in discussions with members of Sunrise's management concerning the financial condition, current operating results and business and financial prospects of Sunrise.


In delivering its January 27, 2000 opinion to the special committee, U.S. Bancorp Piper Jaffray prepared and delivered to the special committee written materials containing various analyses and other information material to the opinion. The following is a summary of those analyses. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by U.S. Bancorp Piper Jaffray, these tables must be read together with the text of each analysis summary. The tables alone do not constitute a complete summary of the analyses. The order in which the analyses are presented below should not be taken as any indication of the relative weight given to the analyses by U.S. Bancorp Piper Jaffray in the rendering of its opinion.


Merger Consideration. Based on the $5.25 per share merger consideration to be paid for each share of Sunrise common stock and the capitalization data provided by Sunrise's management, U.S. Bancorp Piper Jaffray calculated the implied aggregate equity value of Sunrise to be approximately $35.6 million, consisting of approximately $34.8 million in consideration payable to holders of outstanding shares of Sunrise common stock and $0.8 million in consideration payable to holders of outstanding vested options to purchase shares of Sunrise's common stock.

Based on these implied aggregate equity values for Sunrise, Sunrise's revenue, and Sunrise's earnings for the latest twelve months, which is referred to in this proxy statement as "LTM," as of September 30, 1999 and management's estimates for Sunrise's net income for fiscal years 1999 and 2000, U.S. Bancorp Piper Jaffray also calculated the following valuation multiples for the proposed transaction:

                                    IMPLIED
                                    SUNRISE
                                   MULTIPLES
                                   ---------
Price/Earnings Ratio(1)
  LTM (Actual)...................     9.2x
  Calendar 1999 (Projected)......    11.4x
  Calendar 2000 (Projected)......     9.6x
Equity Value/Book Value..........     1.1x

-------------------------

(1) Based on fully diluted shares outstanding as of January 24, 2000 assuming exercise of all vested plan options with an exercise price below $5.25 per share.

The Market for Sunrise Common Stock. U.S. Bancorp Piper Jaffray reviewed the stock trading history of shares of Sunrise's common stock. U.S. Bancorp Piper Jaffray presented the following data:

CLOSING STOCK PRICES:
---------------------
September 7, 1999 (1 calendar day
  prior to announcement of receipt
  of proposal from King
  Management)......................  $4.25
August 24, 1999 (15 calendar days
  prior to announcement of receipt
  of proposal from King
  Management)......................  $4.25
August 9, 1999 (30 calendar days
  prior to announcement of receipt
  of proposal from King
  Management)......................  $4.28
January 26, 2000 (1 calendar day
  prior to rendering opinion and 5
  calendar days prior to
  announcement of merger agreement
  execution).......................  $5.38
January 12, 2000 (15 calendar days
  prior to rendering opinion and 19
  calendar days prior to
  announcement of merger
  agreement).......................  $5.31
December 28, 1999 (30 calendar days
  prior to rendering opinion and 34
  calendar days prior to
  announcement of merger
  agreement).......................  $5.06

Portfolio Run-off and Liquidation/Sale Analysis. U.S. Bancorp Piper Jaffray performed portfolio analyses on Sunrise in which it analyzed the value of Sunrise's existing portfolio under two scenarios:

- the "portfolio run-off" scenario -- present value of servicing and collecting the lease payments remaining on Sunrise's existing contracts, prioritizing cash receipts to retire existing debt prior to allocating to Sunrise's stockholders; and

- the "portfolio liquidation/sale" scenario -- present value of Sunrise's existing operating and direct finance lease portfolio, less the underlying debt.

In making these calculations, U.S. Bancorp Piper Jaffray assumed that lessees provide 90-days prior notice on all leases currently classified as month-to-month, resulting in the realization of three additional residual lease payments, and disregarded prepayment penalties as immaterial. U.S. Bancorp Piper Jaffray applied a range of residual value realizations one month after the date of the last firm-term contractual lease payment as a percentage of net book value ranging from 75.0% to 125.0%. A range of discount rates of 14.0% to 18.0% was applied to the resulting cash flows.

This analysis yielded the following implied per share "portfolio run-off" values for Sunrise common stock:

                        RESIDUAL REALIZATION
                           AS A PERCENT OF
                           NET BOOK VALUE
DISCOUNT                ---------------------
RATE                     75%    100%    125%
--------                -----   -----   -----
14.0%.................  $4.72   $5.22   $5.71
16.0%.................  $4.55   $5.03   $5.51
18.0%.................  $4.40   $4.86   $5.32

This analysis yielded the following implied per share "portfolio liquidation/sale" values for Sunrise common stock:

                        RESIDUAL REALIZATION
                           AS A PERCENT OF
                           NET BOOK VALUE
DISCOUNT                ---------------------
RATE                     75%    100%    125%
--------                -----   -----   -----
14.0%.................  $4.34   $4.84   $5.35
16.0%.................  $4.05   $4.54   $5.03
18.0%.................  $3.77   $4.25   $4.73

Discounted Dividend Stream Analysis. U.S. Bancorp Piper Jaffray performed a discounted dividend stream analysis on Sunrise in which it calculated the sum of:

- the present value of maximum future dividends that could be paid by Sunrise while maintaining an assumed required capital ratio (tangible equity/tangible assets) of 25.0%; and

- the present value of the estimated terminal value, which is an estimate of the future value of Sunrise.

In making these calculations, U.S. Bancorp Piper Jaffray used projected net income assumptions derived from Sunrise's management's projection models, and applied a range of terminal value net income multiples of 7.0x to 11.0x and a range of discount rates of 14.0% to 18.0%. This analysis yielded the following implied per share equity values for Sunrise common stock:

                         NET INCOME MULTIPLE
DISCOUNT                ---------------------
RATE                    7.0X    9.0X    11.0X
--------                -----   -----   -----
14.0%.................  $4.62   $5.57   $6.52
16.0%.................  $4.26   $5.12   $5.99
18.0%.................  $3.92   $4.72   $5.52

Comparable Transaction Analysis. Based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources believed to be reliable, U.S. Bancorp Piper Jaffray reviewed the terms of 10 recent merger and acquisition transactions involving commercial specialty finance companies deemed similar to Sunrise with deal values not exceeding $100.0 million and announcement dates from January 1, 1996 to January 25, 2000 in which the following entities were sold: PS Group Holdings Inc.; Standard Funding Corp.; JLA Credit Corp.; Rockford Industries Inc.; Leasing Technology Inc.; Firestone Financial Corp.; Information Leasing; Ziegler Leasing Corporation; Transcisco Industries Inc.; and CTL Credit Inc.

U.S. Bancorp Piper Jaffray calculated valuation multiples for the acquired companies in the comparable transactions equal to the ratio of their equity values to their earnings and book values. U.S. Bancorp Piper Jaffray then compared these multiples to the Sunrise valuation multiples derived as described above.

U.S. Bancorp Piper Jaffray presented the following implied valuation multiple data:

                                        MERGER AND ACQUISITION
                                         TRANSACTION MULTIPLES
                        SUNRISE    ---------------------------------
                       MULTIPLES   MINIMUM   MEAN   MEDIAN   MAXIMUM
                       ---------   -------   ----   ------   -------
Transaction Value/
  LTM Earnings.......     9.2x       2.6x    13.9x   12.7x    29.7x
Transaction Value/
  Book Value.........     1.1x       0.9x    1.5x     1.3x     2.4x

Premiums Paid Analysis. Based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources believed to be reliable, U.S. Bancorp Piper Jaffray analyzed the implied premium paid or proposed to be paid in selected transactions relative to public market pre-announcement trading prices for the following two groups:

- merger and acquisition transactions announced since January 1, 1996 involving commercial specialty finance companies deemed similar to Sunrise with deal values less than $100.0 million; and

- going-private transactions announced since January 1, 1996 with deal values of less than $100.0 million where the acquirer owned in excess of 50% of the entity's outstanding common stock prior to the transaction.

U.S. Bancorp Piper Jaffray presented the following implied premium paid data:

                              SUNRISE                   FINANCE COMPANY
                           PREMIUM DATA               GROUP PREMIUM DATA
                       ---------------------   ---------------------------------
                                      DAY
                       PROPOSAL    PRECEDING
                       ANNOUNCED    OPINION    MINIMUM   MEAN   MEDIAN   MAXIMUM
                       ---------   ---------   -------   ----   ------   -------
1 day prior to
 announcement........    23.5%       (7.7)%     (29.3)%  24.0%   30.7%     67.5%
15 days prior to
 announcement........    23.5%        1.2%      (33.2)%  36.7%   40.7%     67.5%
30 days prior to
 announcement........    22.6%        2.4%      (50.7)%  42.9%   38.5%    121.0%

                              SUNRISE              GOING PRIVATE TRANSACTION
                           PREMIUM DATA               GROUP PREMIUM DATA
                       ---------------------   ---------------------------------
                                      DAY
                       PROPOSAL    PRECEDING
                       ANNOUNCED    OPINION    MINIMUM   MEAN   MEDIAN   MAXIMUM
                       ---------   ---------   -------   ----   ------   -------
1 day prior to
 announcement........    23.5%       (7.7)%      2.6%    28.5%   22.6%    56.3%
15 days prior to
 announcement........    23.5%        1.2%       4.2%    31.1%   26.7%    58.7%
30 days prior to
 announcement........    22.6%        2.4%       3.6%    37.3%   39.0%    77.8%

Comparable Public Company Analysis. U.S. Bancorp Piper Jaffray compared financial, operating and market performance data and valuation ratios relating to Sunrise to corresponding data and ratios from the following seven publicly-traded companies deemed comparable to Sunrise: Amplicon, Inc.; Electro Rent Corp; First Sierra Financial Inc; Linc Capital, Inc.; Resource America, Inc.; T & W Financial, Inc.; and UniCapital Corp. This group was selected based upon, in part, U.S. Bancorp Piper Jaffray's expertise with companies in the commercial specialty finance industry.

Based on the comparable companies' share prices and shares outstanding as of January 26, 2000 and research analysts' consensus earnings per share estimates for these companies, U.S. Bancorp Piper Jaffray calculated valuation multiples for the comparable companies equal to the quotient of their respective valuation data, such as price, and their associated operating data and tangible book values. U.S. Bancorp Piper Jaffray then compared these multiples to the Sunrise valuation multiples derived as described above.

U.S. Bancorp Piper Jaffray presented the following comparable public company valuation data:

                                           COMPARABLE PUBLIC
                                           COMPANY MULTIPLES
                        SUNRISE    ---------------------------------
                       MULTIPLES   MINIMUM   MEAN   MEDIAN   MAXIMUM
                       ---------   -------   ----   ------   -------
Price/Tangible Book
 Value...............     1.1x       0.2x    1.2x     0.9x     3.3x
Price/Earnings Ratio
 LTM (Actual)........     9.2x       1.1x    5.6x     6.9x     7.6x
 Calendar 1999
   (Projected).......    11.4x       1.3x    9.7x     9.7x    18.1x
 Calendar 2000
   (Projected).......     9.6x       0.9x    14.0x   10.3x    34.5x


In connection with its written opinion dated May 11, 2000, U.S. Bancorp Piper Jaffray performed certain procedures, including the financial analyses described above, based upon updated information available to U.S. Bancorp Piper Jaffray.


Assumptions; Limitations of Opinion. In reaching its conclusion as to the fairness from a financial point of view to Sunrise's stockholders (other than King Management and its affiliates) of the merger consideration, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of an opinion from a financial point of view of the consideration to be received by stockholders in a merger is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that the selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying its opinion.

The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the prices at which businesses or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Sunrise or the merger. In addition, in performing its analyses, U.S. Bancorp Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the merger and U.S. Bancorp Piper Jaffray. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Sunrise was compared and other factors that could affect the public trading value of Sunrise common stock. Because these analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties to the merger and U.S. Bancorp Piper Jaffray, neither the parties nor U.S. Bancorp Piper Jaffray assume responsibility if future results are materially different from those forecast.

For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Sunrise or otherwise made available to U.S. Bancorp Piper Jaffray and did not assume responsibility for the independent verification of that information. With respect to the financial statement data and other internal financial information, including the projected financial planning data, provided to U.S. Bancorp Piper Jaffray in connection with its review of the financial aspects of the merger, U.S. Bancorp Piper Jaffray relied upon the assurances of

Sunrise's Chief Financial Officer and his staff that the information was prepared on a reasonable basis, and, with respect to the financial planning data, reflected the best currently available estimates, and that they were not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.


For purposes of its January 27, 2000 opinion, except as provided in the following sentence, U.S. Bancorp Piper Jaffray assumed that the merger would be completed on the terms described in the draft of the merger agreement dated January 24, 2000 it reviewed. Upon the advice of Thomas R. King, a member of the special committee, U.S. Bancorp Piper Jaffray assumed that section 1.11 of the merger agreement dealing with the treatment of stock options had been revised to make it clear that only vested options would receive the difference between the per share merger consideration and the exercise price of the options. For purposes of its updated opinion dated May 11, 2000, U.S. Bancorp Piper Jaffray assumed that the merger would be completed on the terms described in the merger agreement dated January 31, 2000.


Scope of Opinion. In arriving at its opinion, U.S. Bancorp Piper Jaffray was not requested to perform, did not perform, and was not furnished with any appraisals or valuations of any specific assets or liabilities of Sunrise. U.S. Bancorp Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the merger or to compare the merger to, or to consider, alternative transactions that may have been available to Sunrise. U.S. Bancorp Piper Jaffray analyzed Sunrise as a going concern and, accordingly, except as described in the portfolio analyses, expressed no opinion as to its liquidation value.

The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the opinion date. Events occurring after that date could materially affect the assumptions used in preparing the opinion.


Updated Opinion. U.S. Bancorp Piper Jaffray has reaffirmed its January 27, 2000 opinion in its written opinion to the special committee dated May 11, 2000, which has been updated to reflect the financial information of Sunrise for the three months ended March 31, 2000. U.S. Bancorp Piper Jaffray has informed Sunrise that the basis for its updated opinion are otherwise substantially the same as are set forth above with respect to its January 27, 2000 opinion. The full text of its fairness opinion dated May 11, 2000, which sets forth assumptions made, procedures followed and matters considered by U.S. Bancorp Piper Jaffray, is attached as Appendix C to this proxy statement.


Background of U.S. Bancorp Piper Jaffray. U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The special committee selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with Sunrise and the specialty lease industry in general. In the ordinary course of business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Sunrise for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Compensation to U.S. Bancorp Piper Jaffray. Under the terms of the engagement letter dated September 15, 1999, as amended, Sunrise agreed to pay U.S. Bancorp Piper Jaffray the following:

- $125,000 upon execution of the engagement letter, which was already paid and became nonrefundable upon U.S. Bancorp Piper Jaffray's rendering of its opinion; and

- $425,000 upon the closing of a transaction, including the merger.

The engagement letter also provides that Sunrise will reimburse U.S. Bancorp Piper Jaffray for its reasonable out-of-pocket expenses, including fees and disbursements of counsel and allocated overhead for database and communication costs, and will indemnify U.S. Bancorp Piper Jaffray and related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the engagement of U.S. Bancorp Piper Jaffray. Sunrise has also agreed to pay U.S. Bancorp Piper Jaffray $25,000 upon U.S. Bancorp Piper Jaffray's rendering of its updated opinion.

KING MANAGEMENT'S PURPOSE; REASONS FOR AND STRUCTURE OF THE MERGER

The purpose of the merger is to enable King Management to acquire the entire equity interest in Sunrise other than those shares owned by King Management and its affiliates. The transaction has been structured as a cash merger in order to provide Sunrise's stockholders cash for all of their shares of Sunrise common stock and to provide a prompt and orderly transfer of complete ownership of Sunrise common stock from Sunrise's stockholders (other than King Management and its affiliates) to King Management.

The purpose of King Management and its affiliates in proceeding with the merger is to allow the formal combination of King Management and Sunrise into a single private leasing entity while providing Sunrise's stockholders (other than King Management and its affiliates) the opportunity to liquidate their investments in Sunrise common stock for cash at a price representing a premium over the market prices for Sunrise common stock prior to Sunrise's public announcement of Peter
J. King's intentions to acquire all of Sunrise's outstanding common stock (other than held by King Management and its affiliates). Although the closing price of Sunrise's common stock on the day the merger agreement was signed was higher than the merger consideration of $5.25, the merger consideration of $5.25 per share represents a 23.5% premium over the closing price per share of $4.25 on September 7, 1999, the last day of trading prior to Sunrise's public announcement of Peter J. King's proposal to acquire all of the outstanding shares of Sunrise common stock (other than held by King Management and its affiliates). Given the fluctuation in the historical trading prices of Sunrise common stock, King Management believes that the $5.25 per share merger consideration is a significant premium over generally prevailing prior Sunrise common stock prices.

King Management's desire to proceed with the merger is motivated primarily by the continuing low valuation placed on Sunrise's common stock by the investing public despite Sunrise's improved operating results derived from the increased focus on Sunrise's vendor business segment over the past two and one half years. King Management and its affiliates believe that this low valuation results from the lack of liquidity in Sunrise common stock, as well as the business risks associated with faster technological obsolescence of leased equipment, increased leverage, increased provisions for losses, and Sunrise's reliance on two vendor programs to generate the vast majority of its revenue.

The relationship between King Management, as a private company, and Sunrise, as a public company, with Peter J. King serving as the Chief Executive Officer of both companies, continues to add complexity to the funding, management and public perception of Sunrise and King Management. This is in spite of the financial assistance which King Management has provided to Sunrise over the past three years, evidenced by a total of $30 million of loan advances at below market interest rates, the rapid growth of the Sunrise's vendor portfolio, net of King Management's participation, and Sunrise's improved financial results.

King Management and its affiliates believe that after the merger it, as a private company, will be better positioned to manage the vendor business risks. King Management and its affiliates have concluded that with this more streamlined entity the long-term benefits outweigh the short-term market valuation of Sunrise common stock allowing King Management to offer Sunrise's stockholders (other than King Management and its affiliates) the premium reflected in the $5.25 per share merger consideration that has been negotiated by the special committee of the board of directors of Sunrise.

POSITION OF KING MANAGEMENT AS TO FAIRNESS OF THE MERGER


The rules of the SEC require King Management and its affiliates to express their belief as to the fairness of the merger to Sunrise's unaffiliated stockholders. As described in more detail under "Special Factors -- Background of the Merger," the terms of the merger agreement and agreement to facilitate the merger were negotiated at arms' length between Sunrise and King Management. Neither King Management nor its affiliates, which include Peter J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King, independently considered the fairness of the merger consideration to Sunrise's stockholders (other than King Management and its affiliates). Although Greene Holcomb & Fisher recommended a bid for Sunrise of $5.25 per share, Greene Holcomb & Fisher did not provide a fairness opinion or other advice as to the fairness of the merger consideration. Based exclusively on the evaluation of the merger by the special committee, including a review of the description in this proxy statement of the information and factors considered by each of them in concluding that the terms of the merger agreement are advisable and are fair to and in the best interests of Sunrise's stockholders (other than King Management and its affiliates), King Management and its affiliates have adopted the analysis of the special committee as to the fairness of the merger consideration and believe that the terms of the merger agreement are advisable and are fair to and in the best interests of Sunrise's stockholders (other than King Management and its affiliates).


While King Management and its affiliates recognize that there may be some detriments to Sunrise's other stockholders as a result of the merger, for example, ceasing to have an interest in Sunrise's future growth, if any, going forward, King Management and its affiliates also recognize that these stockholders will benefit from the merger, if it is approved, since the merger consideration to be paid to Sunrise's stockholders represents a premium over the market price of Sunrise's shares prior to Sunrise's public announcement of Peter
J. King's intention to acquire Sunrise.


King Management retained Greene Holcomb & Fisher to assist it in performing an analysis of the feasibility of a transaction with Sunrise, structuring the transaction, negotiating the merger consideration and other terms of the merger agreement and identifying and contacting potential financing sources in connection with the transaction. Although Greene Holcomb & Fisher recommended to King Management that it submit an initial bid of $5.25 and provided to King Management a written analysis of this recommended bid, it did not deliver a fairness opinion as to the merger consideration or provide other advice as to the fairness of the merger to Sunrise's stockholders not affiliated with King Management.



ANALYSIS OF FINANCIAL ADVISOR TO KING MANAGEMENT



King Management retained Greene Holcomb & Fisher LLC on August 9, 1999 to act as its financial advisor and to assist it in performing an analysis of the feasibility of a transaction with Sunrise, structuring the transaction, negotiating the merger consideration and other terms of the merger agreement and identifying and contacting potential financing sources in connection with the transaction.



Selection of Greene Holcomb & Fisher. King Management based its decision to retain Greene Holcomb & Fisher upon Greene Holcomb & Fisher's knowledge of the leasing industry and qualifications, expertise and experience as an investment banking and financial advisory firm. Greene Holcomb & Fisher, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.



September 7, 1999 Presentation to King Management. On September 7, 1999, Greene Holcomb & Fisher made a presentation to King Management recommending to King Management that it submit an initial bid of $5.25 for all of the outstanding shares of Sunrise common stock not owned or controlled by King Management or its affiliates. We refer to this presentation in this proxy statement as the "September 7, 1999 presentation." THE SEPTEMBER 7, 1999 PRESENTATION IS NOT A REPORT OR OPINION AS TO THE FAIRNESS OF THE TRANSACTION TO THE PUBLIC STOCKHOLDERS OF SUNRISE, DOES NOT CONSTITUTE A RECOMMENDATION TO KING MANAGEMENT OR THE STOCKHOLDERS OF SUNRISE AS TO THE TRANSACTION OR AS TO HOW SUNRISE'S STOCKHOLDERS SHOULD VOTE WITH RESPECT TO THE TRANSACTION, OR AN OPINION AS TO VALUATION OR OTHERWISE BY GREEENE HOLCOMB & FISHER, AND SHOULD NOT BE RELIED UPON AS THE BASIS FOR ANY INVESTMENT DECISION.



Assumptions; Information Received. Greene Holcomb & Fisher did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Sunrise, including, without limitation, any financial information. Accordingly, Greene Holcomb & Fisher assumed and relied upon the accuracy and completeness of all such information. Greene Holcomb & Fisher did not conduct a physical inspection of any of the properties or assets, and did not prepare any independent evaluation or appraisal of any of the assets or liabilities of Sunrise. The September 7, 1999 presentation was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Greene Holcomb & Fisher as of, September 7, 1999. King Management did not impose any limitations on Greene Holcomb & Fisher or the investigations made or procedures followed by Greene Holcomb & Fisher.



In performing the analyses reflected in the September 7, 1999 presentation, Greene Holcomb & Fisher:



- reviewed Sunrise's historical financial statements and other operating and business information;



- reviewed internal financial information of Sunrise prepared for financial planning purposes and furnished by Sunrise's management;


- held discussions with Sunrise's senior management about the company's business, capital requirements and prospects of future growth;



- reviewed publicly available information about Sunrise, including the historical market prices and trading volume for Sunrise common stock;



- reviewed and analyzed financial data for certain publicly held companies that Greene Holcomb & Fisher deemed comparable;



- reviewed and analyzed certain publicly available financial information for precedent transactions that Greene Holcomb & Fisher deemed comparable to the pending merger transaction; and



- performed a discounted cash flow analysis using certain assumptions of future performance provided to and discussed with Greene Holcomb & Fisher by Sunrise management.



The following is a summary description of the September 7, 1999 presentation given by Greene Holcomb & Fisher. Because it is a summary, it does not include all of the information that is included in the written presentation. You can obtain a copy of the written presentation for inspection and copying at the principal executive offices of Sunrise during its regular business hours.



Bid Analyses and Recommendation. In recommending to King Management that it submit an initial bid of $5.25 for all of the outstanding shares of Sunrise common stock not owned or controlled by King Management or its affiliates, Greene Holcomb & Fisher performed five primary valuation analyses:



- an analysis of precedent going private transaction premiums;



- a discounted cash flow analysis;



- a comparable public companies analysis, which consisted of reviewing and considering certain financial and stock market data for certain publicly traded companies engaged in businesses deemed by Greene Holcomb & Fisher to be similar to Sunrise's business;

- a precedent transaction analysis, which consisted of reviewing certain financial data of a selected comparable transaction deemed similar to the pending merger transaction by Greene Holcomb & Fisher; and



- a stock price and volume analysis.



Set forth below is a brief summary of the financial analyses performed by Greene Holcomb & Fisher in connection with its September 7, 1999 presentation.



Analysis of Selected Precedent Going Private Premiums. Greene Holcomb & Fisher reviewed a list of transactions in which the acquiring entity owned 50% or more of the outstanding capital stock of the target company prior to the transaction. The list was limited to all transactions with a total purchase price under $100 million and excluded all real estate transactions or transactions with negative premiums. The following 10 transactions were analyzed for premiums paid one day prior to announcement of the transaction, one week prior to announcement, and one month prior to announcement: Arkansas Best Corp./Treadco Inc.; Fairchild Corp./Banner Aerospace Inc.; UntiliCorp United Inc./Aquila Gas Pipeline Corp.; Union Planters Bank National Association/Caital Factors Holdings Inc.; COMNET Corp./Group 1 Software Inc.; Thermedics (Thermo Electron)/Thermo Voltek Corp.; Xerox Corp./XL Connect Solutions Inc.; World Access Inc./NACT Telcommunications; Wandel & Goltermann Mana/Wandel & Goltermann Tech; Rayonier Inc./Rayonier Timberlands L.P.



These transactions were compared to the recommended initial bid price of $5.25 as summarized in the table below:



                       PREMIUM ONE     PREMIUM ONE     PREMIUM FOUR
                       DAY PRIOR TO   WEEK PRIOR TO   WEEKS PRIOR TO
                       ANNOUNCEMENT   ANNOUNCEMENT     ANNOUNCEMENT
                       OF PROPOSAL     OF PROPOSAL     OF PROPOSAL
                       ------------   -------------   --------------
MEAN.................      24.4%          31.1%            33.5%
MEDIAN...............      23.3%          23.2%            27.6%
SUNRISE AT $5.25.....      23.5%          21.8%            29.3%



Greene Holcomb & Fisher calculated that if Sunrise's stockholders received $5.25 per share in merger consideration, they would receive:



- a 23.5% premium over Sunrise's common stock price of $4.25 on the day before the announcement of the receipt of the proposal from King Management;



- a 21.8% premium over Sunrise's common stock price of $4.3125 one week prior to the announcement of the receipt of the proposal from King Management; and



- a 29.3% premium over Sunrise's common stock price of $4.0625 four weeks prior to the announcement of the receipt of the proposal from King Management.



Discounted Cash Flow. The discounted cash flow valuation is based on the assumption that the value of a business can be determined with reference to the present value of the future cash flow that the assets will generate for their owners. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Greene Holcomb & Fisher performed a discounted cash flow analysis on Sunrise in which it calculated the sum of the following:



- the present value of maximum future dividends that could be paid by Sunrise while maintaining an assumed total debt/equity ratio of 3:1; and



- the present value of the estimated terminal (future) value of Sunrise.



Greene Holcomb & Fisher applied a range of terminal net income multiples of 8.0x to 12.0x, and a range of discount rates of 16.0% to 20.0%. This analysis yielded the following implied per share equity values for Sunrise common stock:



                         NET INCOME MULTIPLE
DISCOUNT                ---------------------
RATE                    8.0X    10.0X   12.0X
--------                -----   -----   -----
16.0%.................  $4.87   $5.68   $6.49
18.0%.................  $4.47   $5.21   $5.96
20.0%.................  $4.10   $4.79   $5.47

Comparable Public Companies Analysis. Greene Holcomb & Fisher developed a list of nine public leasing companies engaged in businesses that Greene Holcomb & Fisher deemed similar to Sunrise's business. These companies were Amplicon, Inc.; Capital Associates, Inc.; Chancellor Corp.; Electro Rent Corp.; Linc Capital, Inc.; Leasing Solutions, Inc.; Microfinancial, Inc.; T & W Financial Corp.; and Unicapital Corp. Greene Holcomb & Fisher used this list to compare valuation multiples with Sunrise. Using publicly available information, Greene Holcomb & Fisher calculated valuation multiples for the public companies listed above and compared those multiples to Sunrise's valuation multiples at the current stock price of $4.25 and the recommended initial bid price of $5.25, as summarized in the table below:



                                    COMPANY
                        COMPANY     VALUE/
                         VALUE/    OPERATING           PRICE/
                        REVENUES    INCOME      P/E    BOOK(1)
                        --------   ---------   -----   -------
Comparable Public
  Companies..........     2.1x       9.8x      11.3x    1.2x
Sunrise @ $4.25......     1.4x       7.7x       8.7x     .9x
Sunrise @ $5.25......     1.5x       8.4x      10.7x    1.1x


-------------------------

(1) Excludes outlier of 14.5.



Comparable Precedent Transaction Analysis. Greene Holcomb & Fisher reviewed over 200 transactions from the computer leasing and equipment leasing and rental industries that occurred over the past four years. Out of all of the transactions that were reviewed, including nine completed by First Sierra Financial, only the acquisition of Winthrop Resources by TCF Financial Corp. was deemed by Greene Holcomb & Fisher to be comparable to the Sunrise/King Management transaction. Greene Holcomb & Fisher did not, however, believe that the Winthrop/TCF transaction was entirely comparable as it was an acquisition by a financial institution and represented an unusual circumstance that created a new strategic platform for the buyer and significantly reduced the seller's cost of funds. Greene Holcomb & Fisher compared the valuation multiples of the Winthrop transaction to the Sunrise valuation multiples at the recommended initial bid price of $5.25, as summarized in the table below:



                                   COMPANY
                       COMPANY     VALUE/
                        VALUE/    OPERATING           PRICE/   PREMIUM
                       REVENUES    INCOME      P/E     BOOK     PAID
                       --------   ---------    ---    ------   -------
TCF/Winthrop.........    4.8x       9.5x      20.6x    3.8x    21.7%
Sunrise @ $5.25......    1.5x       8.4x      10.7x    1.1x    23.5%



Historical Stock Performance. Greene Holcomb & Fisher reviewed and analyzed the historical market prices and trading volume of Sunrise stock for the period from August 23, 1996 through September 2, 1999. Greene Holcomb & Fisher also performed an analysis of total volume of shares traded at various prices of Sunrise stock for the period from August 26, 1994 through August 30, 1999.



Comparable Stock Price Analysis. At the request of King Management, Greene Holcomb & Fisher prepared a comparable company stock price analysis on April 20, 2000. This analysis compared the average stock prices of the following 10 public leasing companies on September 8, 1999 to their respective average stock prices on April 20, 2000 and calculated an average percent change for the 10 companies:
Amplicon, Inc.; Capital Associates, Inc.; Chancellor Corp.; Electro Rent Corp.; Linc Capital,Inc.; Leasing Solutions, Inc.; Microfinancial, Inc.; Resource America; T & W Financial Corp.; and Unicapital Corp. Greene Holcomb & Fisher concluded that the stock prices of the 10 comparable companies declined by an average of 50.9%. The average percent change was then multiplied by Sunrise's average stock price on September 7, 1999 (one calendar day prior to announcement of receipt of proposal from King Management) to calculate a comparable average stock price for Sunrise that mirrored the comparable companies' stock performance, assuming no effects from the merger announcement. Assuming a 50.9% decline in value from September 7, 1999, Sunrise's common stock price would have been valued at $2.09 on April 20, 2000, as illustrated in the table below.



                       STOCK PRICE   AVERAGE %    COMPARABLE
                        ON 9/7/99     CHANGE     STOCK PRICE*
                       -----------   ---------   ------------
Sunrise..............     $4.25        (50.9)%      $2.09


-------------------------

* Price of Sunrise common stock assuming a 50.9% decline from September 7, 1999 to one day prior to announcement of the merger agreement.



Limitations. The above analyses performed for the September 8, 1999 presentation were prepared by Greene Holcomb & Fisher solely for the purposes of providing its recommendation to King Management of an initial bid for all of the outstanding shares of Sunrise common stock not owned or controlled by King Management or its affiliates. The above analysis performed on April 20, 2000 was prepared by Greene Holcomb & Fisher solely for the purposes of providing King Management information on the comparison of the merger consideration to the recent average stock price of publicly traded companies deemed comparable to Sunrise by Greene Holcomb & Fisher. Analyses based on forecasts of future results are inherently subject to substantial uncertainties and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold or combined.



Interests of Greene Holcomb & Fisher in the Merger. King Management entered into an engagement letter with Greene Holcomb & Fisher on August 9, 1999 for the rendering of financial advisory and investment banking services to King Management for a possible transaction with Sunrise. In connection with this engagement, King Management agreed to pay Greene Holcomb & Fisher:



- $35,000 upon execution of the engagement letter, which has already been paid; and



- $400,000 upon the closing of a transaction, including the merger.


INTERESTS OF CERTAIN PERSONS IN THE MERGER
General. In considering the recommendation of the special committee you should be aware that some of Sunrise's officers and directors have interests in the merger or have relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. The special committee was aware of these actual or potential conflicts of interest and considered them along with other matters which have been described in this proxy statement under the heading "Special Factors -- Recommendations of the Special Committee and the Board of Directors; Reasons for the Merger."


Relationship between Sunrise and its Officers and Directors. We refer you to the information on page 67 of this proxy statement under the heading "Current Management of Sunrise" and page 69 under the heading "Security Ownership of Certain Beneficial Owners and Management" for information regarding our current officers and directors and their stock ownership in Sunrise. Sunrise's officers and directors (other than Peter J. King) who own Sunrise common stock at the effective time of the merger will be entitled to receive the $5.25 merger consideration for their shares.


Ownership of King Management. Peter J. King and Stephen D. Higgins, as trustee for six trusts established for the benefit of William B. and Russell S. King, Peter J. King's sons, own all of the outstanding shares of common stock of King Management. Under the agreement to facilitate the merger, these shareholders will become the owners of the newly-formed parent company of King Management and will therefore have the ability to control King Management after the merger is completed. This agreement also provides that these shareholders will vote their shares of Sunrise common stock in favor of the merger and merger agreement. This agreement relates to an aggregate of approximately 62.6% of Sunrise's outstanding common stock and any shares that Peter J. King and his affiliates may become entitled upon the exercise of their options prior to your vote on the merger.

King Management Phantom Stock. Jeffrey G. Jacobsen, Sunrise's Chief Financial Officer, Executive Vice President, Secretary and member of its board of directors, and King Management's Treasurer and member of its board of directors, currently holds 90,000 shares of King Management phantom stock, all of which are vested. These phantom shares of King Management stock may be exercised by Jeffrey G. Jacobsen at $3.00 per share. As of the effective time of the merger, the value of this phantom stock, net of the exercise price, is expected to be approximately $190,000.

Treatment of Sunrise Options. Peter J. King, Sunrise's Chief Executive Officer and Chairman of the Board, currently holds vested options to purchase 250,000 shares of Sunrise common stock that were granted to him under Sunrise's 1991 Stock Option Plan. Under the terms of the merger agreement, Peter J. King will be entitled to receive at the effective time of the merger $500,000 of option consideration in exchange for cancellation of these options. Peter J. King also has the right to purchase 666,506 shares of Sunrise common stock under stock options that were not granted under Sunrise's option plan. Under the terms of the merger agreement and the agreement to facilitate the merger, these options will be canceled prior to the effective time of the merger and in exchange Peter
J. King will be entitled to receive options to purchase shares of the parent company's common stock under the same terms and conditions as the options that were canceled. The board of directors of parent company will determine, based on the relative values of the shares of Sunrise common stock and parent company common stock at the effective time of the merger, the number of shares of parent company common stock, and the exercise price of these new options, Peter J. King will be entitled to receive.

Donald R. Brattain, a member of Sunrise's board and the special committee, currently holds vested options to purchase 30,000 shares of Sunrise common stock granted to him under Sunrise's 1991 Stock Option Plan. Of this total, 28,000 shares have option exercise prices below the $5.25 merger consideration. Under the terms of the merger agreement, Donald R. Brattain will be entitled to receive at the effective time of the merger $51,124 of option consideration in exchange for cancellation of these options.

Thomas R. King, a member of Sunrise's board and chairman of the special committee, currently holds vested options to purchase 38,000 shares of Sunrise common stock granted to him under Sunrise's 1991 Stock Option Plan. Of this total, 28,000 shares have option exercise prices below the $5.25 merger consideration. Under the terms of the merger agreement, Thomas R. King will be entitled to receive at the effective time of the merger $51,124 of option consideration in exchange for cancellation of these options.


Jeffrey G. Jacobsen, Sunrise's Chief Financial Officer, Executive Vice President, Secretary and member of its board of directors, currently holds vested options to purchase 74,667 shares of Sunrise common stock granted to him under Sunrise's 1991 Stock Option Plan. Under the terms of the merger agreement, Jeffrey G. Jacobsen will be entitled to receive at the effective time of the merger $145,334 of option consideration in exchange for cancellation of these options.



James C. Teal, Sunrise's Corporate Controller and King Management's Assistant Secretary currently holds vested options to purchase 9,333 shares of Sunrise common stock granted to him under Sunrise's 1991 Stock Option Plan. Under the terms of the merger agreement, James C. Teal will be entitled to receive at the effective time of the merger $19,166 of option consideration in exchange for cancellation of these options.


Any amounts actually paid to these officers and directors of Sunrise for the cancellation of their stock options under Sunrise's 1991 Stock Option Plan will be reduced by any applicable federal and state income and payroll tax withholdings.

Continued Employment by King Management. Following the merger, the current officers of King Management will continue to provide services to King Management, the surviving corporation, as they did prior to the merger.

Legal Counsel. Thomas R. King, a member of Sunrise's board and Chairman of the special committee, is a partner in the law firm of Fredrikson & Byron, P.A. which has provided legal services to Sunrise in connection with the merger transaction.

Indemnification. The merger agreement provides that for six years after the date the merger is completed King Management will indemnify Sunrise's officers and directors against matters occurring before the merger became effective to the extent provided under Sunrise's articles of incorporation and bylaws in effect on the date of the merger agreement. King Management has also agreed under the merger agreement that for three years following the completion of the merger, it will provide officers' and directors' liability insurance for each person currently covered by Sunrise's officers' and directors' liability insurance policy on terms no less favorable than Sunrise's current policy. King Management, however, will not be obligated to pay premiums in excess of 150% of the amount Sunrise currently pays for its insurance.

CONSEQUENCES OF THE MERGER

Pursuant to the merger agreement, following approval of the proposed merger and subject to the fulfillment or waiver of specified conditions, Sunrise will be merged with King Management, and King Management will continue as the surviving company in the merger. As a result of the merger, you will be entitled to receive $5.25 in cash for each of your shares of Sunrise common stock outstanding at the time of the merger. Following the merger, Sunrise's stockholders (other than King Management and its affiliates) will cease to participate in Sunrise's future earnings or growth, if any, or benefit from any increases, if any, in the value of Sunrise common stock.

As a result of the merger, the entire interest in Sunrise's net book value and net earnings will be owned by King Management and King Management will have complete control over the conduct of Sunrise's business. In addition, King Management will have 100% of the benefit of any future earnings of Sunrise or increases in the value of Sunrise and will bear 100% of the risk of any future losses of Sunrise or decrease in value of Sunrise. The effect of the merger will be to increase King Management and its affiliates ownership interest of Sunrise from 62.6% to 100% resulting in a 100% interest in the net book value of Sunrise at December 31, 1999 of $31,828,000 and 100% of the net earnings for the nine month period ended December 31, 1999 of $2,275,000.

We will delist our common stock from the Nasdaq National Market and price quotations will no longer be available. Our common stock is currently registered under the Securities Exchange Act of 1934. Following the merger, we will terminate the registration of our common stock under the Exchange Act, and, we will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act. Accordingly, we will no longer be required to file periodic reports with the SEC, for example, Form 10-Ks, 10-Qs and 8-Ks. In addition, we will no longer be subject to the proxy rules of Regulation 14A, the short-swing trading profit provisions of Section 16 and, with respect to future transactions, the going-private provisions of Rule 13e-3 of the Exchange Act.

At the close of the merger, unexercised and vested options to purchase shares of our common stock under our 1991 Stock Option Plan will be converted into cash. For more information about the effect of the merger on options held by King Management and its affiliates we refer you to "Special Factors -- Interests of Certain Persons in the Merger" in this proxy statement. Unexercised and unvested options to purchase shares of our common stock granted under our 1991 Stock Option Plan and all unexercised options, whether vested or not, not granted under any of our stock option plans will be cancelled.

King Management's articles of incorporation and by-laws in effect immediately before the merger will become the surviving company's articles of incorporation and by-laws immediately after the merger.

King Management's directors and executive officers immediately before the merger will become the surviving company's directors and executive officers immediately after the merger.

BENEFITS AND DETRIMENTS OF THE MERGER TO SUNRISE AND SUNRISE'S STOCKHOLDERS

Benefits and Detriments of the Merger to Sunrise. Sunrise believes that the merger will have the following benefits to Sunrise:

- by becoming a private company (which will occur as a result of the merger), the operating flexibility of Sunrise will be increased by enabling Sunrise's management to react with greater speed and flexibility to changing conditions and opportunities and to make decisions based on Sunrise's long-range business interests without having to consider the possible adverse short-term effect of such decisions upon the market price of Sunrise's common stock and the interests of Sunrise's public shareholders; and

- by reverting to private ownership, the overall operational and administrative costs arising from and in connection with Sunrise's status as a reporting public company will be reduced.

Sunrise believes the detriments to Sunrise of the completion of the merger are:

- Sunrise will be unable to use publicly traded securities as acquisition capital; and

- Sunrise will be unable to grant options to its employees to purchase publicly traded securities.

Benefits and Detriments of the Merger to Sunrise's Stockholders. Sunrise believes that the merger will result in the following benefits to you:

- it will allow you to immediately realize the value of your investment in Sunrise in cash at a price which represents a significant premium to the market price for Sunrise common stock before the public announcement of Peter
  J. King's interest in acquiring all of the outstanding shares of Sunrise common stock, other than shares owned or controlled by him and his affiliates. The merger consideration of $5.25 per share represents a 23.5% premium over the $4.25 closing price of Sunrise common stock on that day; and

- it will eliminate the risk of a future decline in the value of your investment in Sunrise.

Sunrise believes the detriments to you of the completion of the merger are:

- you will cease to have any ownership in Sunrise and will cease to participate in Sunrise's future earnings or growth, if any, or benefit from increases, if any, in Sunrise's value; and

- you may recognize a taxable gain as a result of the merger (see "-- U.S. Federal Income Tax Considerations").

King Management and its affiliates, which include Peter J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King, will have the opportunity to participate in Sunrise's future earnings and growth, but they will bear the risk of any decrease in the value, or increase in the leverage, of Sunrise.

All holders of options to purchase shares of Sunrise common stock, including Peter J. King, will receive a cash payment for cancellation of their outstanding vested options granted under Sunrise's stock option plan.

PLANS FOR SURVIVING COMPANY AFTER THE MERGER

Extraordinary Corporate Transactions. It is expected that following the merger, the business and operations of King Management, as the surviving company, will be continued substantially as they are currently being conducted. King Management will, however, continue to review its assets, business, operations, properties, policies, corporate structure, dividend policy, capitalization and management and will consider whether any changes would be desirable in light of the circumstances then existing.

At this time, however, Sunrise has not, and Sunrise has not been advised by King Management that it has, approved any:

- specific plans or proposals for any extraordinary corporate transaction involving King Management, as the surviving company after the completion of the merger; or

- sale or transfer of a material amount of assets currently held by Sunrise or King Management after the completion of the merger.

Management. King Management's directors and executive officers immediately before the merger will become the surviving company's directors and executive officers immediately after the merger. For more information regarding management of the surviving company we refer you to "-- Interests of Certain Persons in the Merger" in this proxy statement.

Share Ownership. King Management has advised Sunrise that after the merger the shareholders of the parent company intend to hold their shares of capital stock of King Management and parent company for long-term investment.


Right to Change Plans. Although King Management deems it unlikely, it reserves the right to change its plans at any time. Accordingly, parent company, as the sole stockholder of King Management after the merger, may elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by it after the merger or may decide that the surviving company should sell, transfer or otherwise dispose of all or any portion of its assets in each case to one or more of its affiliates or to any other parties as warranted by future conditions. In connection with the reorganization of King Management, described on page 48 of this proxy statement under the heading "Agreement to Facilitate the Merger," King Management intends to distribute assets relating to its software and copier vending businesses to its parent company immediately before the merger. Although King Management deems it unlikely, it reserves the right to make whatever personnel changes to the management of King Management as it deems necessary after completion of the merger.


U.S. FEDERAL INCOME TAX CONSEQUENCES


The following discussion is a summary of material United States federal income tax consequences of the merger to Sunrise, King Management and its affiliates and Sunrise's stockholders whose shares of common stock are held as capital assets and converted into the right to receive $5.25 cash in the merger. Because it is a summary, it does not include an analysis of all potential tax effects of the merger.


For example, this summary:

- does not consider the effect of any applicable state, local or foreign tax laws;

- does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances;

- is not intended for stockholders that may be subject to special federal income tax rules, such as:

  -- insurance companies;

  -- tax-exempt organizations;

  -- financial institutions or broker-dealers;

  -- stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

  -- stockholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation; and

  -- stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States;

- does not address tax consequences to holders of stock options; and

- does not, except as expressly set forth below, address tax consequences to King Management, any of its affiliates or any person who would be treated as constructively owning King Management common stock immediately after the merger by reason of the attribution rules of Section 318 of the Internal Revenue Code, and these persons must consult with their tax advisor to determine the tax consequences to them.

This summary assumes that stockholders have held their Sunrise common stock as a "capital asset" under the Internal Revenue Code. Generally, a "capital asset" is property held for investment.

This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. It is possible that the Internal Revenue Service will take a contrary view. Neither Sunrise nor King Management nor any of its affiliates has sought or intends to seek a ruling from the Internal Revenue Service with respect to any aspect of the merger. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this section. Any of these changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

Treatment of Holders of Common Stock. The conversion of your shares of common stock into the right to receive $5.25 cash in the merger, or pursuant to the exercise of your appraisal rights, will be fully taxable to you. Subject to the assumptions and limitations described above, you will recognize a capital gain or loss equal to the difference between:

- the amount of cash you receive in the merger; and

- your tax basis in the common stock.

Generally, your tax basis in your common stock will be equal to what you paid for your stock.

If you are an individual,

- long-term capital gain will be taxable at a maximum capital gains rate of 20% if you held your shares for more than one year at the time of the merger, gain on shares held for one year or less will be subject to ordinary income tax rates; and

- capital loss may only be offset against capital gains or up to $3,000 per year of ordinary income, with a carryover of capital loss to subsequent years to the extent unused.


Prior to the merger, King Management shares and Sunrise shares owned by King Management affiliates will be transferred to a newly-created parent company in exchange for shares of common stock of this newly-created parent company. We refer you to the discussion under the heading "Special Factors -- Agreement to Facilitate Merger" for more information on this exchange. It is intended that the exchange of King Management and Sunrise stock for newly created parent company stock should qualify under Section 351 of the Internal Revenue Code and should not result in gain or loss to King Management and its affiliates, the newly created parent company, or Sunrise.



King Management is currently taxed as an S corporation pursuant to Subchapter S of the Internal Revenue Code. In general, subject to certain exceptions, an S corporation does not pay income tax on its earnings, but instead its taxable income is taxed at the shareholder level. The affiliates of King Management intend to maintain S corporation status for the newly-created parent company and its subsidiary, King Management. To this end they intend to elect S corporation status for the newly-created parent company and Qualified Subchapter S Subsidiary status for King Management. It is intended that pursuant to the Regulations under Section 1361 of the Internal Revenue Code, the Qualified Subchapter S Subsidiary election should cause King Management to be treated as if it had liquidated into the newly-created parent company in a tax-free liquidation under Section 332 of the Internal Revenue Code. It is further intended that the merger of Sunrise into King Management should be treated for tax purposes as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Internal

Revenue Code and should not result in gain or loss to King Management and its affiliates, the newly created parent corporation, or Sunrise.


Backup Withholding. You may be subject to backup withholding at the rate of 31% with respect to the gross proceeds you receive from the conversion of your common stock into cash unless you:

- are a corporation or other exempt recipient and, when required, establish this exemption; or

- provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

If you, after the merger, do not provide the paying agent with your correct taxpayer identification number, and any other documents or certifications required by the Internal Revenue Service, including, among others, Form W-9 or a substitute for this Form, you may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these backup withholding rules will be creditable against your federal income tax liability. The paying agent will report to you and to the Internal Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.

ACCOUNTING TREATMENT

The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method the total consideration paid in the merger will be allocated among King Management's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

PUBLIC OFFERINGS AND REPURCHASES OF COMMON STOCK

Sunrise has not made an underwritten public offerings for cash in the past three years. On October 13, 1998, however, our board approved a stock repurchase program under which we allocated up to $5 million to purchase shares of our common stock in the open market at suitable market prices. On April 23, 1999, our board increased the stock repurchase program from $5 million to $7 million and granted management the authority to exercise options held by Sunrise to purchase its own shares or make other purchases, either directly or through King Management, as long as Sunrise's ability to fund pending and future lease equipment purchases was not jeopardized.


Under the stock repurchase program, Sunrise purchased a total of 1,196,400 shares of its common stock for a total cost of $5,079,000 since April 1999. Sunrise repurchased 566,400 shares of its common stock from the public market at a cost of $2,195,000 during its fiscal quarter ended December 31, 1998. The price per share of these repurchases during its fiscal quarter ended December 31, 1998 ranged from $3.25 to $3.94 and the average repurchase price was $3.88. Sunrise repurchased 630,000 shares of its common stock from King Management by exercising an option held by Sunrise at a cost of $2,884,000 during its fiscal quarter ended September 30, 1999. The price per share of such repurchases was $4.58 and the average price during this quarter was $4.49. For more information regarding Sunrise's repurchases of its own shares we refer you to the information on page 62 of this proxy statement under the heading "Common Stock Purchase Information -- Purchases by Sunrise."


FINANCING; SOURCE OF FUNDS

The amount of funds required to (1) fund the payment of the merger consideration and the option consideration to surrender outstanding vested stock options granted under Sunrise's 1991 Stock Option Plan; and (2) pay the fees and expenses in connection with the merger is estimated to be $15.0 million.

King Management intends to obtain these funds from a company that will be formed immediately prior to the merger and that will hold all of the outstanding common stock of King Management immediately before and after the merger. For more detail on the creation of this parent company and the reorganization of the ownership of King Management that is expected to take place immediately before the merger, we refer you to the information under the heading "Agreement to Facilitate the Merger," beginning on page 48 of this proxy statement.


Although the parent company has not yet been formed, it expects to obtain the funds for King Management under a $15.0 million credit facility. On April 27, 2000, King Management entered into a commitment letter agreement with LaSalle Bank, N.A. under which LaSalle Bank agreed to provide the parent company a $15.0 million term loan, the proceeds of which will then be contributed by the parent company to King Management. This commitment is subject to customary conditions, including the negotiation, execution and delivery of a definitive credit agreement and related documentation. As of the date of this proxy statement, the new credit agreement has not yet been executed. Execution of the credit agreement is anticipated at or about the effective time of the merger. When executed, the loan from LaSalle Bank to the parent company is expected to have a term of three years, bear interest at a variable rate equal to LaSalle's prime rate and call for monthly payments of interest and principal equal to the greater of 100% of monthly lease payments received pursuant to all leases on equipment and all proceeds of sale of equipment at the end of the lease term or $416,667. The loan will be secured by a pool of specific leases and related equipment. The credit agreement will contain several customary covenants, including customary financial covenants relating to limitation on additional indebtedness and the maintenance of certain financial ratios.

Neither the parent company nor King Management has any present plans to refinance the credit facility. King Management does not have any alternative financing arrangements in place.

FEES AND EXPENSES

Sunrise estimates that merger-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $1 million, assuming the merger is completed. This amount consists of the following estimated fees:

DESCRIPTION                          AMOUNT
-----------                        ----------
Advisory fees and expenses.......  $  550,000
Legal fees and expenses..........     210,000
Accounting fees and expenses.....      30,000
SEC filing fee...................       2,800
Printing, solicitation and
  mailing costs..................      50,000
Loan commitment fees and
  expenses.......................     100,000
Miscellaneous expenses...........      57,200
                                   ----------
     Total.......................  $1,000,000
                                   ==========

REGULATORY REQUIREMENTS

In connection with the merger, Sunrise will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

- filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the merger proposal by Sunrise's stockholders;

- filing of articles of merger with the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act after the approval of the merger proposal by Sunrise's stockholders;

- complying with federal and state securities laws; and

- notifying and furnishing certain information to the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Under the HSR Act, the merger may not be completed until the expiration of a waiting period of 30 calendar days following the receipt of all required filings, unless the waiting period is terminated earlier by the FTC or the Antitrust Division, or unless the waiting period is extended by a request for additional information or documentary material. The appropriate entities or persons made the requisite filings under the HSR Act and early termination of the waiting period applicable to the merger was granted on May 8, 2000. Both Sunrise and King Management believe that consummation of the merger will not violate any antitrust laws. The FTC and the Antitrust Division have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state in which Sunrise or King Management has operations may also review the merger under state antitrust laws.


STOCKHOLDER LAWSUITS CHALLENGING THE MERGER

On February 3, 2000, a purported stockholder class action lawsuit was filed against Peter J. King, Donald R. Brattain, Thomas R. King and Jeffrey G. Jacobsen, as directors of Sunrise, and Sunrise in the Delaware Chancery Court on behalf of the plaintiff and Sunrise's other unaffiliated stockholders. The lawsuit alleges, among other things, that:

- the officers and directors of Sunrise possessed non-public information about Sunrise and its future anticipated growth;

- no truly independent body, including the special committee, has operated to protect the interests of Sunrise's stockholders (other than King Management and its affiliates);

- all of the directors, including the members of the special committee, suffer from disabling conflicts of interest;

- Sunrise's board of directors breached its fiduciary duties to Sunrise's stockholders (other than King Management and its affiliates) by facilitating, through unfair procedures, King Management's proposal to acquire Sunrise's common stock to the exclusion of others, for unfair and inadequate consideration; and

- the proposed transaction is not entirely fair to Sunrise's stockholders (other than King Management and its affiliates) because the merger consideration is unfair and inadequate.


The plaintiff sought:


- a declaration that the lawsuit be a class action and certification of the plaintiff as the class representative;

- an order that the defendants carry out their fiduciary duties;

- an accounting to Sunrise's stockholders (other than King Management and its affiliates) for all damages suffered and to be suffered by them as a result of the acts and transactions alleged;

- a declaratory judgment that the defendants have breached their fiduciary duties;

- an award to the plaintiff of the costs and disbursements of the action, including a reasonable allowance for the plaintiff's attorneys' and experts' fees; and

- such other and further relief as the court may deem to be just and proper.


On February 8, 2000, another similar purported class action lawsuit was filed against the same defendants in the Delaware Chancery Court on behalf of the plaintiff and Sunrise's other unaffiliated stockholders. In this lawsuit, the plaintiff sought the following additional remedies:


- an injunction enjoining the merger transaction under the terms presently proposed;

- if the transaction takes places, rescission or, in the alternative, unspecified rescissory damages; and

- payment to the plaintiff and other members of the class of unspecified damages and all profits and any special benefits obtained by the defendants as a result of the transaction.


On May 25, 2000, Sunrise, the defendant directors and the named plaintiffs, on behalf of themselves and the putative class of persons on behalf of whom the plaintiffs brought the lawsuits, reached an agreement in principle with respect to the settlement of this litigation. In consideration of the settlement, Sunrise agreed, among other things, to amend the merger agreement to require the merger to be approved by a majority of the outstanding shares of Sunrise common stock present and entitled to vote in person or by proxy at the special


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


meeting, other than shares held by King Management and its stockholders. On that date, counsel to each of the parties to the litigation entered into a memorandum of understanding, agreeing to execute and present to the court as soon as is practicable an appropriate stipulation of settlement and any other documentation required in order to obtain approval by the court of the settlement. Any proposed settlement would be subject to the approval of the court and would not be effective unless the merger is completed. Sunrise anticipates that any settlement of this litigation will not have a material adverse effect on its financial condition, operating results or liquidity.

                              THE MERGER AGREEMENT
--------------------------------------------------------------------------------


ON JANUARY 31, 2000, SUNRISE ENTERED INTO THE MERGER AGREEMENT WITH KING MANAGEMENT. ON MAY 24, 2000, THE PARTIES AMENDED THIS MERGER AGREEMENT TO CHANGE THE STOCKHOLDER VOTE REQUIRED TO APPROVE THE PROPOSED MERGER. THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. BECAUSE IT IS A SUMMARY, IT DOES NOT INCLUDE ALL OF THE INFORMATION THAT IS INCLUDED IN THE MERGER AGREEMENT. THE TEXT OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT, IS INCORPORATED INTO THIS SECTION BY REFERENCE. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY IN ITS ENTIRETY.


THE MERGER

Upon effectiveness of the merger, Sunrise will be merged with King Management, and King Management will continue as the surviving company. As a result of the merger, you will be entitled to receive $5.25 in cash for each of your shares of Sunrise common stock outstanding at the time of the merger.

As the surviving company after the merger, King Management will have all the property, rights and powers of both King Management and Sunrise before the merger, and it will be liable for all of the debts, liabilities and obligations of both King Management and Sunrise before the merger. After the merger, the separate corporate existence of Sunrise will cease.

TIME OF CLOSING

The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, King Management and Sunrise will make certain filings with the Secretary of State of the State of Minnesota, the Secretary of State of the State of Delaware, the Federal Trade Commission and the Antitrust Division of the Department of Justice.

EXCHANGE AND PAYMENT PROCEDURES

Sunrise has appointed Norwest Bank Minnesota, N.A. as its paying agent to handle the exchange of Sunrise's stock certificates in the merger for cash. Soon after the merger becomes effective, the paying agent will mail to you a letter of transmittal and instructions explaining how to exchange your stock certificates for cash. Upon surrender to the paying agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the paying agent may reasonably require, you will be entitled to receive $5.25 in cash per share. Until surrendered in this manner, each stock certificate will represent only the right to receive the merger consideration.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE PAYING AGENT. A LETTER OF TRANSMITTAL WILL BE MAILED TO YOU SOON AFTER THE MERGER IS COMPLETED.

Any merger consideration made available to the paying agent that remains unclaimed by Sunrise's stockholders for six months after the time the merger is completed will be returned to King Management, as the surviving company after the merger, and any of Sunrise's stockholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for merger consideration.

TRANSFERS OF SHARES

No transfers of shares of Sunrise's common stock will be made on Sunrise's share transfer books after the merger is completed.

TREATMENT OF STOCK OPTIONS

At the time the merger becomes effective, all outstanding vested and unvested options to purchase shares of Sunrise common stock that were granted under Sunrise's 1991 Stock Option Plan will be canceled. In exchange, the holders of vested options will receive an amount deter-mined by multiplying (1) the excess, if any, of $5.25 over the exercise price per share of the option by (2) the number of shares subject to the option that have vested as of the effective time of the merger, less any amount required to pay any applicable income or withholding taxes. The holders of unvested options will not receive anything in exchange.

All other outstanding options to purchase shares of Sunrise's common stock that were not granted under Sunrise's 1991 Stock Option Plan will be cancelled at the time the merger becomes effective, and the holders of these options will not receive anything in exchange.

REPRESENTATIONS AND WARRANTIES

In the merger agreement, Sunrise has represented and warranted certain matters to King Management. These include, among other things, representations and warranties relating to:

- its organization, standing and similar corporate matters;

- its authorization to enter into the merger agreement;

- its capital structure;

- the accuracy of its SEC filings;

- the absence of material undisclosed liabilities;

- regulatory consents;

- non-contravention of its agreements;

- compliance with applicable laws;

- the absence of pending or threatened material litigation;

- the absence of certain changes or events since the date of its most recent quarterly financial statements filed with the SEC;

- the accuracy of information supplied by Sunrise in connection with this proxy statement;

- the inapplicability of certain restrictions of Minnesota law;

- the nonexistence of any stockholder rights plan or similar agreement;

- the receipt of a written fairness opinion from U.S. Bancorp Piper Jaffray Inc.; and

- finders' fees and expenses.

The merger agreement also contains representations and warranties of King Management relating to, among other things:

- its organization, standing and similar corporate matters;

- its authorization to enter into the merger agreement;

- regulatory consents;

- non-contravention of its agreements;

- the accuracy of information supplied by King Management in connection with this proxy statement;

- financing commitments in connection with the merger; and

- finders' fees and expenses.

The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

SUNRISE'S COVENANTS

Sunrise has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

No Solicitation. Sunrise has agreed that it and its subsidiaries and their respective officers, directors, financial advisors, counsel, representatives, agents or affiliates will not, directly or indirectly, encourage, solicit, initiate or, except to the extent provided in the merger agreement, participate in any way in discussions or negotiations with, or provide any confidential information regarding Sunrise or any subsidiary to, any third party concerning or in connection with any acquisition proposal.

An "acquisition proposal" as referred to in this proxy statement means any tender offer (including a self-tender offer), exchange offer, merger, sale of substantial assets outside the ordinary course of business, sale of securities or similar transactions involving Sunrise or any subsidiary or division of Sunrise.

A "third party" as referred to in this proxy statement means any corporation, partnership, person or other entity or "group" (as defined under the Exchange
Act) other than King Management or any affiliate of King Management and their respective directors, officers, employees, representatives and agents.

Despite this restriction, neither Sunrise nor its board of directors is prohibited from:

- taking and disclosing to Sunrise's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

- making such disclosure to Sunrise's stockholders as, in the reasonable judgment of Sunrise's board of directors with the advice of outside counsel, is required under applicable law.

In addition, this restriction does not prohibit Sunrise from furnishing confidential information regarding Sunrise to, and enter into discussions or negotiations with, any third party if and only if:

- this third party, has on an unsolicited basis, submitted a bona fide written acquisition proposal;

- Sunrise's board of directors determines in good faith, based on, among other things, the legal advice of its outside counsel, that its fiduciary duties require it to take such action; and

- Sunrise and this third party enter into a confidentiality agreement with standard terms and provisions.

Subject to the termination provisions described below under the heading "-- Termination of the Merger Agreement," Sunrise may approve, accept and recommend an acquisition proposal from a third party if and only if:

- Sunrise's board of directors determines in good faith, based on, among other things, advice of its legal counsel that its fiduciary duties requires it to take this action;

- Sunrise's board of directors determines, after consultation with its financial advisors, that the acquisition proposal would result in a transaction more favorable to Sunrise's stockholders (other than King Management and its affiliates) from a financial point of view than the transaction contemplated by the merger agreement. This type of acquisition proposal is referred to in this proxy statement as an "approved offer:"

- Sunrise promptly notifies King Management of its board of directors' determination that an acquisition proposal constitutes an approved offer; and

- King Management does not make, within three business days of King Management's receiving this notice, an offer which Sunrise's board of directors, after consultation with its financial advisors, determines is superior to this approved offer.

We have agreed to promptly notify King Management of the receipt and the terms of any acquisition proposal that we may receive, including the identity of the offeror, and we will keep King Management reasonably informed of the status of any such acquisition proposal.

Covenants Relating to the Special Meeting and Proxy Materials. We have agreed to call a special meeting to vote on the merger agreement. We have also agreed that our directors will recommend approval and adoption of the merger agreement and the merger by our stockholders and that they will not withdraw their recommendation. This obligation is subject, however, to the fiduciary duties of our directors. We have also agreed to prepare and mail this proxy statement and to solicit your vote to approve the merger agreement.

KING MANAGEMENT'S COVENANTS

King Management has also undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

SEC Filings. King Management agreed to file a transaction statement with the SEC relating to the merger as required by the SEC's

Rule 13e-3 under the Exchange Act. The information included in this proxy statement is intended to comply with Rule 13e-3.

Financing.  King Management agreed to use its reasonable best efforts to:

- obtain monies sufficient to fund the merger and satisfy all other costs and expenses arising in connection with the merger in a manner that is mutually and reasonably satisfactory to Sunrise and King Management on or before the closing date of the merger; and

- execute and deliver definitive agreements with respect to the financing of the merger as will be mutually and reasonably satisfactory to Sunrise and King Management on or before the closing date of the merger. These agreements are referred to as the "definitive financing agreements" in this proxy statement.

Sunrise has agreed to use its reasonable best efforts to assist and cooperate with King Management to satisfy on or before the closing date of the merger all of the conditions to closing the transactions constituting the financing which are applicable to Sunrise.

Indemnification and Insurance of Sunrise's Directors and Officers. King Management also agreed to cause King Management, as the surviving company after the merger, to indemnify Sunrise's present and former officers and directors against matters occurring before the merger became effective. This obligation lasts for a period of six years. King Management has also agreed that for three years after the closing date of the merger, it will, as the surviving company, provide officers' and directors' liability insurance for each person currently covered by our officers' and directors' liability insurance policy on terms no less favorable than our current policy. However, King Management will not be obligated to pay premiums in excess of 150% of the amount Sunrise currently pays for its insurance.

ADDITIONAL AGREEMENTS

Both parties to the merger agreement have agreed to use commercially reasonable best efforts to do or cause to be done anything necessary, proper or advisable to consummate the merger. The parties have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents and making public announcements.

CONDITIONS

Mutual Closing Conditions. Both Sunrise's and King Management's obligations to complete the merger are subject to the satisfaction, if legally permissible, or waiver at or before the closing date of the merger of the following conditions:

- the absence of any legal prohibition preventing or materially delaying the completion of the merger or would impose a material limitation on the ability of King Management effectively to exercise full rights of ownership of Sunrise or the assets or business of Sunrise; and

- the expiration of the HSR Act waiting period.

Additional Closing Conditions for King Management's Benefit. King Management's obligation to complete the merger is subject to the following additional conditions:

- the accuracy as of the closing date of the merger to the extent specified in the merger agreement of Sunrise's representations and warranties in the merger agreement;

- the material performance by Sunrise of its obligations under the merger agreement, except that the obligation of King Management to complete the merger will not be subject to the satisfaction of this condition if the reason that Sunrise has not performed or complied in all material respect with a particular agreement, obligation or condition is the result of the action or inaction by the officers of Sunrise that constitutes a breach of any such agreement, obligation or condition;

- the obtaining by Sunrise of all permits, authorizations, consents and approvals required on our part to perform its obligations under the merger agreement and to complete the merger;

- the completion of the funding of the financing under the definitive financing agreements or the immediate access by King Management to otherwise secure sufficient funds under any other commitment acceptable to King Management to enable the performance of the obligations of King Management under the merger agreement; or

- the exercise of appraisal rights by the holders of no more than five percent of Sunrise's outstanding common stock.

Additional Closing Conditions for Sunrise's Benefit. Sunrise's obligation to complete the merger is subject to the following additional conditions:

- the approval by Sunrise's stockholders of the merger agreement;

- the material performance by King Management of its obligations under the merger agreement; and

- the accuracy as of the closing date of the merger to the extent specified in the merger agreement of King Management's representations and warranties in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

Right to Terminate. The merger agreement may be terminated at any time before the effective time of the merger in any of the following ways:

- by mutual written consent of Sunrise and King Management;

- by either Sunrise or King Management if the merger is not completed by October 31, 2000, unless Sunrise is required to submit additional information to obtain any required antitrust clearance. However, the party seeking to terminate for this reason must not be in breach of its obligations under the merger agreement in any material respect;

- by either Sunrise or King Management if completion of the merger is illegal or prohibited;

- by either Sunrise or King Management if Sunrise's stockholders do not approve the merger agreement, except that the right to terminate the merger agreement will not be available to any party whose failure to perform any material obligation under the merger agreement has been the proximate cause of, or resulted in, the failure of Sunrise's stockholders to approve the merger agreement;

- by King Management if:

  -- Sunrise has materially breached the non-solicitation covenant described above under the heading "Sunrise Covenants -- No Solicitation;"

  -- Sunrise's board of directors has recommended, approved, accepted or entered into an agreement (other than a confidentiality agreement) regarding an acquisition proposal or an approved offer;

  -- Sunrise's board of directors has withdrawn or modified in a manner adverse to King Management the recommendation of its board of directors of the merger;

  -- a tender offer or exchange offer for 15% or more of the outstanding shares of Sunrise's common stock is commenced, and Sunrise's board of directors, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by Sunrise's stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by Sunrise's stockholders; or

  -- Sunrise has failed to mail this proxy statement to its stockholders within 10 days after being cleared by the SEC, failed to include in this proxy statement the recommendation of its board of directors to approve the merger or have postponed or, without having obtained the approval of the merger agreement by Sunrise's stockholders, adjourned the stockholders meeting (unless such failure to mail, postponement or adjournment, as the case may be, was necessitated by applicable law);

- by Sunrise if (1) it is not in material breach of its obligations under the merger agreement, (2) its board of directors has approved, accepted or recommended an approved offer; and (3) Sunrise pays to King Management a $1 million termination fee;

- by King Management if (1) King Management is not in material breach of its obligations under the merger agreement and (2) there has been a material breach by Sunrise of any of its representations, warranties or obligations under the merger agreement so that the conditions to the merger described above under the heading " -- Conditions" will not be satisfied, and the breach is not curable or, if curable, is not cured by Sunrise within 10 calendar days after receipt by Sunrise of written notice from King Management of such breach;

- by Sunrise if (1) it is not in material breach of its obligations under the merger agreement and (2) there has been a material breach by King Management of any of its representations, warranties or obligations under the merger agreement so that the conditions to the merger described above under the heading " -- Conditions" will not be satisfied, and the breach is not curable or, if curable, is not cured by King Management within 10 calendar days after receipt by King Management of written notice from us of such breach; or

- by King Management, if the holders of more than 5% of the outstanding Sunrise common stock exercise appraisal rights.

If the merger agreement terminates, it will become void. However, termination will not affect the rights of either party against the other for breach of the merger agreement. Also, certain obligations survive termination of the agreement, including the obligation to pay the fees as described below under "Termination Fees" below and certain confidentiality obligations.

TERMINATION FEES

In recognition of the time, efforts and expenses expended and incurred by King Management with respect to Sunrise and the opportunity that the acquisition of Sunrise presents to King Management, Sunrise has agreed to pay King Management $1 million in cash if Sunrise terminates the merger agreement when King Management is not in material breach of any of its obligations under the merger agreement and Sunrise's board has approved, accepted or recommended an approved offer.

In addition, Sunrise must pay King Management $1 million in cash if:

- the merger agreement is terminated by King Management under certain circumstances as described above; and

- within 12 months of the termination of the merger agreement, Sunrise enters into an agreement providing for an acquisition proposal or approved offer or a third party acquires 50% or more of Sunrise's outstanding common stock in a tender or exchange offer.

Sunrise must also pay King Management $1 million in cash if:

- the merger agreement is terminated by King Management for certain circumstances as described above; and

- within 12 months of the termination of the merger agreement, Sunrise enters into an agreement providing for an acquisition proposal or approved offer.

EXPENSES

Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

AMENDMENTS; WAIVERS

Any provision of the merger agreement may be amended or waived before the merger becomes effective. After approval of the merger agreement by Sunrise's stockholders, no amendment or waiver can be made that alters the considera-tion to be received for Sunrise common stock or that would adversely affect the rights of Sunrise's stockholders, without their further approval.

AGREEMENT TO FACILITATE THE MERGER

As an inducement and condition to the willingness of King Management to enter into the merger agreement, stockholders of Sunrise who also constitute the stockholders of King Management entered into an agreement to facilitate the merger. Under this agreement, these stockholders agreed to perform, or to take all actions necessary to ensure the performance of, between the date the merger agreement was signed and the date the merger becomes effective, we refer to this period in this proxy statement as the "reorganization period," the following actions:

- Form a new Minnesota parent company to hold all of the outstanding common stock of King Management.

- Following the completion of the formation of the parent company, these stockholders (other than King Management) and other shareholders of King Management will contribute all of their outstanding shares of common stock of King Management owned by these stockholders to the parent company in exchange for an equal number of shares of the parent company's common stock. As a result of this exchange, all of the outstanding shares of common stock of King Management will be owned one hundred percent (100%) by the parent company, and King Management will become a wholly-owned subsidiary of the parent company.

- At the same time as the completion of the formation of the parent company, these stockholders (other than King Management) will contribute all of their outstanding shares of Sunrise common stock owned by them to the parent company in exchange for shares of the parent company's common stock. The parent company will then contribute all of the shares of Sunrise common stock it received from these stockholders to King Management.

- Any outstanding vested options to purchase shares of Sunrise common stock granted under Sunrise's 1991 Stock Option Plan and held by any of these stockholders at the effective time of the merger will be cancelled upon the effective time of the merger as provided in the merger agreement, and these stockholders (and any other holder of these vested options) will be entitled to receive a cash payment, less any applicable withholding taxes, in the aggregate amount equal to the product of (1) the number of shares of Sunrise common stock into which such option would have been exercisable at the effective time of the merger if such option had not been cancelled and (2) the excess, if any, of $5.25 over the exercise price per share for the shares of Sunrise common stock subject to such option as expressly stated in the applicable stock option agreement or other agreement.

- Any outstanding vested options to purchase shares of Sunrise common stock that were not granted under Sunrise's 1991 Stock Option Plan and are held by any of these stockholders at the effective time of the merger will be cancelled upon the effective time of the merger as provided in the merger agreement, and these stockholders will be entitled to receive options to purchase shares of the parent company's common stock under the same terms and conditions as the options that were cancelled.

- As a result of the actions described in the foregoing paragraphs, these stockholders at the effective time of the merger will have no share ownership, or right to receive any shares of capital stock, of Sunrise, and will therefore have no right to receive the $5.25 per share merger consideration paid pursuant to the terms of the merger agreement.

- These stockholders irrevocably appointed Mr. King, during the reorganization period, as proxy for and on behalf of them to perform the actions contemplated by the agreement to facilitate merger.

Under the terms of the agreement to facilitate the merger, these stockholders also agreed, except as otherwise provided above, not to:

- make any sales, gifts, transfers, pledges, or other dispositions of Sunrise common stock (including any shares of Sunrise common stock issued upon the exercise of outstanding options) or King Management common stock;

- deposit any Sunrise common stock (including any shares of Sunrise common stock issued upon the exercise of options) or King Management common stock into a voting trust;

- enter into any voting agreement or arrangement with respect thereto; or

- enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment transfer or other disposition of Sunrise common stock (including any shares of Sunrise common stock issued upon the exercise of outstanding options) or King Management common stock, without first making any such transferee, assignee or pledgee fully aware of the obligations under the agreement to facilitate merger and obtaining such transferee's or pledgee's written agreement to comply with the terms of the agreement to facilitate merger.

In addition, these stockholders hold approximately 62.6% of the outstanding Sunrise common stock, and have agreed to vote all these shares in favor of approval of the merger agreement and the other transactions contemplated by the merger agreement and against any proposal that would interfere with or prevent the closing of the merger.

THE FOREGOING DISCUSSION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE AGREEMENT TO FACILITATE THE MERGER. BECAUSE IT IS A SUMMARY, IT DOES NOT INCLUDE ALL OF THE INFORMATION THAT IS INCLUDED IN THE AGREEMENT TO FACILITATE THE MERGER. THE FOREGOING SUMMARY OF THE AGREEMENT TO FACILITATE THE MERGER IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE AGREEMENT TO FACILITATE THE MERGER WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND INCORPORATED INTO THE SECTION BY REFERENCE.

                                APPRAISAL RIGHTS
--------------------------------------------------------------------------------

YOU HAVE A RIGHT TO DISSENT

Under the Delaware General Corporation Law, if you do not wish to accept the merger consideration of $5.25 per share for your shares of Sunrise common stock as provided in the merger agreement, you have the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, the shares of Sunrise common stock held by you, provided that you comply with the provisions of Section 262 of the DGCL.

Holders of record of Sunrise common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Sunrise common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is a summary of the material provisions of Section 262 of the DGCL. The following summary is qualified in its entirety by the full text of Section 262 of the DGCL which is reprinted in its entirety in Appendix D attached to this proxy statement. All references in Section 262 of the DGCL and in this summary to a "stockholder" or "holder" are to the record holder of the shares of Sunrise common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, holders of shares of Sunrise common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court.

WE MUST PROVIDE YOU NOTICE

Under Section 262 of the DGCL, since we are submitting for approval at a meeting of stockholders the proposed merger, we must notify, not less than 20 days prior to the stockholder meeting, each of our stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

This proxy statement constitutes notice to the holders of shares for which appraisal rights are available and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix D. If you wish to exercise your appraisal rights or you wish to preserve your right to do so you should review the following discussion and Appendix D to this proxy statement carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

YOU MUST PERFECT APPRAISAL RIGHTS

A holder of shares for which appraisal rights are available wishing to exercise the holder's appraisal rights (1) must not vote in favor of the merger agreement or consent thereto in writing (including by returning a signed proxy without indicating any voting instructions as to the proposal) and (2) must deliver to Sunrise prior to the vote on the merger agreement at the special meeting, a written demand for appraisal of the holder's shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against approving the merger. This demand must reasonably inform Sunrise of the identity of the stockholder and of the stockholder's intent to demand appraisal of his, her or its shares. A holder of appraisal shares wishing to exercise such holder's appraisal rights must be the record holder of the shares for which appraisal rights are available on the date the written demand for appraisal is made and must continue to hold these shares until the completion of the merger. Accordingly, a holder of shares for which appraisal rights are available who is the record holder of these shares on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to the completion of the merger, will lose any right to appraisal in respect of these shares.

Only a record holder of shares for which appraisal rights are available is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the record holder, fully and correctly, as this holder's name appears on this holder's stock certificates. If the shares for which appraisal rights are available are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if these shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers.

A record holder that is a broker who holds shares for which appraisal rights are available as nominee for several beneficial owners may exercise appraisal rights with respect to these shares for which appraisal rights are available held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and is being sought. When no number of shares for which appraisal rights are available is expressly mentioned, the demand will be presumed to cover all the shares in brokerage accounts or other nominee forms and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to:

     Sunrise International Leasing Corporation
     5500 Wayzata Boulevard, Suite 725
     Golden Valley, Minnesota 55416
     Attention: Secretary

WE MUST PROVIDE EACH STOCKHOLDER THAT HAS PROPERLY ASSERTED APPRAISAL RIGHTS NOTICE

Within ten days after the completion of the merger, King Management, as the surviving company, will notify each stockholder that has properly asserted appraisal rights under Section 262 of the DGCL, and that has not voted in favor of the merger agreement, of the date the merger became effective.

A PETITION MUST BE FILED IN THE DELAWARE CHANCERY COURT

Within 120 days after the completion of the merger, but not thereafter, King Management, as the surviving company, or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares that are entitled to appraisal rights. Neither Sunrise nor King Management is under any obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares that are entitled to appraisal rights. Accordingly, it will be the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

STOCKHOLDERS MAY REQUEST INFORMATION

Within 120 days after the completion of the merger, any stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from King Management, as the surviving company, a statement setting forth the aggregate number of shares of Sunrise common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. These statements must be mailed within 10 days after a written request therefor has been received by King Management, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

A COURT WILL DETERMINE STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS, FAIR VALUE AND ALLOCATION OF EXPENSES

If a petition for an appraisal is filed on a timely basis, after a hearing on such petition, of which the Register in Chancery (if so ordered by the Delaware Chancery Court) will give notice to stockholders, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of Sunrise common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF SUNRISE COMMON STOCK AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES OF SUNRISE COMMON STOCK AND THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL. The Delaware Supreme Court has stated, however, that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose appraisal shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the appraisal shares entitled to appraisal.

NO RIGHT TO VOTE APPRAISAL SHARES OR RECEIVE DIVIDENDS OR DISTRIBUTION ON APPRAISAL SHARES

Any holder of shares for which appraisal rights are available that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote these shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of these shares as of a record date prior to the completion of the merger).

FAILURE TO PERFECT APPRAISAL RIGHTS

If any stockholder that properly demands appraisal of his, her or its appraisal shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, the stockholder's shares of Sunrise common stock will be converted into the right to receive the merger consideration of $5.25 per share. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the completion of the merger, or if this stockholder delivers to Sunrise a written withdrawal of his, her or its demand for appraisal. Any attempt to withdraw an appraisal demand more than 60 days after the completion of the merger will require the written approval of King Management, the surviving company.


Cash received pursuant to the exercise of your appraisal rights will be subject to income tax. We refer you to the information under the heading "Special Factors -- U.S. Federal Income Tax Consequences" on page 36 of this proxy statement.


FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF YOUR RIGHTS. UNDER THESE CIRCUMSTANCES, YOU WILL BE ENTITLED TO RECEIVE THE $5.25 MERGER CONSIDERATION RECEIVABLE WITH RESPECT TO YOUR SHARES OF SUNRISE COMMON STOCK IN ACCORDANCE WITH THE MERGER AGREEMENT.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

     The tables below set forth selected consolidated financial information for Sunrise for each of the five fiscal years ended March 31, 1995 to 1999 and the nine-month periods ended December 31, 1999 and 1998. We derived the consolidated statements of operations data and consolidated balance sheet data as of and for the five years ended March 31, 1995 to 1999 from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, as of and for the years ended March 31, 1995 through March 31, 1997 and Deloitte & Touche LLP, independent auditors, as of and for the years ended March 31, 1998 and March 31, 1999. We derived the consolidated statements of operations data and consolidated balance sheet data as of and for the nine-month periods ended December 31, 1999 and 1998 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of results for these unaudited periods. The results of operations for the nine months ended December 31, 1999 are not necessarily indicative of the results of operations that may be expected for the full fiscal year 2000.


     You should read the selected consolidated financial data presented below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements with related notes and other financial information contained or incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 1999, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, which we incorporate by reference in this proxy statement. We refer you to the information under the heading "Documents Incorporated By Reference" on page 77 of this proxy statement.


                                         NINE MONTHS
                                      ENDED DECEMBER 31,                YEARS ENDED MARCH 31,
                                      ------------------   -----------------------------------------------
                                       1999       1998      1999      1998      1997      1996      1995
                                      -------    -------   -------   -------   -------   -------   -------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues
  Operating leases..................  $49,723    $28,705   $40,481   $33,714   $26,483   $21,998   $10,722
  Direct financing leases...........    2,631      2,228     3,134     4,792     7,528     9,625     5,613
  Equipment sales...................    7,235      5,435     7,701     9,971     8,394    10,049     3,141
  Interest income...................       --         15        15       202       304     1,447       869
  Fee income........................      181        235       317       413       254       369     1,710
                                      -------    -------   -------   -------   -------   -------   -------
Total revenue.......................   59,770     36,618    51,648    49,092    42,963    43,488    22,055
                                      -------    -------   -------   -------   -------   -------   -------
Costs and expenses
  Depreciation......................   36,178     18,344    26,680    19,974    15,297    13,777     7,518
  Interest..........................    4,629      2,897     3,791     5,424     6,541     7,559     3,865
  Provision for lease and loan
    losses..........................    2,512      1,555     1,925     2,790     7,512     1,853     9,502
  Cost of equipment sold............    6,993      5,101     7,209     9,966     7,418     9,145     2,495
  Compensation expense..............    2,761      2,403     3,330     4,010     3,729     3,596     2,151
  Other operating expenses..........    2,774      2,105     2,786     2,945     2,800     2,671     1,861
  Arbitration settlement............       --         --        --        --     2,022        --        --
                                      -------    -------   -------   -------   -------   -------   -------
Total costs and expenses............  $55,847    $32,405   $45,721   $45,109   $45,319   $38,601   $27,392
                                      -------    -------   -------   -------   -------   -------   -------
Income (loss) before income taxes...    3,923      4,213     5,927     3,983    (2,356)    4,887    (5,337)
Provision (benefit) for income
  taxes.............................    1,648      1,769     2,489     1,792       191     2,384    (1,085)
                                      -------    -------   -------   -------   -------   -------   -------
Net income (loss)...................  $ 2,275    $ 2,444   $ 3,438   $ 2,191   $(2,547)  $ 2,503   $(4,252)
Net income (loss) per common
  share -- basic....................  $  0.32    $  0.32   $  0.45   $  0.29   $ (0.35)  $  0.35   $ (0.93)
                                      =======    =======   =======   =======   =======   =======   =======
Net income (loss) per common share--
  diluted...........................  $  0.31    $  0.31   $  0.45   $  0.29   $ (0.35)  $  0.35   $ (0.93)
                                      =======    =======   =======   =======   =======   =======   =======

                                       AS OF DECEMBER 31,                     AS OF MARCH 31,
                                       ------------------   ---------------------------------------------------
                                         1999      1998       1999      1998       1997       1996       1995
                                       --------   -------   --------   -------   --------   --------   --------
BALANCE SHEET DATA:
(AT END OF PERIOD)
Investment in leasing operations.....  $152,971   $83,059   $ 95,491   $81,472   $ 94,972   $101,394   $ 96,188
Loans receivable.....................     1,961     2,390      2,556     3,328      7,503     14,074     18,638
Total assets.........................   161,354    90,003    103,015    92,933    109,489    123,085    120,147
Borrowing under lines of credit......    27,028    17,726      4,156     6,661     13,329     18,298     15,608
Notes payable to The King Management
  Corporation........................     5,433    12,114      8,476    14,986         --      4,127     11,733
Notes payable to others..............    65,239     1,537     22,011     7,532     15,481         --         --
Discounted lease rentals.............     9,019    16,301     13,589    25,476     40,198     56,520     50,435
Participations in loans receivable...        --        --         --        --        435      4,582      7,585
Total liabilities....................   129,526    58,608     70,609    61,925     84,143     93,781     93,347
Retained earnings....................     8,989     5,719      6,713     3,275      1,084      3,631      1,128
Stockholders' equity.................    31,828    31,395     32,406    31,008     26,757     29,304     26,800
OTHER DATA:
Book value per diluted share.........      4.46      4.12       4.24      4.04        N/A        N/A        N/A
Ratio of earnings to fixed charges...     1.85x     2.45x      2.56x     1.73x        N/A        N/A        N/A
Cash dividends declared per share....        --        --         --        --         --         --         --

                        PRO FORMA FINANCIAL INFORMATION
--------------------------------------------------------------------------------

We have not provided any pro forma financial information giving effect to the proposed merger in this proxy statement. We do not believe that this information is material to you in evaluating the proposed merger since:

- the proposed merger consideration is all cash;

- if the proposed merger is completed, Sunrise's common stock will cease to be publicly traded; and

- you will not retain or receive a continuing interest in Sunrise's business after the merger.

                             FINANCIAL PROJECTIONS
--------------------------------------------------------------------------------


     We do not as a matter of course make public forecasts as to future revenues, earnings or other financial information. We did, however, prepare certain projections which we provided to U.S. Bancorp Piper Jaffray in connection with its analysis of the fairness, from a financial point of view, of the merger consideration to be received by Sunrise's stockholders (other than King Management and its affiliates) and to Greene Holcomb & Fisher in connection with its analyses performed for King Management. The projections set forth below are included in this proxy statement solely because this information was provided to U.S. Bancorp Piper Jaffray and Greene Holcomb & Fisher. We refer you to the information under the heading "Special Factors -- Background of the Merger" and "Special Factors -- Opinion of the Financial Advisor for the Special Committee" for more information about U.S. Bancorp Piper Jaffray's role in the merger and "Special Factors -- Background of the Merger" and "Special
Factors -- Analysis of Financial Advisor to King Management" for more information on the role of Greene Holcomb & Fisher in the merger.


     THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED BY SUNRISE WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH THE ASSISTANCE OF OR REVIEWED, COMPILED OR EXAMINED BY, SUNRISE'S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY SUNRISE'S MANAGEMENT, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND SUNRISE'S CONTROL. IN THE VIEW OF SUNRISE'S MANAGEMENT, HOWEVER, THIS INFORMATION WAS PREPARED ON A REASONABLE BASIS AND REFLECTS THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS AND PRESENTS, TO THE BEST OF SUNRISE'S MANAGEMENT'S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF SUNRISE. THE FOLLOWING PROJECTIONS AND INFORMATION ARE NOT FACTS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW. IN ADDITION, WE REFER YOU TO THE INFORMATION ON PAGE 8 OF THIS PROXY STATEMENT UNDER THE HEADING "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

     THE INCLUSION OF THE PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT SUNRISE OR ANY OF ITS RESPECTIVE REPRESENTATIVES, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND, WE CAUTION AGAINST UNDUE RELIANCE ON SUCH INFORMATION. WE DO NOT INTEND TO UPDATE OR REVISE SUCH PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, UNLESS REQUIRED BY LAW.

     The tables on the following pages summarize the projections that were provided to U.S. Bancorp Piper Jaffray:

                             CONSOLIDATED FORECAST

                                                 FISCAL YEARS ENDED MARCH 31,
                                ---------------------------------------------------------------
                                  2000       2001       2002       2003       2004       2005
                                --------   --------   --------   --------   --------   --------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Operating lease revenue.....   $66,862    $93,512   $109,772   $116,648   $116,619   $115,444
  DFL revenue.................     2,795      2,370      1,800      1,800      1,800      1,800
  Fee income..................       516        738        912      1,200      1,488      1,776
  Equipment sales.............    11,532     14,622     23,213     32,321     35,071     35,280
                                --------   --------   --------   --------   --------   --------
Total revenue.................   $81,705   $111,242   $135,696   $151,968   $154,978   $154,300
                                --------   --------   --------   --------   --------   --------
Costs and expenses
  Depreciation................    48,463     66,943     78,234     83,365     83,344     82,467
  Interest expense............     6,470      9,954     11,112     11,004     10,392      9,732
  Provision for losses........     3,260      4,974      5,624      5,982      5,995      5,951
  Cost of equipment sold......    11,133     14,270     22,749     31,674     34,370     34,574
  Compensation expense........     3,895      4,284      3,547      4,079      4,690      5,394
  Other operating expense.....     4,030      3,936      3,629      4,174      4,800      5,520
                                --------   --------   --------   --------   --------   --------
Total costs and expenses......  $ 77,252   $104,361   $124,894   $140,278   $143,591   $143,638
                                ========   ========   ========   ========   ========   ========
Income before income taxes....     4,453      6,881     10,802     11,690     11,387     10,662
Income taxes..................    (1,870)    (2,890)    (4,537)    (4,910)    (4,783)    (4,478)
Net income....................    $2,583     $3,991     $6,265     $6,780     $6,605     $6,184
Depreciation/operating lease
  revenue.....................      72.5%      71.6%      71.3%      71.5%      71.5%      71.4%
Gross margin equipment
  sales.......................       3.5%       2.4%       2.0%       2.0%       2.0%       2.0%
Leasing margin................      17.1%      15.3%      15.6%      16.1%      16.8%      17.5%
Vendor assumptions:
  Purchases...................  $114,994   $120,000   $120,000   $120,000   $120,000   $120,000
  Disposals...................   (31,440)   (43,740)   (77,376)  (107,736)  (116,904)  (117,600)
  Lease rate-new..............    0.0360     0.0345     0.0335     0.0330     0.0325     0.0320
  Lease rate-disposals........    0.0451     0.0414     0.0377     0.0356     0.0343      00334
  Interest rate...............      8.25%      8.25%      8.25%      8.25%      8.25%      8.25%
  Gross operating assets......  $181,228   $257,488   $300,112   $312,376   $315,472   $317,872
  Rent % of gross assets......      3.43%      3.32%      3.22%      3.13%      3.06%      3.01%

                     FORECASTED CONSOLIDATED BALANCE SHEET

                                                 FISCAL YEARS ENDED MARCH 31,
                                ---------------------------------------------------------------
                                  2000       2001       2002       2003       2004       2005
                                --------   --------   --------   --------   --------   --------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
At end of period:
Assets
  Cash........................  $     62   $     43   $     44   $     68   $     50   $     57
  Receivables.................     3,839      3,740      4,188      4,317      4,350      4,375
  Investment in leasing
     operations...............   142,634    171,027    181,114    181,893    179,984    178,792
  Other assets................     2,750      2,750      2,750      2,750      2,750      2,750
  Total assets................  $149,285   $177,560   $188,096   $189,028   $187,134   $185,974
                                ========   ========   ========   ========   ========   ========
Liabilities &
Stockholders' Equity
  Lines of credit.............     9,410      9,410      9,410      9,410      9,410      9,410
  Notes payable...............    91,712    115,962    119,617    113,477    104,812     97,342
  Discounted lease rentals....     7,464      7,464      7,464      7,464      7,464      7,464
Financing arrangements........   108,586    132,836    136,491    130,351    121,686    114,216
Payables & accruals...........     2,810      2,647      3,060      3,152      3,120      3,045
Customer deposits.............     5,700      5,900      6,100      6,300      6,500      6,700
Stockholders' equity..........    32,189     36,177     42,445     49,225     55,828     62,013
Total Liabilities &
  Stockholders' Equity........  $149,285   $177,560   $188,096   $189,028   $187,134   $185,974
                                ========   ========   ========   ========   ========   ========
Senior debt/tangible net
worth.........................      3.37       3.67       3.22       2.65       2.18       1.84
Total liabilities/tangible net
  worth.......................      3.64       3.91       3.43       2.84       2.35       2.00

     In preparing the above financial projections we have made certain assumptions about our market, growth rates and other factors that may affect the accuracy of these financial projections. The following sets forth the material assumptions used in Sunrise's preparation of the above projections and other relevant information:

     - Vendor Climate. Our two largest vendors have stated their respective goals are to gravitate leases to captive finance subsidiaries with limited participation of third-party leasing companies. Both have already formed captive finance subsidiaries. Sunrise anticipates that one or both of these companies will act upon this goal within the next year. The forecasts presented above assume that Sunrise reaches its maximum purchase levels with both companies during fiscal year 2000, with purchases remaining level in subsequent years due to purchases being diminished from one vendor, while purchases from the other vendor and/or new vendors offset the shortfall.

     - Largest Vendor. Lease purchase increases coming from longer term, lower margin, lower credit quality business which its primary leasing company has turned down. One program is being phased out and replaced with a new program which has much lower rates, a requirement to notify the lessee at the end of the initial lease term, and a substantially increased renewal rate following the initial term resulting in a much lower likelihood of renewal. This vendor has announced a radically different low cost chip technology to replace its current equipment configurations. This will further reduce residual values and substantially lower historical renewal rates.

     - Second Largest Vendor. Leases are longer term and result in increasing the average term of total lease purchases while reducing average lease rates. In response to increased competition this vendor has been accelerating product introductions and drastically reducing prices on existing products which will decrease both residual values as well as end of term renewals.

     - Other Vendors. Sunrise has no experience on residual values or renewal rates for recently added vendor programs.

     - Revenue/Renewal. Base line operating lease revenue entering each year is held constant for the year. Purchases are added monthly at the new lease rate. Disposals deducted monthly at the lease rate at the time of the termination. Higher rate, very short-term leases which renew on a month to month or three month extension are built into the model. Renewal revenue from longer term leases is reflected using lower rates.

     - Provisions for Losses. Practically all of the growth in vendor lease purchases are the result of transactions which have either been turned down by a primary leasing company or are to second or third tier internet service providers, an inherently low credit segment of the high technology market. The second largest vendor provides limited recourse on a portion of the low quality credits in exchange for sharing of renewal profits. This lower credit quality combined with faster obsolescence has resulted in a need for greater loss reserves. Forecasted reserves are at historical percentages of actual losses and are increasing as the portfolio increases.

     - Interest. Increasing debt to fund equipment purchases and higher interest rates result in lower leasing margins due to increased interest expense.

                        ADDITIONAL FORECAST ASSUMPTIONS

                                            FISCAL YEARS ENDING MARCH 31,
                            --------------------------------------------------------------
VENDOR:                      2000       2001       2002       2003       2004       2005
-------                     -------    -------    -------    -------    -------    -------
Purchases (000's).........  115,000    120,000    120,000    120,000    120,000    120,000
Lease Rates (monthly
  blended)................   0.0360     0.0345     0.0335     0.0330     0.0325     0.0320
Debt Rates................     8.25%      8.25%      8.25%      8.25%      8.25%      8.25%

Depreciation: Most of the vendor programs utilize 36 months straight-line depreciation with a ten or fifteen percent salvage value. This salvage value is amortized over months 37 to 48 on a straight-line basis.

DIRECT/SFR:

     - Direct sales force eliminated September 30, 1999.


     - A resort and gaming facility continues to make $150,000 per month payments under a restructured lease and loan.


     - No recoveries on previously written down assets of a hotel operation.

     - Legal fees to defend lawsuits diminish commencing October 1, 1999.

CORPORATE:

     - Sunrise will exercise its option on September 30, 1999 to purchase 630,000 Sunrise shares held by King Management and place such shares in treasury.


     - Fiscal year 2000 operating expenses include $500,000 fees related to the merger.



THE PROJECTIONS SET FORTH ABOVE SHOULD BE READ TOGETHER WITH THE "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" INCLUDED ON PAGE 54 OF THIS PROXY STATEMENT. THESE PROJECTIONS SHOULD ALSO BE READ TOGETHER WITH OUR HISTORICAL FINANCIAL STATEMENTS, AND OTHER FINANCIAL INFORMATION, AND THE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AS SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED DECEMBER 31, 1999, EACH OF WHICH IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT.

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

     Our common stock is traded on the Nasdaq National Market under the symbol "SUNL." The table below sets forth the high and low sales prices per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date as reported by Nasdaq. These prices do not include adjustments for retail markups, markdowns or commissions.


                                                              HIGH      LOW
                                                              -----    -----
FISCAL YEAR ENDING MARCH 31, 2001
First Quarter (through May 22, 2000)........................  $5.06    $4.25
FISCAL YEAR ENDING MARCH 31, 2000
Fourth Quarter..............................................  $5.81    $4.50
Third Quarter...............................................   5.38     4.75
Second Quarter..............................................   5.75     4.00
First Quarter...............................................   4.75     3.38
FISCAL YEAR ENDED MARCH 31, 1999
Fourth Quarter..............................................  $3.44    $3.00
Third Quarter...............................................   3.88     2.63
Second Quarter..............................................   4.38     2.50
First Quarter...............................................   3.88     3.00



     On September 7, 1999, the last day of trading prior to our public announcement of Peter J. King's proposal to acquire all of our outstanding shares of Sunrise common stock (other than held by King Management and its affiliates), the high, low and closing sales prices per share of our common stock as reported by Nasdaq were $4.25. On January 31, 2000, the last trading day before the public announcement of the merger agreement, the high, low and closing sales prices per share of our common stock as reported by Nasdaq were $5.50, $5.25 and $5.50, respectively. On May 30, 2000, the last trading day before the date of this proxy statement, the high, low and closing sales prices
per share of our common stock as reported by Nasdaq were $          ,
$          and $          , respectively. YOU SHOULD OBTAIN CURRENT MARKET PRICE
QUOTATIONS FOR SUNRISE COMMON STOCK IN CONNECTION WITH VOTING YOUR SHARES.



     On the record date for the special meeting, there were approximately 66 holders of record of our common stock.


     We have never paid a cash dividend on our common stock. Our board of directors does not anticipate paying cash dividends in the near term. Our bank line of credit prohibits us from paying dividends without the bank's consent.

                       COMMON STOCK PURCHASE INFORMATION
--------------------------------------------------------------------------------

PURCHASES BY SUNRISE

     The table below sets forth the purchases by Sunrise of its common stock since April 1, 1997, including: (1) the type of purchase; (2) the date Sunrise purchased shares; (3) the number of shares purchased; (4) the price per share Sunrise paid for the shares and (5) the average purchase price for each applicable quarterly period since April 1, 1997:

                                 NUMBER OF
      TYPE OF         PURCHASE    SHARES       PRICE       AVERAGE PRICE
    TRANSACTION         DATE     PURCHASED   PER SHARE      PER QUARTER
--------------------  --------   ---------   ---------   -----------------
    Open Market       10/26/98      1,100      $3.25           $3.88
    Open Market       10/27/98      1,100       3.38            3.88
    Open Market       10/28/98      1,100       3.44            3.88
    Open Market       10/29/98      1,100       3.63            3.88
    Open Market       10/30/98      1,100       3.63            3.88
    Open Market        11/2/98      1,500       3.57            3.88
    Open Market        11/3/98      1,500       3.63            3.88
    Open Market        11/5/98      1,000       3.63            3.88
    Open Market       11/13/98      9,300       3.78            3.88
    Open Market       11/13/98     18,600       3.77            3.88
    Open Market       11/13/98     13,400       3.72            3.88
    Open Market       11/17/98      9,000       3.80            3.88
    Open Market       11/17/98      9,000       3.80            3.88
    Open Market       11/23/98     24,000       3.88            3.88
    Open Market       11/23/98     10,000       3.94            3.88
    Open Market       11/23/98     16,000       3.94            3.88
    Open Market       11/23/98    200,000       3.94            3.88
    Open Market       11/23/98     10,500       3.81            3.88
    Open Market       11/23/98     12,000       3.94            3.88
    Open Market       11/23/98     13,000       3.94            3.88
    Open Market       11/23/98     38,118       3.90            3.88
    Open Market       11/23/98     24,000       3.88            3.88
    Open Market       11/24/98    150,000       3.83            3.88
Privately Negotiated   9/30/99    630,000       4.58(1)         4.58

-------------------------

(1) The price per share includes interest which was paid by Sunrise to King Management when Sunrise purchased these shares from King Management under an arrangement between Sunrise and King Management. The closing sale price per share of Sunrise common stock as reported by Nasdaq on the purchase date was $5.00.

PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS OF SUNRISE

     The table below sets forth the purchases by each of Sunrise's directors and executive officers of Sunrise's common stock since April 1, 1997 (or the date that the individual became an affiliate of Sunrise, if this date is later) including: (1) the type of purchase; (2) the date the individual purchased shares; (3) the number of shares he or she purchased; (4) the price per share the individual paid for the shares and (5) the average purchase price for each applicable quarterly period since April 1, 1997:

                                                   NUMBER OF                 AVERAGE
                         TYPE OF        PURCHASE    SHARES       PRICE        PRICE
NAME                    PURCHASE          DATE     PURCHASED   PER SHARE   PER QUARTER
----                -----------------   --------   ---------   ---------   -----------
Peter J. King         Distribution      5/27/97     155,764(1)   $3.25        $3.34
Peter J. King         Distribution      5/27/98     276,235(2)    3.50         3.49
Peter J. King       Arbitration Award   6/25/97      91,059       3.38         3.34
Donald R. Brattain     Open Market      12/16/97     10,000       2.94         2.99
Donald R. Brattain     Open Market      5/26/98      10,000       3.38         3.49
Donald R. Brattain     Open Market       6/1/98      10,000       3.31         3.49
Thomas R. King         Open Market      11/7/97       2,000       3.25         2.99

-------------------------

(1) This was the first distribution from the 1996 Grantor Retained Annuity Trust FBO Peter J. King.

(2) This was the second distribution from the 1996 Grantor Retained Annuity Trust FBO Peter J. King, and 3,116 shares were transferred to King Management in lieu of legal fees.

PURCHASES BY KING MANAGEMENT

     The table below sets forth the purchases by King Management of Sunrise's common stock since April 1, 1997, including: (1) the type of purchase; (2) the date King Management purchased shares; (3) the number of shares purchased; (4) the price per share King Management paid for the shares and (5) the average purchase price for each applicable quarterly period since April 1, 1997:

                                NUMBER OF
                      PURCHASE   SHARES     PRICE PER   AVERAGE PRICE
  TYPE OF PURCHASE      DATE    PURCHASED     SHARE      PER QUARTER
--------------------  --------  ---------   ---------   -------------
    Open market        9/2/98     30,000      $3.50         $3.50
Privately negotiated  5/28/98     38,818       3.00          3.28
    Open market       6/29/98     50,000       3.50          3.28
    Open market        3/2/98    120,000       3.02          2.94
    Open market       2/23/98     55,000       2.90          2.94
    Open market       2/13/98     50,000       2.77          2.94
    Open market        2/2/98     30,000       2.94          2.94
    Open market        2/2/98     25,000       2.93          2.94
Privately negotiated   3/3/99    210,000       4.40          4.40
Privately negotiated   4/1/99    210,000       4.40          4.40
Privately negotiated   5/3/99    210,000       4.40          4.40
    Open market       2/24/00    352,500       4.88          4.88

PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS OF KING MANAGEMENT

     The table below sets forth the purchases by each of King Management's directors and executive officers of Sunrise's common stock since April 1, 1997 (or the date that the individual became an affiliate of King Management, if this date is later) including: (1) the type of purchase; (2) the date the individual purchased shares; (3) the number of shares he or she purchased; (4) the price per share the individual paid for the shares and (5) the average purchase price for each applicable quarterly period since April 1, 1997:

                                                          NUMBER OF
                               TYPE OF       PURCHASE       SHARES        PRICE PER   AVERAGE PRICE
NAME                          PURCHASE         DATE       PURCHASED         SHARE      PER QUARTER
----                      -----------------  --------  ----------------   ---------   -------------
Peter J. King               Distribution     5/27/97       155,764(1)       $3.25         $3.35
Peter J. King               Distribution     5/27/98       276,235(2)        3.50          3.50
Peter J. King             Arbitration Award  6/25/97        91,059           3.38          3.35
Stephen D. Higgins, as    Arbitration Award  6/25/97       285,759           3.38          3.35
  trustee of the William
  B. King Trust
Stephen D. Higgins, as    Arbitration Award  6/25/97       222,257           3.38          3.35
  trustee of the Russell
  S. King Trust

-------------------------

(1) This was the first distribution from the 1996 Grantor Retained Annuity Trust FBO Peter J. King.

(2) This was the second distribution from the 1996 Grantor Retained Annuity Trust FBO Peter J. King and Peter J. King transferred 3,116 shares to King Management in lieu of legal fees.

RECENT TRANSACTIONS

Sunrise

     Except as set forth in the following table, there have been no transactions in Sunrise's common stock effected during the past 60 days by Sunrise or any of Sunrise's directors or executive officers, other than as a result of the merger agreement and the agreement to facilitate the merger.

                                                             NUMBER OF
                                    TYPE OF      PURCHASE     SHARES      PRICE PER
NAME                               PURCHASE        DATE      PURCHASED      SHARE
----                              -----------    --------    ---------    ---------
Peter J. King                     Open Market    2/24/00      352,500       $4.88
(through King Management)

King Management

     Except as set forth in the following table, there have been no transactions in Sunrise's common stock effected during the past 60 days by King Management or any of King Management's directors or executive officers, other than as a result of the merger agreement and the agreement to facilitate the merger:

                                                             NUMBER OF
                                    TYPE OF      PURCHASE     SHARES      PRICE PER
NAME                               PURCHASE        DATE      PURCHASED      SHARE
----                              -----------    --------    ---------    ---------
Peter J. King                     Open Market    2/24/00      352,500       $4.88
(through King Management)

                         CURRENT MANAGEMENT OF SUNRISE
--------------------------------------------------------------------------------

     Sunrise is a Delaware corporation and is principally engaged in developing market-oriented vendor programs by creating customized lease and rental programs for vendors of high technology, telecommunications and other capital equipment, and providing such vendors with lease financing. Sunrise's principal business address is 5500 Wayzata Boulevard, Suite 750, Golden Valley, Minnesota 55416. Neither Sunrise nor any of its current executive officers or directors have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have they been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of this proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to these laws.

     The following sets forth (1) the names, ages and business address of each of our current directors and executive officers, (2) information regarding their current positions with Sunrise and their period of service in such positions, and (3) their business experience for the past five years. All of the individuals listed below are citizens of the United States.

-----------------------------------------------------------------------------------------------------------------------
                                                                        PRESENT PRINCIPAL OCCUPATION AND MATERIAL
                         POSITION(S) WITH       BUSINESS ADDRESS      OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT
       NAME AND AGE           SUNRISE         AND TELEPHONE NUMBER             DURING THE LAST FIVE YEARS
-----------------------------------------------------------------------------------------------------------------------
    Peter J. King        Chief Executive    5500 Wayzata Blvd.        Mr. King has served as our Chief Executive
    (71)                 Officer            Suite 750,                Officer since April 1, 1998 and as Chairman
                                            Golden Valley, MN         of the Board since June 1997. Mr. King also
                         Chairman of the    55416                     served as Chief Financial Officer from April
                         Board              (612) 593-1904            to June 1998. Mr. King had previously served
                                                                      as Chairman of the Board from February 1995
                                                                      to February 1996 and as a director from
                                                                      February 1995 to July 1996. Mr. King also had
                                                                      previously served as a member of our Interim
                                                                      CEO Committee from July 1995 until July 1996.
                                                                      Mr. King founded International Leasing
                                                                      Corporation in 1974 and served as its
                                                                      President until it was merged into Sunrise in
                                                                      February 1995. Mr. King also currently serves
                                                                      as Chairman and Chief Executive Officer of
                                                                      The King Management Corporation. Mr. King is
                                                                      not related to Thomas R. King, a member of
                                                                      our board.
-----------------------------------------------------------------------------------------------------------------------
    Jeffrey G. Jacobsen  Chief Financial    5500 Wayzata Blvd.        Mr. Jacobsen has served as our Executive Vice
    (51)                 Officer            Suite 725                 President and Chief Financial Officer since
                                            Golden Valley, MN         June 1998 and as our Secretary since July
                         Executive Vice     55416                     1997. Mr. Jacobsen served as President of The
                         President          (612) 593-1904            King Management Corporation from April 1997
                                                                      to June 1998 and currently serves as its
                         Secretary                                    Treasurer. From March 1983 to April 1997, Mr.
                                                                      Jacobsen served as Vice President of Network
                         Director                                     Systems Corporation, a computer networking
                                                                      company.
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                        PRESENT PRINCIPAL OCCUPATION AND MATERIAL
                         POSITION(S) WITH       BUSINESS ADDRESS      OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT
       NAME AND AGE           SUNRISE         AND TELEPHONE NUMBER             DURING THE LAST FIVE YEARS
-----------------------------------------------------------------------------------------------------------------------
    James C. Teal        Corporate          5500 Wayzata Blvd.        James C. Teal became our Corporate Controller
    (35)                 Controller         Suite 725                 in June of 1998, which position was elevated
                                            Golden Valley, MN         to executive officer status on June 14, 1999.
                                            55416                     Mr. Teal is currently also the Corporate
                                            (612) 593-1904            Controller of The King Management Corporation
                                                                      and has held that position since 1993. Prior
                                                                      to joining King Management and Sunrise, Mr.
                                                                      Teal was Assistant Controller for the Space
                                                                      Center Company, St. Paul, MN from 1990 to
                                                                      1993. Mr. Teal is a Certified Public
                                                                      Accountant and was an auditor for the
                                                                      Minneapolis office of Arthur Andersen LLP
                                                                      from 1986 to 1990.
-----------------------------------------------------------------------------------------------------------------------
    Donald R. Brattain   Director           15500 Wayzata Blvd.       Donald R. Brattain has been a member of our
    (58)                                    Suite 626                 board of directors since 1989. From July 1995
                                            Wayzata, MN               to July 1996, Mr. Brattain served as our
                                            55391                     interim Chairman of the Board, and from July
                                            (612) 449-4490            1991 to February 1995 he served as our
                                                                      Chairman of the Board. Mr. Brattain has been
                                                                      the President of Brattain & Associates, LLC,
                                                                      an investment company since 1981. He is also
                                                                      a director of Everest Medical Corporation and
                                                                      Featherlite Mfg., Inc.
-----------------------------------------------------------------------------------------------------------------------
    Thomas R. King       Director           1100 International        Mr. King served as our Secretary from July
    (59)                                    Centre                    1991 to July 1997, and as our interim
                                            900 Second Ave. S.        Chairman of the Board from February 1996 to
                                            Minneapolis, MN           June 1997. Mr. King is an officer and
                                            55402                     shareholder of Fredrikson & Byron, P.A., our
                                            (612) 347-7059            legal counsel, and has practiced law for more
                                                                      than 34 years. Mr. King is also a director of
                                                                      Datakey, Inc. Mr. King is not related to
                                                                      Peter J. King.
-----------------------------------------------------------------------------------------------------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT
--------------------------------------------------------------------------------

     The following table provides information as of the record date concerning the beneficial ownership of our common stock by: (1) each director and executive officer of Sunrise; (2) all executive officers and directors as a group, and (3) persons known to Sunrise to be the beneficial owners of more than 5% of our outstanding common stock as of the record date; and (4) all directors and executive officers as a group.


--------------------------------------------------------------------------------------------------
     NAME (AND ADDRESS OF                                       NUMBER OF SHARES         PERCENT
     5% HOLDERS) OR IDENTITY OF GROUP                         BENEFICIALLY OWNED(1)    OF CLASS(2)
--------------------------------------------------------------------------------------------------
     Peter J. King                                                  4,735,803(3)          62.7%
     5500 Wayzata Boulevard, #725
     Minneapolis, MN 55416
--------------------------------------------------------------------------------------------------
     The King Management Corporation                                  753,318(4)          11.4%
     5500 Wayzata Boulevard, #750
     Minneapolis, MN 55416
--------------------------------------------------------------------------------------------------
     Donald R. Brattain                                               375,300(5)           5.6%
     15500 Wayzata Boulevard, #626
     Wayzata, MN 55391
--------------------------------------------------------------------------------------------------
     Thomas R. King                                                    46,000(6)          *
     1100 International Centre
     900 Second Avenue South
     Minneapolis, MN 55402
--------------------------------------------------------------------------------------------------
     Jeffrey G. Jacobsen                                               79,696(7)          *
     5500 Wayzata Blvd., Suite 725
     Golden Valley, MN 55416
--------------------------------------------------------------------------------------------------
     James C. Teal                                                     12,350(8)          *
     5500 Wayzata Boulevard, Suite 725
     Golden Valley, MN 55416
--------------------------------------------------------------------------------------------------
     Stephen D. Higgins, Individually                               2,889,179(9)          43.5%
     and as a Trustee
     23785 Strehler Road
     Loretto, MN 55357
--------------------------------------------------------------------------------------------------
     Dimensional Fund Advisors, Inc.                                  394,400(10)          5.9%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401
--------------------------------------------------------------------------------------------------
     All Current Executive Officers                                 5,249,149(11)         68.1%
     and Directors as a Group (5 persons)
--------------------------------------------------------------------------------------------------


-------------------------

  * less than 1%

 (1) Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned by such person.
 (2) Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

 (3) Represents (i) 3,466,797 shares that are subject to a Stockholder Voting Trust Agreement dated May 27, 1998, and, unless indicated below, Peter J. King has the sole power to vote and dispose of these shares, which shares include (a) 517,158 shares held by Peter J. King directly, (b) 400,818 shares held by King Management, of which Peter J. King is a principal stockholder, officer and director, (c) 1,286,439 shares held by Stephen D. Higgins, Trustee, William B. King Stock Trust UA dated November 21, 1989 for the benefit of William B. King, which is referred to in this proxy statement as the "WBK Trust," and (d) 1,262,382 shares held by Stephen D. Higgins, Trustee, Russell S. King Stock Trust UA dated November 21, 1989 for the benefit of Russell S. King, which is referred to in this proxy statement as the "RSK Trust;" (ii) 352,500 shares held by King Management directly and (iii) 916,506 shares which may be acquired by Peter J. King within 60 days after the record date upon exercise of outstanding stock options. Peter J. King does not have dispositive power over the shares held by the WBK Trust or RSK Trust. Sunrise has relied on information contained in Schedule 13D (Amendment No. 3) dated February 24, 2000 filed by Peter J. King with the SEC and information provided by Peter J. King.

 (4) Represents (i) 400,818 shares that are subject to a Stockholder Voting Trust Agreement dated May 27, 1998, pursuant to which Peter J. King has the sole power to vote these shares and (ii) 352,500 shares held directly by King Management which Peter J. King has sole power to vote these shares as Chief Executive Officer of King Management. As CEO of King Management, Peter J. King has the sole power to dispose of all 753,318 shares.

 (5) Includes 30,000 shares which may be acquired by Donald R. Brattain within 60 days after the record date upon exercise of outstanding stock options.

 (6) Includes 38,000 shares which may be acquired by Thomas R. King within 60 days after the record date upon exercise of outstanding stock options.


 (7) Includes 74,667 shares which may be acquired by Jeffrey G. Jacobsen within 60 days after the record date upon exercise of outstanding stock options.



 (8) Includes 9,333 shares which may be acquired by James C. Teal within 60 days after the record date upon exercise of outstanding stock options.


 (9) Represents (i) 2,548,821 shares, of which (a) 1,286,439 shares are held by Stephen D. Higgins as Trustee of the WBK Trust and (b) 1,262,382 shares held by Stephen D. Higgins as Trustee of the RSK Trust, all of which shares are subject to a Stockholder Voting Trust Agreement dated May 27, 1998, under which Peter J. King has the sole power to vote these shares; (ii) 335,329 shares held by Stephen D. Higgins as Trustee of the WBK Trust, of which Stephen D. Higgins has sole voting power; and (iii) 5,029 shares held by Stephen D. Higgins directly, of which he has sole voting power. Stephen
     D. Higgins has sole dispositive power over all of the shares described in this footnote. Sunrise has relied on information contained in Schedule 13D (Amendment No. 3) dated February 24, 2000 filed by Peter J. King with the SEC.

(10) Dimensional Fund Advisors Inc. furnishes advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as an investment manager to certain other commingled groups of trusts and separate accounts, and in its roles has the sole voting and dispositive power over 394,400 shares of Sunrise common stock.


(11) Includes 1,068,506 shares of Common Stock which may be acquired within 60 days after the record date upon the exercise of outstanding options.

                                KING MANAGEMENT
--------------------------------------------------------------------------------

     King Management is a Minnesota corporation and is principally engaged in the leasing of computer and other technology equipment, the sale of software and operating coin operated copiers. King Management's principal business address is 5500 Wayzata Boulevard, Suite 750, Golden Valley, Minnesota 55416. Neither King Management nor any of its current officers or directors have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have they been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of this proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to these laws.

     The following sets forth (1) the names and business address of each of King Management's current directors and executive officers, (2) information regarding their current positions with King Management and their period of service in such positions, and (3) their business experience for the past five years. All of the individuals listed below are citizens of the United States.

-----------------------------------------------------------------------------------------------------------------
                                               BUSINESS ADDRESS        PRESENT PRINCIPAL OCCUPATION AND
                          POSITION(S) WITH       AND TELEPHONE    MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
           NAME            KING MANAGEMENT          NUMBER           EMPLOYMENT DURING THE LAST FIVE YEARS
-----------------------------------------------------------------------------------------------------------------
    Peter J. King       Chairman of the Board  5500 Wayzata       Mr. King currently serves as Chairman and
                        and Chief Executive    Blvd., Suite 750,  Chief Executive Officer of King Management.
                        Officer                Golden Valley,     Mr. King also serves as Sunrise's Chief
                                               MN 55416           Executive Officer and Chairman of the
                                               (612) 513-3230     Board. Mr. King also served as Chief
                                                                  Financial Officer of Sunrise from April to
                                                                  June 1998. Mr. King had previously served
                                                                  as Chairman of the Board from February 1995
                                                                  to February 1996 and as a director from
                                                                  February 1995 to July 1996. Mr. King also
                                                                  had previously served as a member of
                                                                  Sunrise's Interim CEO Committee from July
                                                                  1995 until July 1996. Mr. King founded
                                                                  International Leasing Corporation in 1974
                                                                  and served as its President until it was
                                                                  merged into Sunrise in February 1995. Mr.
                                                                  King is not related to Thomas R. King.
-----------------------------------------------------------------------------------------------------------------
    Stephen D. Higgins  Director and Vice      23785 Strehler     Mr. Higgins has owned Stephen D. Higgins,
                        President of Business  Road, Loretto, MN  LTD since 1978.
                        Development            55357
                                               (612) 498-7000
-----------------------------------------------------------------------------------------------------------------
    William B. King     Director               435 Locust, #8,    Mr. King has served as President of
                                               San Francisco, CA  Equipment Leasing Consultants since 1997.
                                               94118              From 1995 to 1997, Mr. King was Vice
                                               (612) 741-4236     President, National Vendor Programs for
                                                                  Sunrise.
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                               BUSINESS ADDRESS        PRESENT PRINCIPAL OCCUPATION AND
                          POSITION(S) WITH       AND TELEPHONE    MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
           NAME            KING MANAGEMENT          NUMBER           EMPLOYMENT DURING THE LAST FIVE YEARS
-----------------------------------------------------------------------------------------------------------------
    Russell S. King     Director and           90 S. Seventh      Mr. King has served as Senior Vice
                        Secretary              St., Suite 4500,   President at Doherty Funding LLC since
                                               Minneapolis, MN    1997. From 1996 to 1997, Mr. King was Vice
                                               55402              President of Americor. From 1994 to 1996,
                                               (612) 317-2139     he served as a Vice President of King
                                                                  Management.
-----------------------------------------------------------------------------------------------------------------
    Jeffrey G.          Director and           5500 Wayzata       Mr. Jacobsen served as President of King
    Jacobsen            Treasurer              Blvd., Suite 750,  Management from April 1997 to June 1998 and
                                               Golden Valley,     currently serves as its Treasurer and as a
                                               MN 55416           director. Mr. Jacobsen has served as
                                               (612) 513-3230     Executive Vice President and Chief
                                                                  Financial Officer of Sunrise since June
                                                                  1998 and as Secretary of Sunrise since July
                                                                  1997. From March 1983 to April 1997, Mr.
                                                                  Jacobsen served as Vice President of
                                                                  Network Systems Corporation, a computer
                                                                  networking company.
-----------------------------------------------------------------------------------------------------------------
    James C. Teal       Corporate Controller   5500 Wayzata       Mr. Teal is currently the Corporate
                        Assistant Secretary    Blvd., Suite 750,  Controller and Assistant Secretary of King
                                               Golden Valley,     Management and has held these positions
                                               MN 55416           since 1993. Mr. Teal has also served as a
                                               (612) 513-3230     Controller of Sunrise since June 1998,
                                                                  which position was elevated to executive
                                                                  officer status on June 14, 1999. Prior to
                                                                  joining King Management and Sunrise, Mr.
                                                                  Teal was Assistant Controller for the Space
                                                                  Center Company, St. Paul, MN from
                                                                  1990-1993. Mr. Teal is a Certified Public
                                                                  Accountant and was an auditor for the
                                                                  Minneapolis office of Arthur Andersen LLP
                                                                  from 1986 to 1990.
-----------------------------------------------------------------------------------------------------------------
    Kenneth J. Preble   Director               2000 Power         Mr. Preble has served as President at GE
                                               Street,            Capital Information Technology Solutions
                                               Suite 1050,        since 1995.
                                               Emeryville, CA
                                               94608
                                               (510) 595-2670
-----------------------------------------------------------------------------------------------------------------

                           RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

Management Agreement. Sunrise, Peter J. King and King Management entered into an agreement on June 16, 1997, which was amended on June 23, 1998, providing that Peter J. King or King Management would provide management services to Sunrise through June 30, 2000. We refer to this agreement as the "management agreement" in this proxy statement. Under this management agreement, Peter J. King serves as an employee of Sunrise in the capacity of Chairman of the Board and Chief Executive Officer until June 30, 2000, at a salary of $200,000 per year. Under this management agreement, Peter J. King was granted stock options to purchase an aggregate of 541,506 shares at $3.375 per share. On June 23, 1998, Peter J. King was granted (1) a fully vested seven-year nonqualified stock option to purchase 250,000 shares at $3.25 per share under Sunrise's 1991 Stock Option Plan and (2) a seven-year nonqualified cliff vesting stock option to purchase 400,000 shares at $3.25 per share outside of Sunrise's 1991 Stock Option Plan. The cliff vesting options vest after six years if Peter J. King continues to be an employee of Sunrise. Vesting is accelerated if Sunrise's common stock attains certain agreed closing average stock prices, as reflected in the Nasdaq Market System, for a period of ten consecutive business days, as follows: 125,000 shares at $5.00, 125,000 shares of $6.00 and 150,000 shares at $7.00.

The management agreement also provides that Peter J. King and/or King Management provide services to Sunrise, including, among others, working with management on current and prospective vendor relationships, monitoring problem leases and loans, assisting Sunrise on meeting financing requirements and working with Sunrise's bankers. Under this management agreement, King Management has provided Sunrise access to some of its employees, including, among others, Jeffrey G. Jacobsen, our Chief Financial Officer and a member of our board, and James C. Teal, our Corporate Controller. These employees expended at least 85% of their time on Sunrise matters from April 1, 1998 through June 30, 1998, at which time they became full-time employees of Sunrise. For these services, King Management was paid $125,000.

Three other employees of King Management continue to provide services to Sunrise for which King Management is reimbursed. Employees of Sunrise may also provide services to King Management for which Sunrise is reimbursed. For the fiscal year ended March 31, 1999, Sunrise paid King Management $53,000 in addition to the $125,000 discussed above.

On joining Sunrise as full-time employees, Jeffrey G. Jacobsen received ten-year options to purchase 100,000 shares of Sunrise common stock and James C. Teal received an option to purchase 10,000 shares of Sunrise common stock. In addition, options for 17,000 shares were granted to the three other King Management employees providing services to Sunrise and who remain King Management employees All of these options have an exercise price of $3.25 per share.

If the merger is completed, this management agreement will terminate.

Financing Arrangement with King Management. On June 16, 1997, under the management agreement, Sunrise entered into a financing arrangement with King Management in which King Management agreed to provide subordinated debt financing, direct financing and or other financial assistance to Sunrise. Under the financing arrangement, as amended, for the period from July 1, 1997 through June 30, 2000, King Management has committed to assist Sunrise in financing its vendor business including providing subordinated debt to cover any net worth covenant deficiencies and utilizing its balance sheet and borrowing capacity to provide funding for approved vendor programs, including making direct loans to Sunrise. From June 16, 1997 through December 31, 1999, King Management has provided term note financing to Sunrise totaling $29.8 million, with balances totaling $5.4 million at December 31, 1999. The notes bear interest at prime minus 0.25% (8.25% at December 31, 1999), and are secured by specific leases and equipment.

In exchange for King Management's commitment to provide financing and services, Sunrise agreed to allow King Management to participate, as a lessor to the extent of 25% of certain higher-risk vendor leasing programs and risk pools and to the extent of 15% of all other vendor leasing programs of Sunrise consummated during the period from July 1, 1997 through June 30, 2000. From October 1, 1999 through December 31, 1999, King Management purchased leases in the amount of $12,649,000. Sunrise paid King Management $122,000 in interest with respect to this financing arrangement from October 1, 1999 through December 31, 1999.

Voting Trust Agreement. Effective as of May 27, 1998, Peter J. King, King Management, Stephen D. Higgins, as trustee of two trusts for the benefit of William B. and Russell S. King, Peter J. King's sons, and the Peter J. King 1996 Grantor Retained Annuity Trust, of which Stephen D. Higgins is the sole trustee, which is referred to in this proxy statement as the "1996 Grantor Trust," entered into a voting trust agreement, under which Peter J. King was granted the sole power to vote the shares of Sunrise common stock deposited into the voting trust by himself, King Management, the two trusts and the 1996 Grantor Trust, which is no longer in existence.

An aggregate of 3,466,797 shares of Sunrise common stock are currently subject to the voting trust agreement, of which (1) 517,158 shares are held by Peter J. King directly; (2) 400,818 shares are held by King Management, of which Peter J. King is the Chief Executive Officer; (3) 1,286,439 shares are held by the trust for the benefit of William B. King; and (4) 1,262,382 shares are held by the trust for the benefit of Russell S. King. Under the voting trust agreement, the 1996 Grantor Trust deposited into the voting trust 276,235 shares of common stock on May 27, 1998. On May 28, 1998, Peter J. King, the two trusts and the 1996 Grantor Trust transferred voting trust certificates representing an aggregate of 38,818 shares of Sunrise common stock to King Management in consideration of legal fees paid by King Management in connection with an arbitration proceeding in June 1997. On May 28, 1998, the 1996 Grantor Trust transferred voting trust certificates representing 273,119 shares of common stock to Peter J. King as a distribution of the annuity portion of such trust. Stephen D. Higgins is the sole trustee of the 1996 Grantor rust and prior to the creation of the voting trust and the distribution of all of the shares of common stock held by the 1996 Grantor Trust to Peter J. King, Stephen D. Higgins had the sole power to vote and dispose of such shares.


Stock Option. In connection with Sunrise's stock repurchase program, a then five percent stockholder indicated a desire to sell 630,000 shares of Sunrise's common stock to Sunrise. For more information about Sunrise's stock repurchase program, see the information under the heading "Public Offerings and Repurchase of Common Stock" on page 38 of this proxy statement. Sunrise, however, was not in a position to purchase the shares at the time, and King Management offered to purchase the shares with the understanding that Sunrise would repurchase the shares at the same price at which King Management purchased the shares and reimburse King Management for any commissions, brokerage or consulting fees and accrued interest incurred. On March 2, 1999, King Management purchased the shares for $4.35 per share, for an aggregate of $2,740,500. Sunrise and King Management entered into an option agreement under which Sunrise could purchase the shares from King Management for $4.35 per share plus reimburse King Management for $31,500 in commissions and fees, and accrued interest at a rate of 8% per annum. On September 30, 1999, Sunrise exercised its option and purchased the 630,000 for an aggregate purchase price of $2,884,000.


Consulting Agreement. On December 31, 1998, Sunrise and William B. King, d.b.a. Equipment Leasing Consultants, entered into a consulting agreement. William B. King is the son of Peter J. King and a director of King

Management. Under this consulting agreement, Equipment Leasing Consultants performs services for Sunrise's leasing programs primarily with respect to its second largest vendor. The initial term of this consulting agreement was six months, and following this initial period it automatically renews for three month periods until cancelled by either Sunrise or Equipment Leasing Corporation. Sunrise pays Equipment Leasing Corporation an hourly fee for its services and reimburses Equipment Leasing Corporation for its normal business expenses. In addition to standard confidentiality provisions, the consulting agreement restricts Equipment Leasing Corporation from performing consulting services which compete with the services it performs for Sunrise unless Sunrise agrees in writing to allow Equipment Leasing Consultants to perform these services.

                             STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     If the merger is not completed for any reason, stockholder proposals intended to be included in our proxy statement and form of proxy in connection with our 2000 Annual Meeting of Stockholders were required to be submitted in writing by March 31, 2000 to:

    Jeffrey G. Jacobsen
    Sunrise International Leasing Corporation
    5500 Wayzata Boulevard, Suite 725
    Wayzata, Minnesota 55416

     Between March 31, 2000 and June 14, 2000, you may make a proposal at our 2000 Annual Meeting of Stockholders; however, we are not required to include your proposal in our proxy statement and form of proxy. If any stockholder proposal is submitted after June 14, 2000, the board of directors will be allowed to use its discretionary voting authority when the proposal is raised at the 2000 Annual Meeting, without any discussion of the matter in the proxy statement.

                            INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

     The consolidated balance sheets as of March 31, 1999 and March 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two fiscal years in the period ended March 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference in this proxy statement. A representative of Deloitte & Touche LLP will be at the special meeting to answer questions from stockholders and will have the opportunity to make a statement.

     The financial statements incorporated by reference in this proxy statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------

     We file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 0-19516. Our SEC filings made electronically through the SEC's

EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the following SEC public reference rooms:

Judiciary Plaza           Citicorp Center            7 World Trade Center
450 Fifth Street, N.W.    500 West Madison Street    Suite 1300
Washington, D.C. 20549    Chicago, Illinois 60621    New York, New York 10048

     You may obtain information regarding the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     Sunrise, King Management, Peter J. King, Stephen D. Higgins, as co-trustee of two trusts established for the benefit of Peter J. King's sons, William B. and Russell S. King, and Peter J. King, as sole voting trustee under a voting trust dated May 27, 1998 have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE
--------------------------------------------------------------------------------

     The SEC allows us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this proxy statement, except to the extent that this proxy statement updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 0-19516):

     - Our Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

     - Our Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 1999; and

     - Our Current Report on Form 8-K dated February 3, 2000.

     We also incorporate by reference the information contained in all other documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.


     We will provide you, at no charge, a copy of the documents we incorporate by reference in this proxy statement upon your request. TO OBTAIN TIMELY DELIVERY, REQUESTS FOR COPIES SHOULD BE MADE NO LATER THAN JUNE 21, 2000. To request a copy of any or all of these documents, you should write or telephone us at:


    Sunrise International Leasing Corporation
    5500 Wayzata Boulevard, Suite 725
    Golden Valley, Minnesota 55416
    Attention: Investor Relations
    Telephone: (612) 596-1904

     These documents are also included in our SEC filings that are made electronically through the SEC's EDGAR system and are available to the public at the SEC's website at http://www.sec.gov.
                          ---------------------------

     You should rely only on the information contained in this proxy statement or to which we have referred you to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Jeffrey G. Jacobsen
                                          Secretary


May 31, 2000

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        THE KING MANAGEMENT CORPORATION

                                      AND

                   SUNRISE INTERNATIONAL LEASING CORPORATION

                          DATED AS OF JANUARY 31, 2000

ARTICLE 1. THE MERGER; CANCELLATION AND CONVERSION OF SECURITIES...........
                                                                                A-4
        1.1.   The Merger..................................................     A-4
        1.2.   The Closing.................................................     A-5
        1.3.   Effective Time..............................................     A-5
        1.4.   Effects of the Merger.......................................     A-5
        1.5.   Articles of Incorporation of the Surviving Corporation......     A-5
        1.6.   Bylaws of the Surviving Corporation.........................     A-5
        1.7.   Directors and Officers of the Surviving Corporation.........     A-5
        1.8.   Cancellation and Conversion of Securities...................     A-6
        1.9.   Dissenting Shares...........................................     A-6
        1.10.  Surrender of Securities; Funding of Payments; Stock Transfer
               Books.......................................................     A-6
        1.11.  Stock Options...............................................     A-8
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................     A-9
        2.1.   Disclosure Schedule.........................................     A-9
        2.2.   Organization and Qualification..............................     A-9
        2.3.   Authorization and Enforceability............................    A-10
        2.4.   Capitalization..............................................    A-10
        2.5.   SEC Filings and Financial Statements........................    A-11
        2.6.   Absence of Undisclosed Liabilities..........................    A-12
        2.7.   Consents and Approvals......................................    A-12
        2.8.   Compliance with Laws........................................    A-12
        2.9.   Litigation..................................................    A-13
        2.10.  Absence of Material Adverse Changes.........................    A-13
        2.11.  Disclosure Documents........................................    A-13
        2.12.  Merger Filings..............................................    A-14
        2.13.  Vote Required...............................................    A-14
        2.14.  Company Action..............................................    A-14
        2.15.  State Takeover Laws.........................................    A-14
        2.16.  Rights Plan.................................................    A-14
        2.17.  Fairness Opinion............................................    A-14
        2.18.  No Finders..................................................    A-14
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR..................    A-15
        3.1.   Organization and Qualification..............................    A-15
        3.2.   Authorization and Enforceability............................    A-15
        3.3.   Consents and Approvals......................................    A-15
        3.4.   Disclosure Documents........................................    A-16
        3.5.   Merger Filings..............................................    A-16
        3.6.   No Vote Required............................................    A-16
        3.7.   Financing...................................................    A-16
        3.8.   No Finders..................................................    A-16
ARTICLE 4. COVENANTS.......................................................    A-16
        4.1.   No Solicitation.............................................    A-16
        4.2.   Stockholders Meeting; Proxy Statement.......................    A-17
        4.3.   Access to Information.......................................    A-19
        4.4.   Consents....................................................    A-19
        4.5.   Expenses....................................................    A-19
        4.6.   Further Actions.............................................    A-19
        4.7.   Regulatory Approvals........................................    A-19
        4.8.   Certain Notifications.......................................    A-20

        4.9.   Officers' and Directors' Indemnification....................    A-20
        4.10.  Financing...................................................    A-20
ARTICLE 5. CLOSING CONDITIONS..............................................    A-21
        5.1.   Conditions to Obligations of the Acquiror and the Company...    A-21
        5.2.   Conditions to Obligations of the Acquiror...................    A-21
        5.3.   Conditions to Obligations of the Company....................    A-22
ARTICLE 6. TERMINATION AND ABANDONMENT.....................................    A-22
        6.1.   Termination.................................................    A-22
        6.2.   Effect of Termination.......................................    A-23
ARTICLE 7. MISCELLANEOUS...................................................    A-25
        7.1.   Amendment and Modification..................................    A-25
        7.2.   Waiver......................................................    A-25
        7.3.   Notices.....................................................    A-25
        7.4.   Assignment..................................................    A-26
        7.5.   Governing Law...............................................    A-26
        7.6.   Counterparts................................................    A-26
        7.7.   Knowledge...................................................    A-26
        7.8.   Interpretation..............................................    A-26
        7.9.   Publicity...................................................    A-26
        7.10.  Entire Agreement............................................    A-26

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of January 31, 2000, by and between THE KING MANAGEMENT CORPORATION, a Minnesota corporation (the "Acquiror"), and SUNRISE INTERNATIONAL LEASING CORPORATION, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Acquiror and the Company have both approved and adopted this Agreement and the transactions contemplated hereby, including the merger of the Company with and into the Acquiror (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company (the "Company Board"), based upon the recommendation of a special committee of independent directors of the Company Board (the "Special Committee"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the Company's stockholders (other than the Acquiror);

     WHEREAS, certain persons and entities affiliated with the Acquiror have entered into an Agreement to Facilitate the Merger (the "Agreement to Facilitate") pursuant to which they have agreed, among other things, to vote all of their shares of Company stock in favor of the Merger;

     WHEREAS, pursuant to the Agreement to Facilitate, between the date of this Agreement and prior to the Effective Time of the Merger, the shareholders of the Acquiror will contribute all of the outstanding shares of common stock of the Acquiror to a newly-formed Minnesota corporation (the "Parent"), which will thereafter own all of the outstanding shares of common stock of the Acquiror;

     WHEREAS, also pursuant to the Agreement to Facilitate, between the date of this Agreement and prior to the Effective Time of the Merger, the shareholders of the Acquiror will contribute all of their shares of Company stock to the Parent, which will thereafter contribute these shares of Company stock to the Acquiror; and

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1.
             THE MERGER; CANCELLATION AND CONVERSION OF SECURITIES

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("DGCL") and the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time (as defined in Section 1.3 hereof), the Company will merge with and into the Acquiror. As a result of the Merger, the separate corporate existence of the Company will cease and the Acquiror will continue as the surviving corporation (the "Surviving Corporation") in accordance with the DGCL and the MBCA.

     1.2. The Closing. Unless this Agreement will have been terminated and the transactions herein contemplated will have been abandoned pursuant to Section
6.1 hereof and subject to the satisfaction or waiver of the conditions set forth in Article 5, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the day the Merger is approved by the stockholders of the Company at the Stockholders Meeting (as defined in Section 4.2 hereof), or as soon thereafter as all conditions to the Closing have been satisfied or waived, or on such other date and/or at such other time as the Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing will take place at the offices of Oppenheimer Wolff & Donnelly LLP, Plaza VII Building, 45 South Seventh Street, Minneapolis, Minnesota 55402, or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

     1.3. Effective Time. At the Closing, the Company and the Acquiror will file, or cause to be filed, with the Secretaries of State of the States of Delaware and Minnesota a certificate or articles of merger or other appropriate documents (in any such case, the "Certificates of Merger"), substantially in the form set forth in Exhibit A attached hereto, and executed in accordance with, the relevant provisions of the DGCL and the MBCA. The parties will take such other and further actions as may be required by law to make the Merger effective. The Merger will become effective at the time of such filing or, if agreed to by the Acquiror and the Company, at such later time or date as is set forth in the Certificates of Merger (the date and time the Merger becomes effective being herein referred to as the "Effective Time").

     1.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Acquiror will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Acquiror will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.5. Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Acquiror, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the provisions of such Articles of Incorporation.

     1.6. Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of the Acquiror, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the provisions of the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.7. Directors and Officers of the Surviving Corporation. The directors and officers of the Acquiror immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors are elected or appointed and qualified.

     1.8. Cancellation and Conversion of Securities. At the Effective Time, automatically by virtue of the Merger and without any further action on the part of the Company, the Acquiror, the Surviving Corporation or any holder of any of the following securities:

          (a) Each share of the Company's common stock, par value $.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock cancelled pursuant to Section 1.8(b) and Dissenting Shares (as defined in Section 1.9 hereof)) will be cancelled, retired and converted into and become a right to receive from the Acquiror $5.25 in net cash per share, without any interest thereon and less any required withholding taxes (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 1.10.

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in treasury of the Company or is then owned beneficially or of record by the Acquiror or any direct or indirect subsidiary of the Acquiror or the Company, will be cancelled and retired without payment of any consideration therefor and without any conversion thereof.

          (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) will be cancelled and retired without payment of any consideration therefor and without any conversion thereof.

     1.9. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a stockholder who has not voted in favor of the Merger and has properly exercised and perfected such holder's demand for appraisal rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") and as of the Effective Time has neither effectively withdrawn nor lost such holder's right to such appraisal will not be converted into the right to receive the Merger Consideration, but will become entitled to the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who fails to perfect or who effectively withdraws or loses such rights of appraisal under the DGCL will forfeit the right to appraisal of such shares, and such shares of Company Common Stock will no longer be Dissenting Shares and will be deemed to have been converted into the right to receive, at the Effective Time, the Merger Consideration set forth in Section 1.8(a) hereof. The Company will give the Acquiror (i) prompt written notice of any demands for appraisal, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     1.10. Surrender of Securities; Funding of Payments; Stock Transfer Books.

          (a) Prior to the Effective Time, the Acquiror will appoint the Company's stock transfer agent, or such other bank or trust company as the Acquiror may choose to appoint, to act as paying agent (the "Paying Agent"), for the purpose of exchanging certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") for the Merger

     Consideration. When and as needed, the Surviving Corporation will make available to the Paying Agent sufficient funds to make the payments pursuant to Section 1.8 hereof to holders of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Exchange Fund"), and to make the appropriate cash payments, if any, to holders of Dissenting Shares. The Paying Agent will invest the Exchange Fund as the Acquiror directs; provided, however, that substantially all such investments will be in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion. The Exchange Fund will not be used for any other purpose, except as provided in this Agreement.

          (b) The Acquiror agrees that, promptly after the Effective Time, the Acquiror will cause the Paying Agent to mail to each holder of record (other than the Company, the Acquiror or any direct or indirect subsidiary of the Acquiror or the Company) of Company Certificates a form letter of transmittal for use in effecting the surrender of the Company Certificates in exchange for payment of the Merger Consideration.

          (c) Upon the surrender to the Paying Agent of each such Company Certificate formerly representing shares of Company Common Stock, together with a duly completed and executed letter of transmittal, the Paying Agent will pay to the holders of such Company Certificates the Merger Consideration for each share of Company Common Stock formerly represented by such Company Certificate, less any amounts required to be held pursuant to applicable tax laws, and the Company Certificate(s) so surrendered will be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it will be a condition to the payment of the Merger Consideration that the Company Certificate(s) so surrendered will be properly endorsed or be otherwise in proper form for transfer and that such transferee will (i) pay to the Paying Agent any transfer or other taxes required, or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

          (d) At the Effective Time, the stock transfer books of the Company will be closed and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they will be cancelled and exchanged as provided in
     Section 1.8 hereof. As of the Effective Time, the holders of Company Certificates representing shares of Company Stock will cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate will, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, without interest and subject to any required withholding of taxes.

          (e) In the event any Company Certificates will have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed

     Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Section 1.10; provided, however, that the Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as the Acquiror may direct as indemnity against any claim that may be made against the Acquiror or the Paying Agent with respect to such Company Certificate alleged to have been lost, stolen or destroyed.

          (f) After the Effective Time, no dividends, interest or other distributions will be paid to the holder of any unsurrendered Company Certificates.

          (g) At any time following six months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. None of the Surviving Corporation, the Acquiror or the Paying Agent will be liable to any holder of a share of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     1.11. Stock Options.

          (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt appropriate resolutions and use its best efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options to purchase Company Common Stock (the "Options") granted under the Company's 1991 Stock Option Plan, as amended (the "Option Plan"). The Company will use its best efforts to ensure that each such Option, whether or not then vested or exercisable, will at the Effective Time no longer be exercisable for the purchase of shares of Company Common Stock. Each holder of an Option which is vested at the Effective Time, however, in cancellation and settlement thereof, shall have the right to receive from the Surviving Corporation a cash payment (less any applicable withholding taxes) in the aggregate amount equal to the product of (i) the number of shares of Company Common Stock into which such Option would have been exercisable at the Effective Time if such Option had not been cancelled and (ii) the excess, if any, of the Merger Consideration over the exercise price per share for the shares of Company Common Stock subject to such Option as expressly stated in the applicable stock option agreement or other agreement, without any interest thereon (the "Option Consideration"). The Company will take such other actions as are necessary to fully advise holders of Options of their rights under this Agreement and the Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 1.11. Prior to the Effective Time, the Acquiror and the Company will establish a procedure to effect the surrender of Options in exchange for the Option Consideration to which the holder of an Option will be entitled under this Section 1.11, and, upon surrender of such Option, the Surviving Corporation will pay to the holder thereof in cash the amount of the Option Consideration, if any, to which such holder will be entitled thereunder. Other than as expressly set forth in this

     Section 1.11, no holder of an Option will have from and after the Effective Time any other rights in respect thereof other than to receive payment for his or her Options equal to the Option Consideration, and the Company will take all necessary actions to terminate effective as of the Effective Time the Company's stock option plans, agreements and similar arrangements.

          (b) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt appropriate resolutions and use its best efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all outstanding stock options to purchase Company Common Stock not granted under the Option Plan (the "Non-Plan Options"). The Company will use its best efforts to ensure that each such Non-Plan Option, whether or not then vested or exercisable, will at the Effective Time no longer be exercisable and will terminate and be cancelled. Other than as expressly set forth in this Section 1.11, no holder of a Non-Plan Option will have from and after the Effective Time any other rights in respect thereof, and the Company will take all necessary actions to terminate effective as of the Effective Time the Company's stock option agreements and similar arrangements with respect to the Non-Plan Options.

                                   ARTICLE 2.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule referred to in Section 2.1 hereof, the Company represents and warrants to the Acquiror as of the date hereof as follows:

     2.1. Disclosure Schedule. The Company has heretofore delivered to the Acquiror a disclosure schedule (the "Disclosure Schedule") which is divided into sections which correspond to the sections of this Article 2. The Disclosure
Schedule is true, accurate and complete in all material respects. Any item, information or facts set forth in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation and warranty unless a reasonable person would not understand the exception taken from the item, information or facts provided; provided, however, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). In addition, any item, information or facts disclosed in one subsection of the Disclosure Schedule will be deemed to be disclosed in all other applicable subsections of the Disclosure Schedule; provided, that such item, information or fact has been initially disclosed in such a manner that a reasonable person could infer that the inclusion of such information in such additional subsection would be warranted.

     2.2. Organization and Qualification. To the Company's knowledge, the Company and each subsidiary of the Company (referred to herein as a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. To the Company's knowledge, the Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect (as defined below). "Company Material Adverse Effect" means any effect, change or event that, individually or in the aggregate with all similar effects, changes or events, is or would be material and adverse: (i) either before or immediately after the Effective Time, to the business, properties, liabilities, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole; (ii) to the ability of the Acquiror or the Surviving Corporation to conduct such business, as presently conducted, immediately following the Effective Time; or (iii) to the Company's ability to perform any of its obligations under this Agreement or which threatens or is or would reasonably be expected to impede the Company's ability to consummate the Merger. The Company has heretofore delivered to the Acquiror complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company and each Subsidiary, as currently in effect. Except to the extent specifically disclosed on the Disclosure Schedule, or any entity in which the Company owns, directly or indirectly, an equity interest of less than 1% of the fair market value of such entity's outstanding equity securities, to the Company's knowledge, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture or other business association or entity.

     2.3. Authorization and Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, the requisite corporate power and authority to consummate the transactions contemplated hereby and to file and distribute the Proxy Statement (as defined in Section 4.2 hereof). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board, no other corporate proceedings on the part of the Company (other than stockholder approval) or any Subsidiary are necessary to authorize this Agreement and, subject to obtaining the approval of the Company's stockholders, no other corporate action on the part of the Company or any Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.4. Capitalization. The authorized capital stock of the Company consists of (i) 17,500,000 shares of Company Common Stock, of which 6,636,253 shares are issued and outstanding as of January 24, 2000 and (ii) 2,500,000 shares of undesignated preferred stock, par value $.01 per share, none of which are issued or outstanding. All issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any pledge, security interest, encumbrance, lien, claim or charge of any kind ("Lien"). All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable and have not been issued in violation of and are not currently subject to any preemptive rights. Except as set forth on the Disclosure Schedule, there are not, to the Company's knowledge, any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements or any other agreements of any character to which the Company or any Subsidiary is a party that, directly or indirectly, (i) obligate the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (iii) relate to the voting or control of such capital stock. To the Company's knowledge, the Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants and other rights to acquire Company Common Stock or any other shares of capital stock of the Company, including the name of the holder, the date of grant, acquisition price, expiration date, number of shares, exercisability schedule and, in the case of options, the type of option under the Internal Revenue Code of 1986, as amended. To the Company's knowledge, the Disclosure Schedule also sets forth the contractual restrictions to which any shares of Company Common Stock issued pursuant to the Option Plan or other option arrangements are currently subject and also sets forth the restrictions to which such shares will be subject immediately after the Effective Time, other than as set forth in the Option Plan or stock option agreements thereunder. No consent of holders or participants under the Option Plan or other stock option agreements is required to carry out the provisions of Section 1.11 hereof. All actions, if any, required on the part of the Company under the Option Plan to allow for the treatment of Options as is provided in Section 1.11 hereof, has been, or prior to the Closing will be, validly taken by the Company. All actions, if any, required on the part of the Company to allow for the treatment of Non-Plan Options as is provided in Section 1.11 hereof, has been, or prior to the Closing will be, validly taken by the Company.

     2.5. SEC Filings and Financial Statements. To the Company's knowledge, the Company has filed all forms, reports, registration statements and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings, to the Company's knowledge, (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the fiscal year ended March 31, 1999 (the "Company 1999 Financials"), to the Company's knowledge (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly presented the consolidated financial position of the Company as of the dates thereof and the income, cash flows and changes in stockholders' equity for the periods involved. To the Company's knowledge, the statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified in the applicable statement of operations or notes thereto. The Company has also previously delivered to the Acquiror complete and accurate copies of all statements on Schedule 13D and
Schedule 13G known to the Company to have been filed with the SEC since January 1, 1996, with respect to the capital stock of the Company. Since January 1, 1996, the Company has filed in a timely manner all reports required to be filed by it pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

     2.6. Absence of Undisclosed Liabilities. Except to the extent specifically disclosed on the Disclosure Schedule or otherwise to the Company's knowledge, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would have a Company Material Adverse Effect, except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company as of March 31, 1999 contained in the Company 1999 Financials (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company as of September 30, 1999 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 (the "Company Interim Balance Sheet"), and (b) liabilities or obligations disclosed in this Agreement.

     2.7. Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), (ii) approval by the Company's stockholders, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the MBCA, (iv) compliance with Section 262 of the DGCL regarding appraisal rights, and (v) any items disclosed on the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate any statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority (including without limitation any non-governmental self-regulatory agency) by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent or approval of any federal, state, local or foreign public body or authority (including without limitation any non-governmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Lien (as defined in Section 2.4 hereof) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect and would not have a Company Material Adverse Effect.

     2.8. Compliance with Laws. Except to the extent specifically disclosed on the Disclosure Schedule or otherwise to the Company's knowledge and except for those violations of the law which the officers of the Company should have reasonably been expected to know in the course of discharging their duties as officers of the Company, all activities of the Company and each Subsidiary have been and are currently being, conducted, to the Company's knowledge, in compliance with all applicable federal, state, local and foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders and other similar items of any court or other governmental entity (including without limitation any non-governmental self-regulatory agency), the failure to comply with which could reasonably be expected to have a Company Material Adverse Effect.

     2.9. Litigation. Except to the extent specifically disclosed on the Disclosure Schedule, no investigation or review by any federal, state, local or foreign body or authority (including without limitation any non-governmental self-regulatory agency) with respect to the Company or any Subsidiary, to the Company's knowledge, is pending or threatened, nor has any such body or authority (including without limitation any non-governmental self-regulatory agency) indicated to the Company or any Subsidiary an intention to conduct the same. Except to the extent specifically disclosed on the Disclosure Schedule, there are no claims, actions, suits or proceedings by any private party that, to the Company's knowledge, could reasonably be expected to involve individually an amount in excess of $50,000 or collectively an aggregate amount in excess of $100,000, or by any governmental body or authority (including without limitation any non-governmental self-regulatory agency), against or affecting the Company or any Subsidiary, pending or threatened at law or in equity, or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality and to the Company's knowledge there is no basis for any such investigation, review, claim, action, suit or proceedings.

     2.10. Absence of Material Adverse Changes. Except to the extent specifically disclosed in the Disclosure Schedule, since March 31, 1999 there has not been any (a) change or circumstance with a Company Material Adverse Effect; (b) damage, destruction or loss, whether or not covered by insurance, that could reasonably be expected to have a Company Material Adverse Effect; (c) change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants; or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 2.10.

     2.11. Disclosure Documents. The Proxy Statement and the Schedule 13E-3 (as defined in Section 4.2 hereof) and any amendments or supplements thereto, will comply in all material respects with all applicable laws, regulations and requirements, including the requirements of the Exchange Act. None of the information relating to the Company included or incorporated by reference in (A) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (B) the
Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will, to the Company's knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 2.11, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by the Acquiror or any of its representatives specifically for inclusion or incorporation by reference therein.

     2.12. Merger Filings. The information as to the Company and the Subsidiaries or any of their affiliates or stockholders included in the Company's filing, or submitted to the Acquiror for inclusion in its filing, if any, required to be submitted under the HSR Act will be true, correct and complete in all material respects and will comply in all material respects with the applicable requirements of the HSR Act and the rules and regulations issued by the Federal Trade Commission pursuant thereto.

     2.13. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.14. Company Action. As of the date hereof, the Company Board, based upon the recommendation of the Special Committee, at a meeting thereof duly called and held has (i) approved the Merger and approved and adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company's stockholders (other than the Acquiror), and (iii) resolved to declare advisable and recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company's stockholders.

     2.15. State Takeover Laws. The Company Board has taken all action necessary to exempt the transactions contemplated by this Agreement, including without limitation the Merger, from the operation of any applicable "fair price," "moratorium," "control share acquisition," "business combination" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation.

     2.16. Rights Plan. The Company has not entered into, and the Company Board has not adopted or authorized the adoption of, a stockholder rights plan or similar agreement.

     2.17. Fairness Opinion. As of the date hereof, the Special Committee has received the written opinion of U.S. Bancorp Piper Jaffray Inc., financial advisor to the Special Committee, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the consideration to be received by the holders of shares of Company Common Stock (other than the Acquiror) in the Merger is fair to such holders from a financial point of view. The Special Committee has furnished an accurate and complete copy of such written opinion to the Acquiror.

     2.18. No Finders. Except for the engagement letter between the Company and U.S. Bancorp Piper Jaffray Inc., dated September 15, 1999, a copy of which has been provided to the Acquiror prior to the date of this Agreement, pursuant to which the only fees payable by the Company are $125,000 paid as of the date hereof and $425,000 payable upon the Closing of the Merger, no act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

                                   ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

     The Acquiror represents and warrants to the Company as of the date hereof as follows:

     3.1. Organization and Qualification. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Acquiror is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have an Acquiror Material Adverse Effect (as defined below). "Acquiror Material Adverse Effect" means any effect, change or event that, individually or in the aggregate with all similar effects, changes or events, is or would be material and adverse: (i) either before or immediately after the Effective Time, to the business, properties, liabilities, results of operation or financial condition of the Acquiror and its subsidiaries, considered as a whole, or (ii) to the Acquiror's ability to perform any of its obligations under this Agreement or which threatens or is or would reasonably be expected to impede the Acquiror's ability to consummate the Merger.

     3.2. Authorization and Enforceability. The Acquiror has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquiror and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Acquiror and will be duly and validly authorized and approved by the Parent as the sole shareholder of the Acquiror and no other corporate proceedings on the part of the Acquiror or the Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquiror and constitutes the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3. Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, state securities laws and the HSR Act,
(ii) the filing and recordation of appropriate merger documents as required by the DGCL and the MBCA, and (iii) compliance with Section 262 of the DGCL regarding appraisal rights of the Company's stockholders, the execution and delivery of this Agreement by the Acquiror and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of the Acquiror; (b) violate any statute, rule, regulation, order or decree of any public body or authority (including without limitation any non-governmental self-regulatory agency) by which the Acquiror or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent or approval of any public body or authority (including without limitation any non-governmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Acquiror or its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Acquiror or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not prevent or delay consummation of this Merger or otherwise prevent the Acquiror from performing its obligations under the Agreement and would not have an Acquiror Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent the Acquiror from performing its obligations under this Agreement in any material respect and would not have an Acquiror Material Adverse Effect.

     3.4. Disclosure Documents. None of the information supplied or to be supplied by the Acquiror or its affiliates in writing specifically for inclusion or incorporation by reference in (A) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (B) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.5. Merger Filings. The information as to the Acquiror and the Parent or any of their affiliates or stockholders included in the Acquiror's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act will be true, correct and complete in all material respects and will comply in all material respects with the applicable requirements of the HSR Act and the rules and regulations issued by the Federal Trade Commission pursuant thereto.

     3.6. No Vote Required. No vote of the holders of the outstanding shares of common stock of either the Acquiror or the Parent is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by the Acquiror and the Parent as of the date hereof.

     3.7. Financing. The Acquiror has cash on hand or reasonably expects to receive commitments to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement, including the Merger and satisfy all other costs and expenses arising in connection therewith (the "Financing").

     3.8. No Finders. No act of the Acquiror or the Parent has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein, except for those fees owed to Greene Holcomb & Fisher LLC.

                                   ARTICLE 4.
                                   COVENANTS

     4.1. No Solicitation. Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees, financial advisors, counsel, representatives, agents or affiliates will, directly or indirectly, encourage, solicit, initiate or, except to the extent provided below, participate in any way in discussions or negotiations with, or provide any confidential information regarding the Company or any Subsidiary to, any Third Party (as defined below) concerning or in connection with any tender offer (including a self-tender offer), exchange offer, merger, sale of substantial assets outside the ordinary course of business, sale of securities or similar transactions involving the Company or any Subsidiary or division of the Company (each, an "Acquisition Proposal"); except that nothing contained in this Section 4.1 or in any other provision of this Agreement will prohibit the Company or the Company Board from: (i) taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or (ii) making such disclosure to the Company's stockholders as, in the reasonable judgment of the Company Board with the advice of outside counsel, is required under applicable law. For purposes of this Agreement, "Third Party" will mean any corporation, partnership, person or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than the Acquiror or any affiliate of the Acquiror and their respective directors, officers, employees, representatives and agents. Notwithstanding the foregoing, the Company may furnish confidential information regarding the Company to and enter into discussions or negotiations with any Third Party if and only if: (x) such Third Party, has on an unsolicited basis, submitted a bona fide written Acquisition Proposal; (y) the Company Board determines in good faith, based on, among other things, the legal advice of the Company's outside counsel, that its fiduciary duties require the Company Board to take such action; and (z) the Company and such Third Party enter into a confidentiality agreement with standard terms and provisions. Subject to the provisions of Section 6.1 hereof, the Company may approve, accept and recommend an Acquisition Proposal if and only if: (1) the Company Board determines in good faith, based on, among other things, advice of its legal counsel that its fiduciary duties require the Company Board to take such action; (2) the Company Board determines, after consultation with its financial advisors, that the Acquisition Proposal would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (such Acquisition Proposal satisfying the immediately preceding clauses (1) and (2)) is referred to hereinafter as an "Approved Offer"); (3) the Company promptly notifies the Acquiror of the Company Board's determination that an Acquisition Proposal constitutes an Approved Offer; and (4) the Acquiror does not make, within three (3) business days of the Acquiror's receiving such notice, an offer which the Company Board, after consultation with its financial advisors, determines is superior to such Approved Offer. The Company will promptly notify the Acquiror of the receipt and the terms of any Acquisition Proposal that it may receive, including the identity of the offeror, and will keep the Acquiror reasonably informed of the status of any such Acquisition Proposal. The Company Board acknowledges that the agreements contained in this Section 4.1 are derived from and based upon its opinion that the Merger is fair and in the best interests of the Company and its stockholders (other than the Acquiror). Nothing contained in this Section 4.1 will relieve any party from fulfilling its obligations under Article 6.

     4.2. Stockholders Meeting; Proxy Statement.

          (a) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of adopting this Agreement and the transactions contemplated hereby, including the Merger, by obtaining the Required Company Vote. Subject to the Company Board's fiduciary duties, the Company

     Board, based upon the recommendation of the Special Committee, will declare the advisability of, and recommend to its stockholders the approval and adoption of, this Agreement and the transactions contemplated hereby, including the Merger, will include such recommendation in the Proxy Statement and will take all lawful action to solicit such approval and adoption.

          (b) As soon as reasonably practicable following the date of this Agreement, the Company and the Acquiror will jointly prepare, and the Company will file with the SEC, a proxy statement and a form of proxy in connection with the Stockholders Meeting (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Proxy Statement") and a Rule 13E-3 Transaction Statement (the "Schedule 13E-3"). The Acquiror will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement and the Schedule 13E-3, including without limitation furnishing the Company upon request with any and all information regarding the Acquiror, the Parent or their respective affiliates, the plans of such persons for the Surviving Corporation after the Effective Time, and all other matters and information as may be required to be set forth therein under the Exchange Act. The Company will use reasonable best efforts to respond to the comments of the SEC concerning the Proxy Statement or the Schedule 13E-3 as promptly as practicable and to mail the definitive Proxy Statement to its stockholders as soon as practicable. The Company will pay the filing fees for the Proxy Statement and the Schedule 13E-3. The Acquiror will be given a reasonable opportunity to review and approve all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof. The Company and the Acquiror each agree to correct any information provided by such party for use in the Proxy Statement or the Schedule 13E-3 that becomes false or misleading. The Company will cause the fairness opinion of U.S. Bancorp Piper Jaffray referred to in Section 2.17 to be included as an exhibit to the Proxy Statement and the Schedule 13E-3.

          (c) Each party will notify the other party promptly of (i) the receipt of any notices, comments or other communications from the SEC, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other party with copies of all correspondence between such party or its representatives on the one hand and the SEC or members of its staff on the other hand with respect to the Proxy Statement or the Schedule 13E-3.

          (d) If, at any time prior to the Stockholders Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform the Acquiror. If, at any time prior to the Stockholders Meeting, any event should occur relating to the Acquiror or the Parent or relating to the plans of the Acquiror for the Surviving Corporation after the Effective Time, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the
     Schedule 13E-3, the Acquiror will promptly inform the Company. In any such case, the Company or the Acquiror, as the case may be, with the cooperation of the other party, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders;

     provided that, prior to such filing or mailing, the parties will approve the form and content of such amendment or supplement.

          (e) The Company will cause Norwest Bank Minnesota, N.A., the Company's transfer agent, to make stock transfer records available to the extent reasonably necessary to effectuate the intent of this Agreement.

     4.3. Access to Information. The Company will afford to the Acquiror, and to the Acquiror's accountants, officers, directors, employees, counsel and other representatives, full access, from the date hereof through the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records, and, during such period, the Company will furnish promptly to the Acquiror all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, officers, employees, distributors, customers, suppliers and others having dealings with the Company as the Acquiror may reasonably request.

     4.4. Consents. The Company will, at its cost and expense, use all reasonable best efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. The Acquiror agrees to cooperate with the Company in connection with obtaining such approvals and consents. The Acquiror will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Acquiror to consummate the transactions contemplated hereby. The Company agrees to cooperate with the Acquiror in connection with obtaining such approvals and consents.

     4.5. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, except (i) the Company and the Acquiror will share equally the cost of the filing fees required under the HSR Act; (ii) the Company will pay all costs and expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of stockholder approvals; and (iii) as otherwise provided in Section 6.2.

     4.6. Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary or otherwise), each of the parties hereto agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action.

     4.7. Regulatory Approvals. The Company and the Acquiror will take all reasonable action as may be necessary under federal or state securities laws or the HSR Act applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use all reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies that they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party will give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Notwithstanding the foregoing or anything herein to the contrary, the Acquiror will not be required to make arrangements for or to effect the cessation, sale or other disposition of particular assets or categories of assets or businesses of the Acquiror, the Company, or any of their affiliates.

     4.8. Certain Notifications. From time to time prior to the Effective Time within five days of the end of each calendar month, the Company will provide written notice to the Acquiror of any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate thereby, or (b) would constitute a breach of any covenant contained in this Agreement. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article 2 of this Agreement in order to determine the fulfillment of the conditions set forth in Section 5.2(a) and to determine whether a breach has occurred for purposes of Section 5.2(b) or pursuant to Section 6.1(g) hereof, the Disclosure Schedule delivered by Company in accordance with Section 2.1 will be deemed to include only the information contained therein when delivered in accordance with Section 2.1 and will be deemed to exclude any information contained in any subsequent notifications hereunder.

     4.9. Officers' and Directors' Indemnification. The Surviving Corporation agrees that it will provide to the directors and officers of the Company indemnification to the fullest extent provided by its Articles of Incorporation and Bylaws with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby until the six year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to but which have not been resolved by the sixth anniversary of the Effective Time, until such matters are finally resolved). The Surviving Corporation will obtain and maintain in effect for not less than three years after the Effective Date, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefore a policy or policies of at least the same coverage containing similar terms and conditions so long as no lapse in coverage occurs as a result of such substitution); provided that in no event will Surviving Company be required to expend more than 150% of the current annual premiums paid by the Company for such coverage (the "Maximum Premium"); and provided further that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 4.9 for such aggregate premium, the Surviving Corporation will obtain as much insurance as can be obtained for an annual premium not in excess of the Maximum Premium.

     4.10. Financing. The Acquiror will use its reasonable best efforts (i) to consummate the Financing or such other financing as will be mutually and reasonably satisfactory to the Company and the Acquiror on or before the Closing Date and (ii) to execute and deliver definitive agreements with respect to the Financing or such other financing as will be mutually and reasonably satisfactory to the Company and the Acquiror (the "Definitive Financing Agreements") on or before the Closing Date. The Company will use its reasonable best efforts to assist and cooperate with the Acquiror to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing which are applicable to the Company.

                                   ARTICLE 5.
                               CLOSING CONDITIONS

     5.1. Conditions to Obligations of the Acquiror and the Company. The respective obligations of each party to consummate the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Neither the Acquiror nor the Company are subject to any final order, decree or injunction of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of the Acquiror effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

          (b) The waiting periods applicable to the consummation of the Merger under the HSR Act has expired or terminated.

     5.2. Conditions to Obligations of the Acquiror. The obligation of the Acquiror to consummate the Merger will be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          (a) Each representation and warranty of the Company contained in this Agreement is true and correct on the date hereof and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and would not have, a Company Material Adverse Effect. For purposes of this Section 5.2(a), all representations and warranties contained in Article 2 qualified by Company Material Adverse Effect will not be deemed so qualified.

          (b) The Company has performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing; provided, however, that the obligation of the Acquiror to consummate the Merger will not be subject to the satisfaction of this condition if the reason that the Company has not performed or complied in all material respect with a particular agreement, obligation or condition is the result of the action or inaction by the officers of the Company that constitutes a breach of any such agreement, obligation or condition.

          (c) The Company has obtained all permits, authorizations, consents and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to the Acquiror, and the Acquiror has received evidence reasonably satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

          (d) The funding of the financing under the Definitive Financing Agreements has occurred or the Acquiror will otherwise have immediate access to sufficient funds under any other commitment acceptable to the Acquiror to enable performance of the obligations of the Acquiror under this Agreement.

          (e) Holders of no more than 5% of the outstanding Company Common Stock have exercised appraisal rights.

     5.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          (a) The approval of the stockholders of the Company referred to in
     Section 4.2 hereof has been obtained, in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

          (b) Each representation and warranty of the Acquiror contained in this Agreement is true and correct on the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and would not have, an Acquiror Material Adverse Effect. For purposes of this Section 5.3(b), all representations and warranties contained in Article 3 qualified by Acquiror Material Adverse Effect will not be deemed so qualified.

          (c) The Acquiror has performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by the Acquiror on or prior to the Closing.

                                   ARTICLE 6.
                          TERMINATION AND ABANDONMENT

     6.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

          (a) by mutual written consent duly authorized by the Board of Directors of the Acquiror and the Board of Directors of the Company;

          (b) by either the Acquiror or the Company if the Merger has not been consummated on or before the date that is nine months after the date hereof; provided, however, that the terminating party has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission (the "FTC") or Department of Justice ("DOJ") pursuant to the HSR Act, such date will be extended to the 90th day following acknowledgment by the FTC, or DOJ, as applicable, that the Acquiror and the Company have complied with such request, but in any event not later than six months from the date hereof;

          (c) by either the Acquiror or the Company if a court of competent jurisdiction or an administrative, governmental or regulatory body has issued a final nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either the Acquiror or the Company if, at the Stockholders Meeting, the Required Company Vote is not obtained, except that the right to terminate this Agreement under this Section 6.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the Required Company Vote;

          (e) by the Acquiror if (i) Company has breached its obligations under
     Section 4.1 hereof in any material respect, (ii) the Company Board has recommended, approved, accepted or entered into an agreement (other than a confidentiality agreement) regarding an Acquisition Proposal or an Approved Offer, (iii) the Company Board has withdrawn or modified in a manner adverse to the Acquiror its recommendation of the Merger, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced, and the Company Board, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or
     (v) the Company has failed to mail the Proxy Statement to its stockholders within 10 days after being cleared by the SEC, failed to include in the Proxy Statement the Company Board's recommendation of the Merger or the fairness opinion of Piper Jaffray referred to in Section 2.17 hereof or has postponed or, without having obtained the Required Company Vote, adjourned the Stockholders Meeting (unless such failure to mail, postponement or adjournment, as the case may be, was necessitated by applicable law);

          (f) by the Company if (i) it is not in material breach of its obligations under this Agreement, (ii) the Company Board has approved, accepted or recommended an Approved Offer in accordance with Section 4.1 hereof and (iii) the Company has paid to the Acquiror the fee required by
     Section 6.2 hereof to be paid to the Acquiror in the manner provided therein;

          (g) by the Acquiror if (i) the Acquiror is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties or obligations under this Agreement such that the conditions in Article 5 hereof will not be satisfied, and the breach is not curable or, if curable, is not cured by the Company within 10 calendar days after receipt by the Company of written notice from the Acquiror of such breach;

          (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Acquiror of any of its representations, warranties or obligations under this Agreement such that the conditions in Article 5 hereof will not be satisfied, and the breach is not curable or, if curable, is not cured by the Acquiror within 10 calendar days after receipt by the Acquiror of written notice from the Company of such breach; or

          (i) by the Acquiror, if the holders of more than 5% of the outstanding Company Common Stock exercise appraisal rights.

     6.2. Effect of Termination.

          (a) In recognition of the time, efforts and expenses expended and incurred by the Acquiror with respect to the Company and the opportunity that the acquisition of the Company presents to the Acquiror, if:

             (i) this Agreement is terminated pursuant to Sections 6.1(e)(i),
        (ii) or (iii) above, then the Company will pay to the Acquiror a fee in the amount of One Million Dollars ($1,000,000) (the "Fee"), payable upon such date of termination;

             (ii) this Agreement is terminated pursuant to Section 6.1(e)(iv) above, then the Company will pay to the Acquiror the Fee upon, and only upon: (A) the entering into of an agreement (except for a confidentiality agreement) providing for an Acquisition Proposal or an Approved Offer, or (B) the date a Third Party acquires 50% or more of the Company's outstanding shares of Company Common Stock in a tender or exchange offer, if such agreement is entered into or if such acquisition occurs within 12 months of the termination of this Agreement;

             (iii) this Agreement is terminated pursuant to Section 6.1(e)(v) above, then the Company will pay to the Acquiror the Fee upon, and only upon the entering into of an agreement (except for a confidentiality agreement) providing for an Acquisition Proposal or an Approved Offer, if such agreement is entered into or if such acquisition occurs within 12 months of the termination of this Agreement; or

             (iv) this Agreement is terminated pursuant to Section 6.1(f) above, then the Company will pay to the Acquiror the Fee, payable upon such date of termination.

     The Fee, if payable pursuant to subsections (i), (ii), (iii) or (iv) above, will be paid by wire transfer of immediately available funds to an account designated by the Acquiror for such purpose. The Company acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the Acquiror would not enter into this Agreement. If the Company fails to pay promptly, the Fee due pursuant to this Section 6.2, the Company will also pay to the Acquiror the Acquiror's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid Fee under this section, accruing from its due date, at an interest rate per annum equal to five percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the day of such change in such prime rate.

          (b) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of
     Section 6.1 hereof, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 4.3, 4.5 and 6.2(a) hereof, which sections will survive termination of this Agreement. In the event of the termination of this Agreement pursuant to any paragraph of
     Section 6.1 hereof that is caused by a breach of a party, the party whose breach was the basis for the termination will not be relieved from any liability for its breach or its obligations pursuant to this Section 6.2, and the other party will have no further obligations under this Agreement except as provided in Sections 4.2 and 4.5 and Article 7 hereof.

                                   ARTICLE 7.
                                 MISCELLANEOUS

     7.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.2. Waiver. At any time prior to the Effective Time, any party hereto may
(i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein; provided, however, that, if the Company seeks to make such extension or waiver as provided in (i), (ii) or (iii) above, it must first obtain the approval of the Special Committee. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     7.3. Notices. All notices and other communications hereunder will be in writing and will be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

        (a) if to the Acquiror, to it at:

            5500 Wayzata Boulevard, Suite 750
            Minneapolis, MN 55416
            Attention: Peter J. King

            with a copy (which will not constitute notice) to:

            Oppenheimer Wolff & Donnelly LLP
            Plaza VII Building, Suite 3400
            45 South Seventh Street
            Minneapolis, Minnesota 55402
            Attention: Bruce A. Machmeier, Esq.
            Fax: (612) 607-7100

        (b) If to the Company, to it at:

            Sunrise International Leasing Corporation
            5500 Wayzata Boulevard, Suite 750
            Minneapolis, MN 55416
            Attention: Chief Financial Officer
            Fax: (612) 593-9630

            with a copy to:

            Fredrikson & Byron P.A.
            1100 International Centre
            900 Second Avenue South
            Minneapolis, Minnesota 55402
            Attention: Thomas R. King, Esq.
            Fax: (612) 347-7077

     7.4. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Acquiror may assign its rights and obligations under the Agreement to the Parent, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that Section
4.9 of this Agreement will inure to the benefit of the persons identified therein.

     7.5. Governing Law. This Agreement will be construed in accordance with and governed by the law of the State of Minnesota, except that, insofar as the procedures of the Merger are subject to the law of the State of Delaware because the Company is incorporated in Delaware are concerned, the law of the State of Delaware will apply.

     7.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

     7.7. Knowledge. As used in this Agreement, the term "to the Company's knowledge" or words to similar effect will mean the actual knowledge of the executive officers of the Company.

     7.8. Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

     7.9. Publicity. Upon execution of this Agreement by the Acquiror and the Company, the parties will jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them and neither party will, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other matters with respect to this Agreement, except as required by law or the rules of The Nasdaq Stock Market ("Nasdaq") and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of Nasdaq; and (c) following prior notice to the other party and an opportunity for the other party to discuss with the disclosing party (which notice will include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict the Acquiror's or the Company's communications with their employees or customers in the ordinary course of business.

     7.10. Entire Agreement. This Agreement, including the exhibits and schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          THE KING MANAGEMENT CORPORATION
                                          By        /s/ PETER J. KING
                                            ------------------------------------
                                          Its:      Chief Executive Officer
                                             -----------------------------------

                                          SUNRISE INTERNATIONAL LEASING
                                          CORPORATION
                                          By      /s/ JEFFREY JACOBSEN
                                            ------------------------------------
                                                 Executive Vice President and
                                          Its:      Chief Financial Officer
                                             -----------------------------------

                               AMENDMENT NO. 1 TO


                          AGREEMENT AND PLAN OF MERGER



     THIS AMENDMENT NO. 1 (this "Amendment") dated as of May 25, 2000 to the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 31, 2000 is by and between THE KING MANAGEMENT CORPORATION, a Minnesota corporation (the "Acquiror"), and SUNRISE INTERNATIONAL LEASING CORPORATION, a Delaware corporation (the "Company").



     WHEREAS, the Acquiror and the Company entered into the Merger Agreement on January 31, 2000; and



     WHEREAS, the Company and the Acquiror desire to amend the Merger Agreement to require the proposed Merger to be approved by the affirmative vote of a majority of the outstanding shares of Sunrise common stock held by Sunrise's stockholders (other than the Acquiror and its shareholders, which include Peter
J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King) present and entitled to vote in person or by proxy at the special meeting.



     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto intending to be legally bound hereby, agree as follows:



     1. Section 2.13 of the Merger Agreement shall be amended in its entirety to state as follows:



          2.13 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock held by Sunrise's stockholders (other than the Acquiror and its shareholders, which include Peter J. King and Stephen D. Higgins, as trustee under six trusts established for the benefit of Peter J. King's two sons, Russell S. and William B. King) present and entitled to vote in person or by proxy at the Stockholders' Meeting (as hereinafter defined) (the "Required Company Votes") are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.



     2. Section 4.2(a) of the Merger Agreement shall be amended in its entirety to state as follows:



          (a) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of adopting this Agreement and the transactions contemplated hereby, including the Merger, by obtaining the Required Company Votes. Subject to the Company Board's fiduciary duties, the Company Board, based upon the recommendation of the Special Committee, will declare the advisability of, and recommend to its stockholders the approval and adoption of, this Agreement and the transactions contemplated hereby, including the Merger, will include such recommendation in the Proxy Statement and will take all lawful action to solicit such approval and adoption.

     3. Section 6.1(d) of the Merger Agreement shall be amended in its entirety to state as follows:



          (d) by either the Acquiror or the Company if, at the Stockholders Meeting, the Required Company Votes are not obtained, except that the right to terminate this Agreement under this Section 6.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the Required Company Votes;



     4. Section 6.1(e) of the Merger Agreement shall be amended in its entirety to state as follows:



          (e) by the Acquiror if (i) Company has breached its obligations under
     Section 4.1 hereof in any material respect, (ii) the Company Board has recommended, approved, accepted or entered into an agreement (other than a confidentiality agreement) regarding an Acquisition Proposal or an Approved Offer, (iii) the Company Board has withdrawn or modified in a manner adverse to the Acquiror its recommendation of the Merger, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced, and the Company Board, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or
     (v) the Company has failed to mail the Proxy Statement to its stockholders within 10 days after being cleared by the SEC, failed to include in the Proxy Statement the Company Board's recommendation of the Merger or the fairness opinion of Piper Jaffray referred to in Section 2.17 hereof or has postponed or, without having obtained the Required Company Votes, adjourned the Stockholders Meeting (unless such failure to mail, postponement or adjournment, as the case may be, was necessitated by applicable law);



     5. Except as amended hereby the Merger Agreement shall continue in full force and effect.



     6. All references in the Merger Agreement to "this Agreement" or words of like import shall be deemed to mean the Merger Agreement as amended hereby.



     7. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.



                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.



                                          THE KING MANAGEMENT CORPORATION


                                          By        /s/ PETER J. KING

                                            ------------------------------------

                                          Its:      Chief Executive Officer

                                             -----------------------------------


                                          SUNRISE INTERNATIONAL LEASING
                                          CORPORATION


                                          By      /s/ JEFFREY JACOBSEN

                                            ------------------------------------

                                                 Executive Vice President and


                                          Its:      Chief Financial Officer

                                             -----------------------------------

                                                                      APPENDIX B

                         AGREEMENT TO FACILITATE MERGER

     THIS AGREEMENT TO FACILITATE MERGER (this "Agreement") is dated as of January 31, 2000, by and among THE KING MANAGEMENT CORPORATION, a Minnesota corporation ("King Management"), PETER J. KING ("King"), STEPHEN D. HIGGINS ("Higgins"), as trustee under each of the WILLIAM B. KING STOCK TRUST UA DATED NOVEMBER 21, 1989 FOR THE BENEFIT OF WILLIAM B. KING (the "WBK Trust") and the RUSSELL S. KING STOCK TRUST UA DATED NOVEMBER 11, 1989 FOR THE BENEFIT OF RUSSELL S. KING (the "RSK Trust") (King Management, King, Higgins, the WBK Trust and the RSK Trust are collectively referred to as the "Sunrise Shareholders" and each individually as a "Sunrise Shareholder"), and STEPHEN D. HIGGINS, as sole trustee under each of the SEPARATE TRUST FOR THE BENEFIT OF WILLIAM B. KING UA DATED APRIL 28, 1995 (the "WBK Separate Trust"), the SEPARATE TRUST FOR THE BENEFIT OF RUSSELL S. KING UA DATED APRIL 28, 1995 (the "RSK Separate Trust"), the GST TRUST FOR THE BENEFIT OF WILLIAM B. KING UA DATED APRIL 28, 1995 (the "WBK GST Trust") and the GST TRUST FOR THE BENEFIT OF RUSSELL S. KING UA DATED APRIL 28, 1995 (the "RSK GST Trust") (the Sunrise Shareholders and the WBK Separate Trust, the RSK Separate Trust, the WBK GST Trust and the RSK GST Trust are collectively referred to as the "Shareholders"and each individually as a "Shareholder").

     A. The Sunrise Shareholders are the legal or beneficial owners of approximately 3,802,126 shares, representing approximately 57.3%, of the common stock, par value $.01 per share ("Sunrise Common Stock"), of Sunrise International Leasing Corporation, a Delaware corporation ("Sunrise"), and options to acquire an aggregate of 916,506 shares of Sunrise Common Stock held by King which are fully exercisable ("Sunrise Options").

     B. King Management and Sunrise intend to enter into an Agreement and Plan of Merger ("Merger Agreement") of even date herewith pursuant to which Sunrise will merge with and into King Management (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, and as a result, at the effective time of the Merger all of the outstanding shares of Sunrise Common Stock held by the shareholders of Sunrise (other than King Management or any of its direct or indirect subsidiaries) will convert into the right to receive $5.25 per share.

     C. Prior to the Effective Time of the Merger, the Shareholders desire to reorganize their common stock ownership of Sunrise and King Management pursuant to the terms and subject to the conditions set forth in this Agreement in order to (i) create a new holding company that would hold all of the outstanding common stock of King Management, and (ii) in the case of all of the Sunrise Shareholders (other than King Management) eliminate their Sunrise Common Stock ownership and options to acquire shares of Sunrise Common Stock (the "Reorganization").

     D. It is understood and acknowledged by the Shareholders that the execution of the Merger Agreement by Sunrise and King Management is being done in reliance, in part, upon the prior or contemporaneous execution and delivery of this Agreement, that both Sunrise and King Management will incur substantial expenses proceeding towards consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of the Shareholders set forth herein.

     E. Capitalized terms used herein and not defined will have the meanings ascribed thereto in the Merger Agreement.

     In consideration of the foregoing, and in order to induce King Management to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Reorganization. Between the date hereof and the Effective Time of the Merger (the "Reorganization Period"), each Shareholder agrees to perform, or to take any and all actions necessary to ensure the performance of, all of the actions set forth in this Section 1 in order to accomplish the Reorganization; provided, however, that if the Merger Agreement terminates in accordance with its terms prior to the completion of the actions set forth in this Section 1, the Shareholders will have no further obligation to comply with this Section 1 and all actions taken by any of the Shareholders prior to such termination will be null and void or will be reversed to the extent reasonably practicable and necessary:

          (a) Formation of the Parent. The Shareholders will cause to be formed a new Minnesota corporation (the "Parent"). The Parent will initially have 1,000,000 common shares authorized ("Parent Common Stock").

          (b) Contribution of King Management Shares to the Parent. Following the completion of the formation of the Parent, the Shareholders (other than King Management) will contribute all of their outstanding shares of common stock of King Management (the "KM Common Stock") owned by such Shareholders to the Parent in exchange for an equal number of shares of Parent Common Stock. As a result of this exchange, the Parent will be owned by the Shareholders (other than King Management) in proportion to their respective ownership in King Management and all of the outstanding shares of common stock of King Management will be owned one hundred percent (100%) by the Parent, such that King Management will become a wholly-owned subsidiary of the Parent.

          (c) Contribution of Sunrise Shares to King Management. Simultaneously with the completion of the formation of the Parent and the contribution of KM Common Stock thereto, the Sunrise Shareholders (other than King Management) will contribute all of their outstanding shares of Sunrise Common Stock owned by such Sunrise Shareholders to the Parent in exchange for shares of Parent Common Stock. The number of shares of Parent Common Stock issued to such Sunrise Shareholders in exchange for their respective contributions of shares of Sunrise Common Stock will be based on the relative values of the shares of Sunrise Common Stock and Parent Common Stock at that time, as determined in good faith by the Board of Directors of the Parent. Thereafter, the Parent will contribute all of the shares of Sunrise Common Stock received from such Sunrise Shareholders to King Management.

          (d) Sunrise Options. Any outstanding vested options to purchase shares of Sunrise Common Stock granted under the Sunrise 1991 Stock Option Plan (the "Option Plan") and held by any of the Sunrise Shareholders at the Effective Time of the Merger will be cancelled upon the Effective Time of the Merger as provided in the Merger Agreement, and such Sunrise Shareholders will be entitled to receive, in cancellation and settlement thereof, the Option Consideration pursuant to the terms of the Merger Agreement. Any outstanding vested options to purchase shares of Sunrise Common Stock that were not granted under the Option Plan (the "Non-Plan Options") and are held by any of the Sunrise Shareholders at the Effective Time of the Merger will be cancelled upon the Effective Time of the Merger as provided in the Merger Agreement, and such Sunrise Shareholders will be entitled to receive, in cancellation and settlement thereof, options to purchase shares of Parent Common Stock (the "Parent Options") under the same terms and conditions as the Non-Plan Options. The number of shares of Parent Common Stock and the exercise price per share for each Parent Option will be determined based on the relative values of the shares of Sunrise Common Stock and Parent Common Stock at the Effective Time of the Merger, as determined in good faith by the Board of Directors of the Parent.

          (e) No Right to Receive Merger Consideration. As a result of the actions performed pursuant to Sections 1(c) and (d) above, the Sunrise Shareholders at the Effective Time of the Merger will have no share ownership, or right to receive any shares of capital stock, of Sunrise, and will therefore have no right to receive any Merger Consideration paid pursuant to the terms of the Merger Agreement.

          (f) Appointment of Proxy. The Shareholders hereby irrevocably appoint Peter J. King, during the Reorganization Period, as proxy for and on behalf of the Shareholders to perform the matters in the manner contemplated by this Section 1.

     2. Vote in Favor of Merger. During the period commencing on the date hereof and terminating upon the earlier of the Effective Time of the Merger and the termination of the Merger Agreement in accordance with its terms, each Sunrise Shareholder, in his, her or its capacity as a shareholder of Sunrise or as a representative with the authority to vote shares of Sunrise Common Stock, agrees to vote (or cause to be voted) (a) all shares of Sunrise Common Stock presently owned by such Sunrise Shareholder or for which such Sunrise Shareholder has voting power, (b) all shares of Sunrise Common Stock issued upon the exercise of Sunrise Options from and after the date of this Agreement, and (c) all shares of Sunrise Common Stock with respect to which such Sunrise Shareholder acquires ownership or voting power (whether by purchase or otherwise) from and after the date of this Agreement, at any meeting of the shareholders of the Sunrise (or any adjournment thereof), and in any action by written consent of the shareholders of Sunrise, (i) in favor of the approval, consent, and ratification of the Merger Agreement, the Merger and the transactions contemplated thereby, and (ii) against any Acquisition Proposal, any amendment of the Sunrise's Certificate of Incorporation or Bylaws or other proposal or transaction involving Sunrise which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and any action that would result in any breach of a representation, warranty covenant or agreement of the Sunrise Shareholders or Sunrise under the Merger Agreement. To the extent inconsistent with the foregoing provisions of this Section 2, each Sunrise Shareholder hereby revokes any and all prior powers of attorney, proxies and consents given by such Sunrise Shareholder with respect to any shares of Sunrise Common Stock that such Sunrise Shareholder owns or has the right to vote. Nothing in this Agreement will be deemed to restrict or limit each Sunrise Shareholder's right to act in his, her or its capacity as an officer or director of Sunrise consistent with his, her or its fiduciary obligations in such capacity as permitted under the Merger Agreement.

     3. Appraisal Rights. In connection with the Merger, to the extent permitted by law, each Sunrise Shareholder agrees to waive and not exercise any rights to appraisal such

Sunrise Shareholder may have with respect to any shares of Sunrise Common Stock owned (of record or beneficially) by the Sunrise Shareholder pursuant to Section 262 of the Delaware General Corporation Law.

     4. No Sale of Sunrise or KM Common Stock. Except as otherwise provided in
Section 1 of this Agreement, during the period commencing on the date hereof and terminating upon the earlier of the Effective Time of the Merger or the termination of the Merger Agreement in accordance with its terms, each Shareholder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Sunrise Common Stock (including any shares of Sunrise Common Stock issued upon the exercise of Sunrise Options) or KM Common Stock, deposit any Sunrise Common Stock (including any shares of Sunrise Common Stock issued upon the exercise of Sunrise Options) or KM Common Stock into a voting trust or enter into any voting agreement or arrangement with respect thereto, or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment transfer or other disposition of Sunrise Common Stock (including any shares of Sunrise Common Stock issued upon the exercise of Sunrise Options) or KM Common Stock, without first making any such transferee, assignee or pledgee fully aware of the obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with the terms hereof.

     5. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to each other that such Shareholder has the legal capacity to enter into and perform all of such Shareholder's obligations under this Agreement without the consent or approval of any other person. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has the full power and authority to enter into and perform such agreement. Each Shareholder is the sole, true, lawful and beneficial or record owner of the number of Sunrise Common Stock and Sunrise Options, as applicable, set forth next to such Shareholder's name on the signature page hereof and there are no restrictions on such Shareholder's voting rights or rights to disposition pertaining thereto. None of the Shareholders' shares of Sunrise Common Stock (including any shares of Sunrise Common Stock issued upon the exercise of Sunrise Options) or KM Common Stock are subject to any voting trust or other agreement (other than this Agreement, the Voting Trust Agreement dated as of May 27, 1998 among the Sunrise Shareholders and the Voting Trust Agreement dated as of March 1, 1996 among the Shareholders) or arrangement with respect to the voting of such shares. The execution, delivery, and performance of this Agreement by each Shareholder will not violate any other agreement to which such Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement, or voting trust. This Agreement has been duly executed and delivered by each Shareholder and constitutes a legal, valid, and binding agreement of such Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect.

     6. Miscellaneous.

          (a) Successors and Assigns; Benefit. This Agreement will be binding upon any permitted purchasers, donees, pledgees, and other transferees of Sunrise Common Stock legally or beneficially owned by Shareholder. Nothing in this Agreement, expressed or implied, will be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein, except that Sunrise will be a third-party beneficiary of Section 2 of this Agreement.

          (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed according to the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          (c) Enforceability. If any provision of this Agreement will be invalid or unenforceable under applicable law, such provisions will be ineffective only to the extent of such invalidity or unenforceability, without in any way affecting the remaining provisions of this Agreement.

          (d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same document.

          (f) Further Assurances. Consistent with or subject to the fiduciary duty of the Shareholder in his, her or its capacity as a director of Sunrise, each Shareholder will execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

          (g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota (without giving effect to the principles of conflicts of laws thereof) applicable to contracts made and to be performed therein.

          (h) Jurisdiction and Venue. The parties agree that any proceeding relating to this Agreement will be brought in a court of Minnesota. Each of the parties consents to personal jurisdiction in any such action brought in any such Minnesota court, consents to service of process by registered mail made upon such party and such party's agent, and waives any objection to venue in any such Minnesota court or to any claim that any such Minnesota court is an inconvenient forum.

                  [Remainder of page intentionally left blank]

     The Shareholders have caused this Agreement to Facilitate Merger to be executed as of the date and year first above written.

400,818 shares of Sunrise Common Stock      THE KING MANAGEMENT CORPORATION

                                                     By: /s/ PETER J. KING
                                            ----------------------------------------
                                                         Peter J. King
                                                    Chief Executive Officer

517,158 shares of Sunrise Common Stock                 /s/ PETER J. KING
8,361.3762 shares of KM Common Stock        ----------------------------------------
916,506 of Sunrise Options                               Peter J. King

1,621,768 shares of Sunrise Common Stock    THE WILLIAM B. KING STOCK TRUST UA
3,119.7611 shares of KM Common Stock        DATED NOVEMBER 21, 1989 FOR THE BENEFIT
                                            OF WILLIAM B. KING

                                                     /s/ STEPHEN D. HIGGINS
                                            ----------------------------------------
                                                       Stephen D. Higgins
                                                           Co-Trustee

                                                      /s/ WILLIAM B. KING
                                            ----------------------------------------
                                                        William B. King
                                                           Co-Trustee

1,262,382 shares of Sunrise Common Stock    THE RUSSELL S. KING STOCK TRUST UA DATED
3,759.8142 shares of KM Common Stock        NOVEMBER 11, 1989 FOR THE BENEFIT OF
                                            RUSSELL S. KING

                                                     /s/ STEPHEN D. HIGGINS
                                            ----------------------------------------
                                                       Stephen D. Higgins
                                                           Co-Trustee

                                                      /s/ RUSSELL S. KING
                                            ----------------------------------------
                                                        Russell S. King
                                                           Co-Trustee

1,195.01985 shares of KM Common Stock       THE SEPARATE TRUST FOR THE BENEFIT OF
                                            WILLIAM B. KING UA DATED APRIL 28, 1995

                                                     /s/ STEPHEN D. HIGGINS
                                            ----------------------------------------
                                                       Stephen D. Higgins
                                                            Trustee

554.96675 shares of KM Common Stock         THE SEPARATE TRUST FOR THE BENEFIT OF
                                            RUSSELL S. KING UA DATED APRIL 28, 1995

                                                     /s/ STEPHEN D. HIGGINS
                                            ----------------------------------------
                                                       Stephen D. Higgins
                                                            Trustee

136.7839 shares of KM Common Stock          THE GST TRUST FOR THE BENEFIT OF WILLIAM
                                            B. KING UA DATED APRIL 28, 1995

                                                     /s/ STEPHEN D. HIGGINS
                                            ----------------------------------------
                                                       Stephen D. Higgins
                                                            Trustee

136.7839 shares of KM Common Stock          THE GST TRUST FOR THE BENEFIT OF RUSSELL
                                            S. KING UA DATED APRIL 28, 1995

                                                     /s/ STEPHEN D. HIGGINS
                                            ----------------------------------------
                                                       Stephen D. Higgins
                                                            Trustee

17,264.5059 shares of KM Common Stock       VOTING TRUST UA DATED MARCH 1, 1996

                                                       /s/ PETER J. KING
                                            ----------------------------------------
                                                         Peter J. King
                                                      Sole Voting Trustee

3,466,797 shares of Sunrise Common Stock    VOTING TRUST UA DATED MAY 27, 1998

                                                       /s/ PETER J. KING
                                            ----------------------------------------
                                                         Peter J. King
                                                      Sole Voting Trustee

                                                                      APPENDIX C


May 11, 2000


Special Committee of the Board of Directors
Sunrise International Leasing Corporation
550 Wayzata Boulevard, Suite 725
Golden Valley, MN 55416

Members of the Special Committee:


     You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of Sunrise International Leasing Corporation ("Sunrise" or the "Company"), other than The King Management Corporation and its officers, directors and affiliates, of the consideration to be received in connection with a proposed merger (the "Merger") of the Company with and into The King Management Corporation (the "Acquiror"). It is our understanding that the Acquiror and the Company have entered into an Agreement and Plan of Merger dated January 31, 2000 (the "Merger Agreement"), pursuant to which, among other things, each share of Sunrise common stock will be converted into the right to receive $5.25 in cash (the "Merger Consideration") upon consummation of the Merger.



     U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have received certain fees in connection with rendering our Opinion which are not contingent upon the consummation of the Merger. U.S. Bancorp Piper Jaffray will also receive a fee for advising the Special Committee of the Board of Directors in connection with the Merger which is contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services.



     In arriving at our Opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the Merger Agreement, (ii) certain publicly available financial, operating and business information related to the Company,
(iii) certain internal financial information of the Company prepared for financial planning purposes and furnished by the Company's management, (iv) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates, (v) certain valuation and other financial information on selected public companies deemed comparable to the Company, and
(vi) certain publicly available financial and securities data for the Company's common stock. In addition, we had discussions with members of the Company's management concerning the financial condition, current operating results and business outlook for the Company.


     We have, with your consent, relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. With respect to the financial statement data and other internal financial information (including projected financial planning data) provided to

U.S. Bancorp Piper Jaffray in connection with its review of the financial aspects of the proposed Merger, we have relied upon the assurances from the Chief Financial Officer of the Company and his staff that such information has been prepared on a reasonable basis, and, with respect to projected financial planning data, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.


     In arriving at our Opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement. We have not been requested to perform, and have not performed, any appraisals or valuations of any specific assets or liabilities of the Company, and have not been furnished with any such appraisals or valuations. In addition, we express no opinion regarding the liquidation value of any entity.


     This Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion.

     This Opinion is directed to the Special Committee of the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder with respect to the Merger. We were not requested to opine as to, and this Opinion does not address, the basic business decision to proceed with or effect the Merger or to compare the Merger to, or consider, alternative transactions that may have been available to the Company. This Opinion shall not be published or otherwise used, nor shall any public references to us be made, without or prior written approval, except as expressly contemplated in the engagement letter dated September 15, 1999 between the Company and U.S. Bancorp Piper Jaffray.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of Sunrise International Leasing Corporation other than The King Management Corporation and its officers, directors and affiliates is fair to such stockholders from a financial point of view.

Sincerely,

/s/ U.S. Bancorp Piper Jaffray Inc.

U.S. BANCORP PIPER JAFFRAY INC.

January 27, 2000

Special Committee of the Board of Directors
Sunrise International Leasing Corporation
550 Wayzata Boulevard, Suite 725
Golden Valley, MN 55416

Members of the Special Committee:

     You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of Sunrise International Leasing Corporation ("Sunrise" or the "Company"), other than The King Management Corporation and its officers, directors and affiliates, of the consideration to be received in connection with a proposed merger (the "Merger") of the Company with and into The King Management Corporation (the "Acquiror"). It is our understanding that the Acquiror and the Company will enter into an Agreement and Plan of Merger (the "Merger Agreement") to be dated on or about January 31, 2000, pursuant to which, among other things, each share of Sunrise common stock will be converted into the right to receive $5.25 in cash (the "Merger Consideration") upon consummation of the Merger.

     U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering this Opinion which is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services.

     In arriving at our Opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft of the Merger Agreement dated January 24, 2000, (ii) certain publicly available financial, operating and business information related to the Company, (iii) certain internal financial information of the Company prepared for financial planning purposes and furnished by the Company's management, (iv) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates, (v) certain valuation and other financial information on selected public companies deemed comparable to the Company, and (vi) certain publicly available financial and securities data for the Company's common stock. In addition, we had discussions with members of the Company's management concerning the financial condition, current operating results and business outlook for the Company.

     We have, with your consent, relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. With respect to the financial statement data and other internal financial information (including projected financial planning data) provided to U.S. Bancorp Piper Jaffray in connection with its review of the financial aspects of the proposed Merger, we have relied upon the assurances from the Chief Financial Officer of the Company and his staff that such information has been prepared on a reasonable basis, and, with respect to projected financial planning data, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

     In arriving at our Opinion, we have assumed that the Merger will be consummated on the terms described in the draft of the Merger Agreement dated January 24, 2000. We were advised by Tom King, a member of the Special Committee of the Board of Directors, that Section 1.11 of the Merger Agreement dealing with the treatment of stock options has been revised to make it clear that only vested options would receive the spread between the per share Merger Consideration and the exercise price of such options. We have not been requested to perform, and have not performed, any appraisals or valuations of any specific assets or liabilities of the Company, and have not been furnished with any such appraisals or valuations. In addition, we express no opinion regarding the liquidation value of any entity.

     This Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion.

     This Opinion is directed to the Special Committee of the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder with respect to the Merger. We were not requested to opine as to, and this Opinion does not address, the basic business decision to proceed with or effect the Merger or to compare the Merger to, or consider, alternative transactions that may have been available to the Company. This Opinion shall not be published or otherwise used, nor shall any public references to us be made, without or prior written approval, except as expressly contemplated in the engagement letter dated September 15, 1999 between the Company and U.S. Bancorp Piper Jaffray.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of Sunrise International Leasing Corporation other than The King Management Corporation and its officers, directors and affiliates is fair to such stockholders from a financial point of view.

Sincerely,

/s/ U.S. Bancorp Piper Jaffray Inc.

U.S. BANCORP PIPER JAFFRAY INC.

                                                                      APPENDIX D

Section 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                   SUNRISE INTERNATIONAL LEASING CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS

                            WEDNESDAY, JUNE 28, 2000


                                   10:00 A.M.


    Sunrise International Leasing Corporation

    5500 Wayzata Boulevard, Suite 725

    Golden Valley, Minnesota 55416                                  PROXY
    ---------------------------------------------------------------------


    This proxy is solicited by the Board of Directors for use at the Special Meeting on June 28, 2000.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

    If no direction is made, the proxy will be voted "FOR" the proposal set forth in Item 1 on the reverse side.

    IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                    See reverse for voting instructions.

              The Board of Directors Recommends a Vote FOR Item 1.



    This Proxy is solicited on behalf of the Board of Directors. The undersigned stockholder hereby appoints Peter J. King and Jeffrey G. Jacobsen, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Sunrise International Leasing Corporation held of record by the undersigned stockholder on May 25, 2000, at the Special Meeting of Stockholders to be held on June 28, 2000 or any adjournment thereof.


      1. Approval of the Agreement and Plan of     [ ]  FOR                    [ ]  AGAINST
      Merger dated as of January 31, 2000
      between Sunrise International Leasing
      Corporation and The King Management
      Corporation, as amended.

      2. In their discretion, the Proxies are
      authorized to vote upon such other
      business as may properly come before the meeting.

      1. Approval of the Agreement and Plan of   [ ]  ABSTAIN
      Merger dated as of January 31, 2000
      between Sunrise International Leasing
      Corporation and The King Management
      Corporation, as amended.
      2. In their discretion, the Proxies are
      authorized to vote upon such other
      business as may properly come before the
      meeting.


    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
    Address Change? Mark Box [ ]
    Indicate changes below:
                           Date: ______________________________ , 2000

                              -------------------------------------------

                              -------------------------------------------

                                 SIGNATURE(S) IN BOX
                                 PLEASE SIGN EXACTLY AS YOUR NAME(S)
                                 APPEAR ON THE REVERSE SIDE OF THIS
                                 PROXY. IF HELD IN JOINT TENANCY, ALL
                                 PERSONS MUST SIGN. TRUSTEES,
                                 ADMINISTRATORS, ETC., SHOULD INCLUDE
                                 TITLE AND AUTHORITY. CORPORATIONS SHOULD
                                 PROVIDE FULL NAME OF CORPORATION AND
                                 TITLE OF AUTHORIZED OFFICER SIGNING THE
                                 PROXY.